UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2017 (November 29, 2017)

WILLSCOT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37552	82-3430194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 S. Bond Street, #600

Baltimore, Maryland 21231

(Address, including zip code, of principal executive offices)

(410) 931-6000

(Registrant’s telephone number, including area code)

Double Eagle Acquisition Corp.

2121 Avenue of the Stars #2300

Los Angeles, California 90067

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to WillScot Corporation and its subsidiaries. All references herein to the “Board” refer to the board of directors of the Company.

On November 29, 2017, Double Eagle Acquisition Corp., our predecessor company (“Double Eagle”), consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Stock Purchase Agreement, dated as of August 21, 2017 as amended on September 6, 2017 and November 6, 2017 (the “Stock Purchase Agreement”), by and among Double Eagle, Williams Scotsman Holdings Corp. (the “Holdco Acquiror”), Algeco Scotsman Global S.à r.l., a Luxembourg société à responsabilité limitée (“Algeco Global” and together with its subsidiaries, the “Algeco Group”) and Algeco Scotsman Holdings Kft., a Hungarian limited liability company (“Algeco Holdings” and, together with Algeco Global, the “Sellers”). Double Eagle, through its wholly-owned subsidiary, the Holdco Acquiror, acquired all of the issued and outstanding shares of the common stock of Williams Scotsman International, Inc. (“WSII”) from the Sellers. Under the Stock Purchase Agreement, the Holdco Acquiror purchased WSII for $1.1 billion, of which (A) $1.0215 billion was paid in cash (the “Cash Consideration”), first to repay indebtedness as contemplated by the Stock Purchase Agreement, with the remainder paid directly to the Sellers, on a pro rata basis, with 86.44% to Algeco Holdings and 13.56% to Algeco Global, and (B) the remaining $78.5 million was paid to the Sellers, on a pro rata basis, in the form of (i) shares of common stock, par value $0.0001 per share of the Holdco Acquiror, which shares will be exchangeable for shares of our Class A common stock pursuant to an exchange agreement and (ii) shares of our Class B common stock, par value $0.0001 per share representing a non-economic voting interest the Company (the “Stock Consideration”). Immediately upon completion of the Business Combination and the other transactions contemplated by the Stock Purchase Agreement (collectively, including WSII’s offering of the Notes and its entry into the ABL Facility (as defined herein), the “Transactions”), WSII became our indirect subsidiary.

As noted above, in connection with the Business Combination the Sellers retained a 10% minority interest in the Holdco Acquiror (the “Sellers’ Rollover Interest”), which interest is exchangeable for shares of our Class A common stock, subject to certain anti-dilution protection, and transferable to certain permitted transferees.

Prior to the completion of the Business Combination, Algeco/Scotsman Holding S.à r.l., an affiliate of the Sellers (“A/S Holdings”), undertook an internal restructuring (the “Carve-Out Transaction”) in which it transferred certain assets related to WSII’s historical remote accommodations business from WSII to other entities owned by A/S Holdings. In addition, in conjunction with the Business Combination, Double Eagle changed its name to WillScot Corporation immediately prior to the completion thereof.

Item 1.01.             Entry into a Material Definitive Agreement

ABL Credit Agreement

On November 29, 2017, in connection with the closing of the Business Combination, the Holdco Acquiror, WSII and certain of its subsidiaries entered into an ABL credit agreement that provided for relevant credit facilities in the aggregate principal amount of up to $600 million, consisting of: (i) a senior secured asset-based revolving credit facility in the aggregate principal amount of $530 million (the “US ABL Facility”), available to WSII and certain of its subsidiaries, including Williams Scotsman, Inc. and WillScot Equipment II, LLC, a Delaware limited liability company (collectively, the “US Borrowers”), and (ii) a senior secured asset-based revolving credit facility in the aggregate principal amount of $70 million (the “Canadian ABL Facility,” and together with the US ABL Facility, the “ABL Facility”), available to Williams Scotsman of Canada, Inc. (the “Canadian Borrower,” and together with the US Borrowers, the “Borrowers”). Approximately $190 million of proceeds from the ABL Facility were used to finance a portion of the consideration payable to the Sellers, as well as fees and expenses incurred by WSII and the Holdco Acquiror, in connection with the Business Combination. The ABL Facility matures four and one half years after the closing date of the ABL Facility (the “Closing Date”). Borrowings under the ABL Facility, at the Borrower’s option, bear interest either (1) an adjusted LIBOR or (2) a base rate, in each case plus an applicable margin. The applicable margin is 2.50% with respect to LIBOR borrowings and 1.50% with respect to base rate borrowings. Commencing at the completion of the first full fiscal quarter after the Closing Date, the applicable margin for borrowings under the ABL Facility are subject to one step-down of 0.25% and one step-up of 0.25% based on excess availability levels with respect to the ABL Facility.

The ABL Facility provides borrowing availability in respect of the US ABL Facility and the Canadian ABL Facility equal to the lesser of (i) (a) $530 million and (b) the US Borrowing Base (defined below) (the “US Line Cap”) with respect to the US Borrowers and (ii) (a) $70 million and (b) the Canadian Borrowing Base (defined below) (together with the US Line Cap, the “Line Cap”) with respect to the Canadian Borrower.

The US Borrowing Base is, at any time of determination, an amount (net of reserves) equal to the sum of:

•                  85% of the net book value of the US Borrowers’ eligible accounts receivable, plus

•                  the lesser of (i) 95% of the net book value of the US Borrowers’ eligible rental equipment and (ii) 85% of the net orderly liquidation value of the US Borrowers’ eligible rental equipment, minus

•                  customary reserves.

The Canadian Borrowing Base is, at any time of determination, an amount (net of reserves) equal to the sum of:

•                  85% of the net book value of the Canadian Borrowers’ eligible accounts receivable, plus

•                  the lesser of (i) 95% of the net book value of the Canadian Borrowers’ eligible rental equipment and (ii) 85% of the net orderly liquidation value of the Canadian Borrowers’ eligible rental equipment, plus

•                  portions of the US Borrowing Base that have been allocated to the Canadian Borrowing Base, minus

•                  customary reserves.

The US ABL Facility and Canadian ABL Facility include borrowing capacity available for standby letters of credit of up to $60 million and $30 million, respectively, and for “swingline” loan borrowings of up to $50 million and $25 million, respectively. Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the ABL Facility.

In addition, the ABL Facility provides the Borrowers with the option to increase commitments under the ABL Facility in an aggregate amount not to exceed $300 million plus any voluntary prepayments that are accompanied by permanent commitment reductions under the ABL Facility.

The obligations of the (i) US Borrowers under the US ABL Facility and certain of their obligations under hedging arrangements and cash management arrangements are unconditionally guaranteed by the Holdco Acquiror and each existing and subsequently acquired or organized direct or indirect wholly-owned US organized restricted subsidiary of the Holdco Acquiror (together with the Holdco Acquiror, the “US Guarantors”) and (ii) the Canadian Borrowers under the Canadian ABL Facility are unconditionally guaranteed by the Holdco Acquiror, the US Borrowers, the US Guarantors and each existing and subsequently acquired or organized direct or indirect wholly-owned Canadian organized restricted subsidiary of the Holdco Acquiror (together with the US Guarantors, the “ABL Guarantors”), in each case, other than certain excluded subsidiaries. The ABL Facility is secured by (i) a first priority pledge of the equity interests of the Borrowers and of each direct, wholly-owned restricted subsidiary of any Borrower or any ABL Guarantor and (ii) a first priority security interest in substantially all of the assets of the Borrowers and the ABL Guarantors (subject to customary exceptions), provided that the obligations under the US ABL Facility were not secured by assets of any Canadian Borrower or any Canadian Guarantor.

The ABL Facility requires the Borrowers to maintain a (i) minimum fixed charge coverage ratio of 1.00:1.00 and (ii) maximum total net leverage ratio of 5.50:1.00, in each case, at any time when the excess availability under the ABL Facility is less than the greater of (a) $50 million and (b) 10% of the Line Cap.

The ABL Facility also contains a number of customary negative covenants. Such covenants, among other things, limit or restrict the ability of each of the Borrowers, their restricted subsidiaries, and where applicable, the Holdco Acquiror, to:

•                  incur additional indebtedness, issue disqualified stock and make guarantees;

•                  incur liens on assets;

•                  engage in mergers or consolidations or fundamental changes;

•                  sell assets;

•                  pay dividends and distributions or repurchase capital stock;

•                  make investments, loans and advances, including acquisitions;

•                  amend organizational documents and master lease documents;

•                  enter into certain agreements that would restrict the ability to pay dividends or incur liens on assets;

•                  repay certain junior indebtedness;

•                  enter into sale leaseback; and

•                  change the conduct of its business.

The aforementioned restrictions are subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and certain other conditions and (ii) a number of other traditional exceptions that grant the Borrowers continued flexibility to operate and develop their businesses. The ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default.

The foregoing description of the ABL Facility does not purport to be complete and is qualified in its entirety by the terms and conditions of the ABL Facility, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Indenture

In connection with the closing of the Business Combination, WSII issued $300,000,000 aggregate principal amount of 7.875% senior secured notes due 2022 (the “Notes”) under an indenture dated November 29, 2017 (the “Indenture”), which was entered into by and among WSII, the guarantors named therein (the “Note Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

The Notes will mature on December 15, 2022. At any time and from time to time on and after December 15, 2019, WSII, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount set forth below plus accrued and unpaid interest to but not including the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the 12 month period beginning on December 15 of each of the years set forth below.

Year	Redemption Price
2019	103.938%
2020	101.969%
2021 and thereafter	100.000%

WSII may redeem the Notes at any time before December 15, 2019 at a redemption price equal to 100% of the principal amount thereof, plus a customary make whole premium for the Notes being redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date. At any time prior to December 15, 2019, WSII may redeem up to 40% of the aggregate principal amount of the Notes at a price equal to 107.875% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date with the net proceeds of certain equity offerings. WSII may also redeem up to 10% of the aggregate principal amount of the Notes at any time prior to the second anniversary of the closing date of this offering at a redemption price equal to 103% of the principal amount of the Notes being redeemed during each twelve-month period commencing with the Closing Date, plus accrued and unpaid interest, if any, to but not including the redemption date. If WSII undergoes a change of control or sells certain of its assets, WSII may be required to offer to repurchase the Notes.

The Notes are unconditionally guaranteed by the Note Guarantors. The Company is not a guarantor of the Notes. The Note Guarantors as well as certain of our non-US subsidiaries are guarantors or borrowers under the ABL Facility. To the extent lenders under the ABL Facility release the guarantee of any Note Guarantor, such Note Guarantor will also be released from obligations under the Notes. These guarantees are secured by a second priority security interest in substantially all of the assets of WSII and the Note Guarantors (subject to customary exclusions). The guarantees of the Notes by WillScot Equipment II, LLC, a Delaware limited liability company (“WS Equipment II”) which holds certain of WSII’s assets in the United States, will be subordinated to its obligations under the ABL Facility.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by the terms and conditions of the Indenture and the Form of Note, which are attached hereto as Exhibit 10.2 and 10.3, respectively and are incorporated herein by reference.

Subscription Agreement

On November 29, 2017, in connection with the closing of the Business Combination, the Company and Sapphire Holding S.á.r.l., a Luxembourg société à responsabilité limitée (the “TDR Investor”), entered into a subscription agreement (the “Subscription Agreement”) pursuant to which the TDR Investor purchased 43,568,901 shares of Class A common stock, par value $0.0001 per share, of the Company, at a price of $9.60 per share, for a total purchase price of $418.3 million (the “Private Placement”). The proceeds from the Private Placement were used by the Company, together with other funding to effectuate the transactions contemplated by the Stock Purchase Agreement.

In connection with the Subscription Agreement, each of the Company and the TDR Investor made customary representations. The TDR Investor also agreed that, except for limited exceptions or with the Company’s written consent, it will not transfer any shares acquired pursuant to the Subscription Agreement and beneficially owned by it until the expiration of the six-month period commencing on the Closing Date.

The shares of our common stock issued pursuant to the Subscription Agreement are “restricted securities” under applicable federal securities laws. The shares issued pursuant to the Subscription Agreement are subject to the Registration Rights Agreement discussed below which provides for certain demand, shelf and piggyback registration rights.

The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Subscription Agreement, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Earnout Agreement

On November 29, 2017, in connection with the closing of the Business Combination, Double Eagle Acquisition LLC and Harry E. Sloan (together, the “Founders”) and the TDR Investor entered into an earnout agreement (the “Earnout Agreement”), pursuant to which, on the Closing Date (as defined therein), the 12,425,000 shares of the Company’s Class A common stock held by the Founders were placed in escrow and the 19,500,000 warrants to purchase shares of the Company’s Class A common stock owned by certain Founders were deemed restricted, in each case to be released upon the occurrence of certain triggering events in the amounts and to the parties set forth below.

If, at any time during the period of three years following the Closing Date, the closing price of the shares of the Company (i) exceeds $12.50 per share for 20 out of any 30 consecutive trading days, then 6,212,500 shares will be released from escrow and distributed as follows: (a) if $350 million or more is available in the Double Eagle trust account on the Closing Date, 4,170,833 shares will be released to the Founders and 2,041,667 shares will be released to the TDR Investor and (b) if less than $350 million is available in the Double Eagle trust account on the Closing Date, 3,106,250 shares will be released to the Founders and 3,106,250 shares will be released to the TDR Investor; and (ii) exceeds $15.00 per share for 20 out of any 30 consecutive trading days, an additional 6,212,500 shares will be released from escrow and distributed as follows: (a) if $350 million or more is available in the Double Eagle trust account on the Closing Date, then 4,170,833 shares will be released to the Founders and 2,041,667 shares will be released to the TDR Investor; and (b) if less than $350 million is available in the Double Eagle trust account on the Closing Date, then 3,106,250 shares will be released to the Founders and 3,106,250 shares will be released to the TDR Investor.

If within 12 months after the Closing Date, the Company completes or enters into a material definitive agreement in respect of a Qualifying Acquisition (as defined in the Earnout Agreement) and the escrow account has not yet been reduced by the occurrence of the events in the preceding paragraph, then 4,000,000 shares will be released from escrow and distributed to the Founders upon the closing of such Qualifying Acquisition and the releases contemplated by the preceding paragraph will no longer apply. Such released shares will, however, continue to be subject to the trading restrictions contained in the insider letters executed by the Founders in connection with Double Eagle’s initial public offering. The 12-month period applicable to the completion of such Qualifying Acquisition is subject to extension, at the TDR Investor’s sole option. If at any time following the consummation of such Qualifying Acquisition during the period of three years following the Closing Date, if the closing price of the shares of the Company (i) exceeds $12.50 per share for 20 out of any 30 consecutive trading days, 5,616,667 shares will be released from escrow and distributed as follows: (a) if $350 million or more is available in the Double Eagle trust account on the Closing Date, then 3,744,444 shares will be released to the Founders and 1,872,223 shares will be released to the TDR Investor; and (b) if less than $350 million is available in the Double Eagle trust account on the Closing Date, 1,872,223 shares will be released to the Founders and 3,744,444 shares will be released to the TDR Investor; and (ii) exceeds $15.00 per share for 20 out of any 30 consecutive trading days, then 2,808,333 shares will be released from escrow and distributed as follows: (a) if $350 million or more is available in the Double Eagle trust account on the Closing Date, 1,872,222 shares will be released to the Founders and 936,111 shares will be released to the TDR Investor; and (b) if less than $350 million is available in the Double Eagle trust account on the Closing Date, 936,111 shares will be released to the Founders and 1,872,222 shares will be released to the TDR Investor. The triggering event set forth in clause (i) of this paragraph shall not apply, however, in the event the triggering event in clause (i) of the preceding paragraph has already occurred.

Each of the triggering events set forth in the Earnout Agreement will be independent events and in the event a triggering event occurs prior to the occurrence of a Qualifying Acquisition, the number of shares to be released upon such Qualifying Acquisition will be reduced on a pro rata basis.

Upon the expiration of the three year earnout period, any Founders’ shares remaining in escrow that were not released in accordance with the Earnout Agreement will be transferred to the Company for cancellation. The Founder’s warrants subject to the Earnout Agreement shall be deemed restricted for a period of 12-months from the Closing Date (or such later date as the TDR Investor agrees to in connection with the equity commitment letter). During this period, in the event that the Company consummates a Qualifying Acquisition, such warrants will be treated as follows: (i) if $350 million or more is available in the Double Eagle trust account on the Closing Date, the warrants will be released to the Founders free of all restrictions; and (ii) if less than $350 million is available in the Double Eagle trust account on the Closing Date, one third (1/3) of the warrants will be transferred to the TDR Investor and the Founders will retain ownership of the remaining two thirds (2/3) of the warrants.

The Earnout Agreement will be subject to termination upon: (i) mutual written consent of the parties; (ii) termination of the Stock Purchase Agreement; (iii) the Company being generally unable to pay its debts as they become due; or (iv) the earlier of the expiration of the time periods set forth therein and the depletion of all shares from the escrow account and expiration of the restricted period applicable to the warrants.

The foregoing description of the Earnout Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Earnout Agreement, which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Escrow Agreement

On November 29, 2017, pursuant to the terms and conditions of the Earnout Agreement described above, the Company, the Founders, the TDR Investor and Continental Stock Transfer & Trust Company, as escrow agent, entered into an escrow agreement (the “Escrow Agreement”) that provides for, among other things, restricting the escrow shares in an escrow account until such time as the escrow shares are to be released by the escrow agent to the Founders and/or the TDR Investor, as the case may be, upon the occurrence of the triggering events set forth in the Earnout Agreement. All voting rights and other shareholder rights with respect to the escrow shares shall be suspended until such shares are released from the escrow account.

The Escrow Agreement will terminate on the earlier of the termination of the Earnout Agreement and five calendar days after all the escrow shares have been released.

The foregoing description of the Escrow Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Escrow Agreement, which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Transition Services Agreement

On November 29, 2017, in connection with the closing of the Business Combination, the Company, WSII, the Holdco Acquiror and Algeco Global entered into a transition services agreement (the “Transition Services Agreement”). The purpose of the Transition Services Agreement is to ensure an orderly transition of WSII’s business and effectuate the Carve-Out Transaction. Pursuant to the Transition Services Agreement, each party will provide or cause to be provided (in such capacity, as “provider”) to the other party or its affiliates (in such capacity, as “recipient”) certain services, use of facilities and other assistance on a transitional basis.

The services to be provided pursuant to the Transition Services Agreement include use of office space and information technology, human resources, accounting, insurance, legal, tax, treasury and other services based on a pro-rata basis pass through of rent for office space and a pro-rata pass through of shared services, actual cost, estimated cost of benefits and a 5% mark-up to account for other overhead.

The services will be provided on an as needed and as requested basis on the terms listed on Schedule A of the Transition Services Agreement and will be for the sole use and benefit of the relevant recipient. A provider of services must use commercially reasonable efforts to provide services under the Transition Services Agreement and in causing a third party to perform services. Each provider will provide or cause to be provided to each recipient each service until the expiration of the applicable period set forth on the relevant service schedule or the mutual written agreement of the parties. The parties are required to use commercially reasonable efforts to become independent of the other party with respect to each service and assume responsibility for such services as promptly as practicable following the Closing Date.

Without the prior written consent of Algeco Global, the Company and the Holdco Acquiror will be prohibited from soliciting for employment, offering to hire or hiring, any employee of Algeco Global engaged in providing a service pursuant to the Transition Services Agreement until one year following the end of such employee’s provision of services thereunder.

The Transition Services Agreement will terminate on the last date on which a provider is obligated to provide a service or the mutual written agreement of the parties. Recipients may from time to time terminate the Transition Services Agreement with respect to any service prior to the end of the applicable service period or request a reduction in part of the scope or amount of any service upon providing 30 days’ written notice to a provider. The Transition Services Agreement may also be terminated in whole, but not in part, by a provider in the event that a recipient defaults in payment when due of any service fee and such default continues unremedied for a period of 90 days after receipt of written notice of such default or two defaults in the timely payment of two or more consecutive payments of service fees payable (other than failure to pay in connection with a good faith dispute).

The foregoing description of the Transition Services Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Transition Services Agreement, which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Registration Rights Agreement

On November 29, 2017, in connection with the closing of the Business Combination, the Company, the TDR Investor, A/S Holdings, and certain other parties named on the signature pages thereto, entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), that amends and restates that certain registration rights agreement, dated September 10, 2015 by and among Double Eagle and certain of its initial investors and provides such initial investors, the TDR Investor and A/S Holdings with certain demand, shelf and piggyback registration rights covering all shares of our Class A common stock owned by each holder, until such shares cease to be Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement provides each of the TDR Investor, A/S Holdings and certain of the initial investors (the “Initiating Holders”), the right to request an unlimited number of demands, at any time following the Closing Date and customary shelf registration rights, subject to certain conditions. In addition, the Registration Rights Agreement grants each of the TDR Investor, A/S Holdings and the Initiating Holders, piggyback registration rights with respect to registration statements filed subsequent to the Closing Date. The Company is responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the TDR Investor, A/S Holdings or the Initiating Holders. The registration rights under the Registration Rights Agreement are subject to customary lock-up provisions.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

IP Agreement

On November 29, 2017, in connection with the closing of the Business Combination, WSII, A/S Holdings and the Holdco Acquiror entered into a trademark co-existence agreement (the “IP Agreement”). The IP Agreement provides for, among other things, the terms by which the parties will cooperate to simultaneously use certain trademarks that include the term “SCOTSMAN,” protect the goodwill of such trademarks, avoid customer confusion and ultimately wind down their use of such trademarks.

A/S Holdings, on behalf of itself, the Sellers and their respective subsidiaries, agreed to not, directly or indirectly:

•                  use, copy or otherwise exploit (i) certain of WSII’s trademarks or similar variations or acronyms thereof or (ii) the “SCOTSMAN” mark either alone or in any manner other than in a combination with its own trademarks;

•                  advertise or promote its goods or services in a manner that implies that the goods and services of A/S Holdings, the Sellers or any of their respective subsidiaries are affiliated or connected with our goods and services or the goods and services of the Holdco Acquiror, WSII or their subsidiaries;

•                  challenge any trademarks of WSII, the Holdco Acquiror or their subsidiaries; and

•                  sue, initiate or authorize an action based on WSII’s, the Holdco Acquiror’s or their subsidiaries’ use, licensing, ownership, registration or maintenance of certain trademarks in accordance with the IP Agreement.

WSII and the Holdco Acquiror agreed to not, and will cause their subsidiaries to not, directly or indirectly:

•                  use, copy or otherwise exploit (i) certain trademarks of A/S Holdings, the Sellers and their respective subsidiaries relating to their business, after giving effect to the Carve-Out Transaction or similar variations or acronyms thereof or (ii) the “SCOTSMAN” mark either alone or in any manner other than in a combination with its own trademarks;

•                  advertise or promote their goods or services in a manner that implies they are affiliated or connected with the respective goods and services of A/S Holdings, the Sellers and their respective subsidiaries;

•                  challenge any trademarks of A/S Holdings, the Sellers or their respective subsidiaries; and

•                  sue, initiate or authorize an action based on A/S Holdings’, the Sellers’ or their respective subsidiaries’ use, licensing, ownership, registration or maintenance of certain trademarks in accordance with the IP Agreement.

Pursuant to the IP Agreement, A/S Holdings, the Sellers and their respective subsidiaries will be entitled to (i) for one year after the Closing Date, use all of the stocks of signs, letterheads, labels, office forms, packaging, invoice stock, advertisements and promotional materials, inventory and other documents and materials, and all internet and other electronic content and communications, in each case, existing on the Closing Date that include the term “SCOTSMAN” or certain other trademarks of WSII’s or the Holdco Acquiror’s or their subsidiaries, and (ii) for two years after the Closing Date, display the term “SCOTSMAN” or certain other trademarks of WSII’s or the Holdco Acquiror’s or their subsidiaries on all modular units leased by A/S Holdings, any Seller or any of their respective subsidiaries to any third party in the ordinary course of business if such marks were displayed on such leased units as of the Closing Date. A/S Holdings, on behalf of itself, each Seller and their respective subsidiaries, will agree to remove or obliterate all marks that include the term “SCOTSMAN” and certain other trademarks listed in the IP Agreement on stock and leased units after the expiration of the applicable foregoing periods; and in the case of the aforementioned leased units, within 30 days of the return of any such leased units or, if any such leased units is inaccessible upon the expiration of the two year period, as soon as reasonably practicable. WSII, the Holdco Acquiror and their respective subsidiaries will be entitled to identical rights and obligations with respect to the term “SCOTSMAN” and certain other trademarks of A/S Holdings, the Sellers and their respective subsidiaries.

The foregoing description of the IP Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the IP Agreement, which is attached hereto as Exhibit 10.9 and is incorporated herein by reference.

Holdco Acquiror Shareholders Agreement

On November 29, 2017, in connection with the closing of the Business Combination, the Sellers, the Company and the Holdco Acquiror entered into a shareholders agreement (the “Shareholders Agreement”) in respect of the Sellers’ Rollover Interest and our ownership interests in the Holdco Acquiror. The Shareholders Agreement contains pre-emptive rights to permit the Sellers to avoid dilution and maintain their aggregate percentage ownership of the Holdco Acquiror on a fully diluted basis upon any future issuance of any additional shares of the Holdco Acquiror or the Company for cash. Any future issuances that are not for cash and not offered to other existing shareholders of the Holdco Acquiror on a pre-emptive basis or otherwise (i.e. derivatives issued by the Company, shares issued to a vendor on completion of an acquisition or the issuance of Class B common stock of the Company to the Sellers or a TDR Permitted Transferee(s), as defined below, as the case may be) would not trigger such pre-emptive rights. The Shareholders Agreement also contains customary tag along and drag along provisions and protective provisions for the Sellers, such that so long as the Sellers or a TDR Permitted Transferee(s), as the case may be, own any shares of the Holdco Acquiror common stock, the Holdco Acquiror will not, without the affirmative vote or unanimous written consent of all of the Sellers or TDR Permitted Transferee(s), as the case may be, amend its certificate of incorporation or bylaws or otherwise vary or amend the rights attaching to the Holdco Acquiror common stock, in each case in a manner that would have a materially disproportionate effect on the Sellers as minority shareholders as compared to the other shareholders of the Holdco Acquiror.

The Shareholders Agreement provides that during the one year period following the Closing Date, the Sellers may not transfer their shares of the Holdco Acquiror except to certain permitted transferees, including a TDR Permitted Transferee(s) (as defined below). Immediately following the closing of the Business Combination, Algeco Holdings transferred all of its shares in the Holdco Acquiror to Algeco Global. As noted under the heading “Holdco Acquiror Exchange Agreement” below, the Company has a right of first refusal to purchase the shares of the Holdco Acquiror common stock held by the Sellers or a TDR Permitted Transferee(s), as the case may be, except in the case of transfers to TDR Permitted Transferees or exchanges pursuant to the Exchange Agreement. The Sellers or TDR Permitted Transferee(s), as the case may be, will be entitled to vote that number of shares of the Holdco Acquiror common stock held thereby in all matters submitted for a vote to the holders of Holdco Acquiror common stock, voting together as a single class with holders of Holdco Acquiror common stock. The Shareholders Agreement also contains transfer restrictions regarding the shares of Class B common stock of the Company.

Pursuant to the terms of the Shareholders Agreement, the acquisition of any business similar to that of WSII will be consummated either by the Holdco Acquiror or a wholly-owned subsidiary of the Holdco Acquiror, subject to certain exceptions.

Notwithstanding the foregoing, in the event the board of directors of the Company determines in good faith that such acquisition should be consummated by a wholly-owned subsidiary of the Company that is a parent company of the Holdco Acquiror, which will hold the assets or stock of the target entity upon consummation thereof, because it would be materially adverse to the target entity to consummate the acquisition through the Holdco Acquiror or a wholly-owned subsidiary of the Holdco Acquiror, the Shareholders Agreement will provide that appropriate adjustments will be made to ensure that the Sellers or TDR Permitted Transferee(s), as the case may be, are not disadvantaged by the fact that the assets or stock, as applicable, of the target entity are not held directly by the Holdco Acquiror or a subsidiary thereof.

The foregoing description of the Shareholders Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Shareholders Agreement, which is attached hereto as Exhibit 10.10 and is incorporated herein by reference.

Holdco Acquiror Exchange Agreement

On November 29, 2017, in connection with the closing of the Business Combination, the Sellers, the Company and the Holdco Acquiror entered into an exchange agreement (the “Exchange Agreement”) in respect of the Stock Consideration. Subject at all times to the pre-emptive rights granted to the Sellers or a TDR Permitted Transferee, as the case may be, in the Holdco Acquiror Shareholders Agreement, described above, the Exchange Agreement provides that, among other things, the Holdco Acquiror common stock may be subject to downward adjustment by the issuance of additional shares of Holdco Acquiror common stock to the Company for: (1) subsequent issuances of Class A common stock of the Company, or any securities convertible or exchangeable into Class A common stock of the Company, after the Closing Date, including to the TDR Investor

(excluding (i) the release from escrow of any shares of Class A common stock of the Company, warrants of the Company held by the Founders and restricted under the Earnout Agreement and any shares of Class A common stock of the Company issued upon exercise of such warrants and (ii) any issued and outstanding public warrants or shares of Class A common stock of the Company issued upon exercise of such existing public warrants) and (2) subsequent issuances of Holdco Acquiror common stock to the Company in exchange for additional capital contributions by the Company to the Holdco Acquiror.

The Exchange Agreement provides that at any time within five years after the Closing Date, the TDR Investor has the right, but not the obligation, to exchange all, but not less than all, of its shares of the Holdco Acquiror into newly issued shares of our Class A common stock in a private placement transaction. The aggregate shares of Holdco Acquiror common stock will be converted into that number of our shares of Class A common stock as determined by an exchange ratio to be agreed to, taking into account the average trading price of our common stock over a 20 day trading period on the Nasdaq Stock Market (“Nasdaq”), or the applicable national securities exchange, and the aggregate ownership percentage of the TDR Investor of the issued and outstanding Holdco Acquiror common stock at the time of the exchange, as adjusted to take into account any election by the TDR Investor to exercise certain pre-emptive rights or the dilutive effect of certain other issuances of Holdco Acquiror common stock which do not trigger such pre-emptive rights. Upon such exchange, we will automatically redeem for no consideration all of the shares of our Class B common stock held by the TDR Investor.

The Exchange Agreement further provided that during the one year period following the Closing Date, the Sellers may only transfer their shares of the Holdco Acquiror to a permitted transferee, which includes TDR Capital LLP (“TDR”) or one of its affiliates; provided that, as a condition to such transfer, such transferee (each a “TDR Permitted Transferee”) executes a joinder to each of the Exchange Agreement and the Shareholders Agreement. The Company has a right of first refusal to purchase the shares of Holdco Acquiror common stock held by the Sellers or a TDR Permitted Transferee as the case may be, prior to any sale, transfer or other assignment of such shares to any person other than a TDR Permitted Transferee(s) and excluding the exchange rights described above.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Exchange Agreement, which is attached hereto as Exhibit 10.11 and is incorporated herein by reference.

Indemnification Agreements

On November 29, 2017, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is attached hereto as Exhibit 10.12 and is incorporated herein by reference.

2017 Incentive Award Plan

Double Eagle’s board of directors approved the 2017 Incentive Award Plan (the “Incentive Plan”) on August 21, 2017 and Double Eagle’s shareholders approved the Incentive Plan at the extraordinary general meeting of the shareholders of Double Eagle (the “Extraordinary General Meeting”) held on November 16, 2017.

A description of the Incentive Plan is included in the Proxy Statement/Prospectus for Extraordinary General Meeting of Double Eagle Acquisition Corp. (No. 333-220356), filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2017 (the “Proxy”) by Double Eagle, under the heading “The Incentive Award Plan Proposal” beginning on page 127 and is incorporated herein by reference.

The foregoing description of the Incentive Plan does not purport to be complete and is qualified in its entirety by the full text of the Incentive Plan that is attached hereto as Exhibit 10.13 and is incorporated herein by reference.

Employment Agreement with Bradley L. Soultz

On November 29, 2017, we entered into an employment agreement with Mr. Soultz. The agreement provides for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Soultz’s agreement provides for an annual base salary of $600,000, along with a short term incentive target of 133% of annual salary and a long term incentive annual allocation of $1,000,000, or 125% of the short term incentive target — of 50% time-vested options and 50% restricted stock vesting ratably over four years. Upon the occurrence of an initial public offering, Mr. Soultz is entitled to certain additional benefits including a $1,600,000 one-time grant of 50% time-vested stock options and 50% restricted stock at the closing of such offering. Mr. Soultz’s agreement also includes a 12 month non-competition and non-solicitation provision.

If Mr. Soultz’s employment is terminated other than for cause, he will be entitled to 12 months base salary plus a pro-rata bonus for the year of termination, based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period. If Mr. Soultz’s employment is terminated other than for cause, within the first year of either his initial long term incentive grant of $1,600,000 or his first annual long term incentive grant of $1,000,000, a minimum of 25% of the respective grant will vest. In the event of a change of control, if Mr. Soultz is terminated other than for cause within 12 months of such change of control, he will be entitled to 150% of his base salary, his target annual incentive award and a pro rata portion of his target bonus as well as a continuation of his health insurance for the severance period and vesting of any unvested equity awards.

The foregoing description of the employment agreement with Mr. Soultz does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreement with Mr. Soultz, which is attached hereto as Exhibit 10.14 and is incorporated herein by reference.

Employment Agreement with Timothy D.  Boswell

On November 29, 2017, we entered into an employment agreement with Mr. Boswell. The agreement provides for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Boswell’s agreement provides for an annual base salary of $375,000, along with a short term incentive target of $225,000, or 60% of annual salary and a long term incentive annual allocation of $300,000 — of 50% time-vested options and 50% restricted stock vesting ratably over four years. Upon the occurrence of an initial public offering, Mr. Boswell is entitled to certain additional benefits including a $500,000 one-time grant of 50% time vested stock options and 50% restricted stock at the closing of such offering. Mr. Boswell’s agreement also includes a 12 month non-competition and non-solicitation provision.

If Mr. Boswell’s employment is terminated other than for cause, he will be entitled to 12 months base salary plus a pro rata bonus for the year of termination based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period. If Mr. Boswell’s employment is terminated other than for cause, within the first year of either his initial long term incentive grant of $500,000 or his first annual long term incentive grant of $225,000, a minimum of 25% of the respective grant will vest. In the event of a change of control, if Mr. Boswell is terminated other than for cause within 12 months of such change of control, he will be entitled to his full base salary plus target annual incentive awards, his pro rata target bonus and health insurance continuation for the severance period, along with vesting of any unvested equity awards.

The foregoing description of the employment agreement with Mr. Boswell does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreement with Mr. Boswell, which is attached hereto as Exhibit 10.15 and is incorporated herein by reference.

Employment Letter with Bradley L. Bacon

WSII entered into an employment letter with Mr. Bacon effective as of August 28, 2017. Mr. Bacon’s employment is ‘‘at will,’’ and his employment letter does not include a specific term. Mr. Bacon’s letter provides for an annual base salary of $292,500, along with a short term incentive target of $175,500, or 60% of annual salary and a long term incentive annual allocation of $175,500, or 60% of annual salary. Mr. Bacon also received a $30,000 signing bonus. Upon the commencement of the long term incentive plan, Mr. Bacon will also receive an initial award equal to $175,500, or 60% of annual salary.

If Mr. Bacon’s employment is terminated other than for cause, he is entitled to 12 months’ base salary plus the value of the accrued short term incentive plan for the year of termination based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period.

The foregoing description of the employment letter with Mr. Bacon does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment letter with Mr. Bacon, which is attached hereto as Exhibit 10.16 and is incorporated herein by reference.

Item 2.01.             Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. On November 16, 2017, the Business Combination was approved by the shareholders of Double Eagle at the Extraordinary General Meeting. The Business Combination was completed on November 29, 2017.

Consideration to Double Eagle Shareholders and Warrant Holders in the Business Combination

In connection with the Business Combination, Double Eagle domesticated as a Delaware corporation and was renamed WillScot Corporation. On the effective date of the domestication, Double Eagle’s Class B ordinary shares automatically converted by operation of law, on a one-for-one basis, into Double Eagle’s Class A ordinary shares. Immediately thereafter, the Class A ordinary shares automatically converted by operation of law, on a one-for-one basis, into shares of our Class A common stock in accordance with the terms of our certificate of incorporation. We also issued shares of our Class B common stock to the Sellers in an amount equal to the equity interest in us represented by the Sellers’ Rollover Interest, which are exchangeable for shares of our Class A common stock pursuant to the Exchange Agreement. After the effectiveness of the domestication and before the closing of the Business Combination, each outstanding unit of Double Eagle (each of which consisted of one share of our Class A common stock and one warrant to purchase one-half of one share of our Class A common stock) was separated into its component common stock and warrant and the units were cancelled.

There are currently outstanding an aggregate of 69,500,000 warrants to acquire our Class A ordinary shares, which comprise 19,500,000 private placement warrants held by our initial shareholders and 50,000,000 public warrants. Each of our outstanding warrants is exercisable commencing 30 days following the closing of the Business Combination and, following the domestication, now entitle the holder thereof to purchase one-half of one share of our Class A common stock in accordance with its terms.

Consideration to the Sellers in the Business Combination

As discussed above, in accordance with the terms and subject to the conditions of the Stock Purchase Agreement, upon completion of the Business Combination on November 29, 2017, the Holdco Acquiror purchased from the Sellers all of the issued and outstanding shares of WSII. The total amount payable by the Holdco Acquiror under the Stock Purchase Agreement was $1.1 billion, of which $1.0215 billion was Cash Consideration, first, directly to repay indebtedness of WSII as contemplated by the Stock Purchase Agreement, with the remainder to be paid directly to the Sellers as consideration, on a pro rata basis, and the remaining $78.5 million was paid to the Sellers as Stock Consideration.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the post- combination business. Specifically, forward-looking statements may include statements relating to:

•                  our ability to effectively compete in the modular space and portable storage industry;

•                  effective management of our rental equipment;

•                  our ability to properly design, manufacture, repair and maintain our rental equipment;

•                  operational, economic, political and regulatory risks;

•                  the effect of changes in state building codes on our ability to remarket our buildings;

•                  global or local economic movements;

•                  market conditions and global and economic factors beyond our control;

•                  our ability to effectively manage our credit risk, collect on our accounts receivable, or recover our rental equipment;

•                  our ability to use our net operating loss carryforwards and other tax attributes;

•                  foreign currency exchange rate exposure;

•                  increases in raw material and labor costs;

•                  our reliance on third party manufacturers and suppliers;

•                  risks associated with labor relations, labor costs and labor disruptions;

•                  failure to retain key personnel;

•                  our ability to successfully acquire and integrate new operations;

•                  the effect of impairment charges on our operating results;

•                  our inability to recognize deferred tax assets and tax loss carry forwards;

•                  our estimate of Run-Rate Adjusted EBITDA or our forecasts or other estimates failing to meet our expectations;

•                  our obligations under various laws and regulations;

•                  the effect of litigation, judgments, orders or regulatory proceedings on our business;

•                  unanticipated changes in our tax obligations;

•                  any failure of our management information systems;

•                  natural disasters and other business disruptions;

•                  our exposure to various possible claims and the potential inadequacy of our insurance;

•                  changes in demand within a number of key industry end-markets and geographic regions;

•                  our ability to deploy our units effectively;

•                  our ability to close our unit sales transactions as projected;

•                  any failure by Algeco Global or one of its affiliates to deliver services under the Transition Services Agreement or breach of the covenants in the IP Agreement;

•                  our future operating results fluctuating, failing to match performance or to meet expectations;

•                  our parent company’s ability to fulfill its public company obligations;

•                  our ability to operate as a standalone business, outside of the Algeco Group and potential unforeseen costs or expenses associated therewith;

•                  our ability to meet our debt service requirements and obligations;

•                  risks related to our obligations under the Notes; and

•                  other factors detailed under the section entitled  “Risk Factors.”

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The information presented in the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” below relates to the business and operations of WSII, our indirect subsidiary and the entity purchased in the Business Combination. Until the consummation of the Business Combination on November 29, 2017, the Company was a special purpose acquisition company with no operations of our own. As a result, our ongoing business will be the business of WSII as detailed below. References in this section to “we,” “us,” “our,” “Williams Scotsman,” and the “Company” refer to the business of WSII and its consolidated subsidiaries.

Business

Our Company

Founded more than 60 years ago, Williams Scotsman is a specialty rental services market leader providing modular space and portable storage solutions to diverse end markets across North America. Operating through our branch network of over 90 locations in the United States, Canada and Mexico, our 1,350 employees provide high quality, cost effective modular space and portable storage solutions to a diversified client base of approximately 25,000 customers. Our products include single mobile and sales office units, multi-unit office complexes, classrooms, ground-level and stackable steel-frame office units, other specialty units, and shipping containers for portable storage solutions. These products are delivered “Ready to Work” with our growing offering of value-added products and services (“VAPS”), such as the rental of steps, ramps, furniture packages, damage waivers, and other amenities. These turnkey solutions offer customers flexible, low-cost, and timely solutions to meet their space needs on an outsourced basis, whether short, medium or long-term. Our current modular space and portable storage lease fleet consists of over 34 million square feet of relocatable space, comprised of approximately 75,000 units. In addition to leasing, we offer both new and used units for sale and provide delivery, installation and other ancillary products and services. For the year ended December 31, 2016, the nine months ended September 30, 2017, and the twelve months ended September 30, 2017, Williams Scotsman generated revenues of approximately $428 million, $326 million, and $429 million, respectively. See “Unaudited Pro Forma Condensed Financial Information” contained elsewhere in this Current Report on Form 8-K for more information.

Our business model is primarily focused on leasing modular space and portable storage solutions to our customers. As of and for the year ended December 31, 2016 the business:

•                  generates highly visible recurring revenues from our leasing and services operations which have an average lease duration of 35 months and accounts for 90% of Adjusted Gross Profit;

•                  services a diverse customer base across numerous end-markets with our top-50 customers accounting for 17% of lease revenue and no single customer accounting for more than 4% of lease revenue;

•                  has average monthly leasing and VAPS rates which recoup our average unit investment in approximately 36 months;

•                  deploys units with useful lives extending 20 years and beyond, which retain substantial residual values throughout these periods with proper maintenance;

•                  produces incremental leasing operating margins of more than 70% (i.e. the contribution of an existing unit put on lease and outfitted with VAPS after reductions for cost of leasing, associated commissions); and

•                  generates substantial Operating Free Cash Flow with highly discretionary capital investment opportunities and flexibility to source cash from working capital.

We lease our modular space and portable storage units to customers in diverse end-markets, including commercial and industrial, construction, education, energy and natural resources, government, and other end-markets. To enhance our product and service offerings and our gross profit margin, we offer delivery, installation and removal of our lease units and other VAPS. We believe this comprehensive offering, combined with our industry leading customer service capabilities, differentiates us from other providers of rental and business services and is captured in our “Ready to Work” value proposition. We complement our core leasing business by selling both new and used units, allowing us to leverage our scale, achieve purchasing benefits, and redeploy capital employed in our lease fleet.

We believe that our geographic scale and our end-market diversification increase the stability of our cash flows and provide significant operational advantages, including, the ability to optimize fleet utilization when demand fluctuates, the ability to offer VAPS through our supply chain, purchasing efficiencies and the ability to service large customers with national or multi-region footprints. Our size also allows us to transfer the fleet opportunistically to areas of higher or increasing customer demand to optimize the fleet’s utilization. With operating locations serving every major market in North America, we see additional opportunities to expand and leverage our platform through value-creating acquisitions that leverage our existing infrastructure.

The following charts illustrate the breakdown of our fleet’s net book value between the various modular space product types, portable storage, and VAPS as of September 30, 2017, and our Adjusted Gross Profit breakdown between our core leasing and services business and our sales business, a breakdown of customer concentration, as well as our revenue mix by end-market, each for the year ended December 31, 2016. For additional information about Adjusted Gross Profit, see the section entitled “Reconciliation of Non-GAAP Financial Measures”.

Fleet Breakdown by Net Book Value	Adjusted Gross Profit Breakdown

Net Book Value: $833 million	Total Adjusted Gross Profit: $238 million

Customer Diversification	Revenue Mix by End Market

Industry Overview

Our business primarily operates within the modular space and portable storage markets, however our services span across a variety of related sectors, including furniture rental, transportation and logistics, facilities services, and commercial real estate.

Modular Space Market

Modular space units are non-residential structures designed to meet federal, provincial, state and local building codes and, in most cases, are designed to be relocatable. Modular space units are constructed offsite, utilizing manufacturing techniques to prefabricate single or multi-story whole building solutions in deliverable modular sections. Units are typically constructed of steel, wood, and conventional building materials, and can be permanent or relocatable. The modular space market is highly fragmented and has evolved over the last 60 years as the number of applications for modular space has increased and the recognition of its value has grown.

The two key growth drivers in the modular space market are:

•                  Growing need and demand for space—growing need and demand for space is driven by general economic activity, including gross domestic product growth, industrial production, mining and resources activity, non-residential construction and urbanization. Other factors such as public and education spending, and the scale and frequency of special events also impact demand for modular space.

•                  Increasing shift from traditional fixed, on-site built space to modular space solutions—the increasing shift from traditional fixed, on-site built space to modular space solutions is driven by the speed of installation, flexibility and lower cost of modular space units. Modular space units are also increasingly associated with high levels of quality, as the units are built in controlled environments based on repeatable models and processes. Remote locations also favor modular space solutions over traditional installations, since pre-fabricated buildings can be transported into areas with limited construction workforce. Demand for modular space relative to fixed space has strengthened during economic downturns due to the length of typical leases and because modular space units are typically less expensive than fixed, on-site built space.

Modular space units offer several advantages as compared with fixed, on-site built space, including:

•                  Quick to install—the pre-fabrication of modular space units allows them to be put in place rapidly, providing potential long-term solutions to needs that may have quickly materialized.

•                  Flexibility—flexible assembly design allows modular space units to be built cost-effectively to suit a customer’s needs and allows customers the ability to adjust their space as their requirements change.

•                  Cost effectiveness—modular space units provide a cost effective solution for temporary and permanent space requirements and allow customers to improve returns on capital in their core business.

•                  Quality—the pre-fabrication of modular space units is based on a repeatable process in a controlled environment, resulting in more consistent quality.

•                  Mobility—modular space units can easily be disassembled, transported to a new location and re-assembled.

•                  Environmentally friendly—relocatable buildings promote the reuse of facilities only as needed and when needed by the occupants.

Portable Storage Market

The portable storage market is highly fragmented and remains primarily local in nature. Portable storage provides customers with a flexible and low-cost storage alternative to permanent warehouse space and fixed-site self-storage. In addition, portable storage addresses the need for security while providing for convenience and immediate accessibility to customers.

Other Related Markets

In the normal course of providing our “Ready to Work” solutions, we perform services that are characteristic of activities in other industries. For example, we coordinate a broad network of third-party and in-house transportation and service resources to support the timely delivery of our products to, as well as maintenance while on, customer sites. We design, source, lease, and maintain a broad offering of ancillary products, including furniture, that render our modular structures immediately functional in support of the customer’s needs. We provide technical expertise and oversight for customers regarding building design and permitting, site preparation, and expansion or contraction of installed space based on changes in project requirements. And, we have the capability to compete in adjacent markets, such as commercial and institutional housing, that have received less focus historically. We believe that this broad service capability differentiates us from other rental and business services providers and clearly differentiates us in the marketplace.

Products and Services

Our products can be used to meet a broad range of customer needs. Our modular space products are used as, among other things, construction site offices, temporary and permanent commercial office space, sales offices, classrooms, accommodation/sleeper units, and special events headquarters. We have a lease fleet with over 34 million square feet of relocatable space, comprised of approximately 75,000 modular space and portable storage units. Our modular space fleet ranges from single-unit facilities to multi-unit office complexes, which combine two or more units into one structure for applications that require more space. Units typically range in size from eight to 14 feet in width and 16 to 70 feet in length and are wood, steel, or aluminum framed mounted on a steel chassis. Some units are fitted with axles and hitches and are towed to various locations while others are easily flat-bed trailer mounted and transported by truck. Most units contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical and often Ethernet cable outlets and, where necessary, plumbing facilities.

Leasing, delivery and installation of modular space and portable storage units generated 90% and 92% of our Adjusted Gross Profit and sales of new and used modular units represented 10% and 8% of Adjusted Gross Profit during the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively. In 2016 and the nine months ended September 30, 2017, the average purchase price for new modular space units (excluding storage products) was approximately $16,000 and $24,000, respectively. For the year ended December 31, 2016 and the nine months ended September 30, 2017, the average modular space monthly rental rate was $524, and $530 per month, respectively. Rates and unit costs vary depending upon size, product type, features and geographic region, however we maintain common hurdles for return on capital across products and regions. Products have varying lease terms, with average minimum contractual terms at delivery on modular space products of 11 months. However, most customers retain the product for a longer period as evidenced by the average duration of our current lease portfolio of 35 months as of December 31, 2016.

Our specific product offerings include:

Modular Space

Panelized and Stackable Offices.  Our AS Flex TM panelized and stackable offices are the next generation of modular space technology and offer maximum flexibility and design configurations. This panelized solution provides a modern, innovative design, smaller footprint, ground level access and interchangeable panels—including all glass panels—that allow customers to configure the space to their precise requirements. With the ability to expand upwards (up to three stories) and outwards.

Single-Wide Modular Space Units.  Single-wide modular space units, which include mobile offices and sales offices, offer maximum ease of installation and removal and are deployed across the broadest range of applications in our fleet. Units typically have “open interiors” which can be modified using movable partitions. Single-wide modular space units include tile floors, air conditioning/heating units, partitions and, if requested, toilet facilities.

Section Modulars and Redi-Plex.  Section modulars are two or more units combined into one structure. Interiors are customized to match the customer needs. Redi-Plex complexes offer advanced versatility for large, open floor plans or custom layouts with private offices. Redi-Plex is built with clearspan construction, which eliminates interference from support columns, allowing for up to sixty feet of open building width and building lengths that increase in twelve foot increments, based on the number of units coupled together. Our proprietary design meets a wide range of national and state building, electrical, mechanical and plumbing codes, which creates versatility in fleet management. Examples of section modular units include hospital diagnostic annexes, special events headquarters, golf pro shops and larger general commercial offices.

Classrooms.  Classroom units are generally double-wide units adapted specifically for use by school systems or universities. Classroom units usually feature teaching aids, air conditioning/heating units, windows alongside-walls and, if requested, toilet facilities.

Container Offices.  Container offices are ISO-certified shipping containers that we convert for office use. They provide safe, secure, ground-level access with fully welded weather-resistant steel corrugated exteriors and exterior window guards made of welded steel and tamper-proof screws. Container offices are available in 20 and 40 foot lengths and in office/storage or all-office floor plans.

Other Modular Space.  We offer a range of other specialty products that vary across regions and provide flexibility to serve demands for local markets. Examples include workforce accommodation units used to house workers with dining facilities often in remote locations, toilet facilities to complement office and classroom units.

Portable Storage Products

Portable Storage.  Storage products are windowless and are typically used for secure storage space. Storage units are primarily ground-level entry storage containers with swing doors and are typically ISO shipping containers repurposed for commercial storage applications with limited modifications. These units are made of heavy exterior metals for security and water tightness.

VAPS

We offer a thoughtfully curated portfolio of VAPS that make modular space and portable storage units more productive, comfortable, secure and “Ready to Work” for our customers the moment we arrive on-site. We lease furniture, steps, ramps, basic appliances, internet connectivity devices and other items to our customers for their use in connection with our products. We also offer our lease customers a damage waiver program that protects them in case the leased unit is damaged. For customers who do not select the damage waiver program, we bill them for the cost of repairs above and beyond normal wear and tear. Importantly, management believes that our scale, branch network, supply chain, and sales performance management tools give us a significant advantage in delivering “Ready to Work” solutions and growing VAPS revenue relative to our competitors.

For the nine months ended September 30, 2017, approximately 19% of our modular leasing revenue was derived from VAPS, up from approximately 17% for the year ended December 31, 2016, which was up from 15% for the year ended December 31, 2015.

Delivery and Installation

We provide delivery, site-work, installation and other services to our customers as part of our leasing and sales operations, and we charge our customers a separate fee for such services. Revenue from delivery, site-work and installation results from the transportation of units to a customer’s location, site-work required prior to installation and installation of the units which have been leased or sold. Typically, units are placed on temporary foundations constructed by our in-house service technicians or subcontractors who will also then generally install any ancillary products and VAPS. We also derive revenue from disassembling, unhooking and removing units once a lease expires.

We also complement our core leasing business with the sale of products, as more fully described below:

Sales of Products

We sell modular space and portable storage units from our branch locations. Generally, we purchase new units from a broad network of third-party manufacturers for sale. We do not generally purchase new units for resale until we have obtained firm purchase orders (which are generally non-cancelable and include up-front deposits) for such units. Buying units directly for resale adds scale to our purchasing, which is beneficial to overall supplier relationships and purchasing terms. Sales of new units is a natural extension of our leasing operations in situations where customers have long-lived or permanent projects, making it more cost-effective to purchase rather than to lease a standard unit.

In the normal course of managing our business, we also sell idle used rental units directly from our lease fleet at fair market value and will sell units that are already on rent if the customer expresses interest in owning, rather than continuing to rent the unit. The sale of units from our rental fleet has historically been both profitable and a cost-effective method to finance replenishing and upgrading the lease fleet, as well as generate free cash flow during periods of lower rental demand and utilization. Our sales business may include modifying or customizing units to meet customer requirements.

Customers

Our operating infrastructure is designed to enable us to meet or exceed our customers’ expectations by reacting quickly, efficiently and with consistent service levels. As a result, we have established strong relationships with a diverse customer base, ranging from large multi-national companies to local sole proprietors. Our more than 25,000 customers span all major industries, including commercial and industrial, construction, education, energy and natural resources, government, and other end-markets. Our top-50 customers accounted for approximately 17% of our revenue in 2016, with no customer accounting for more than 4% of our revenue during the year ended December 31, 2016. Approximately 75% of our business is done with repeat customers for the year ended December 31, 2016. We believe that our customers prefer our modular space products over fixed, on-site built space because, among other things, modular space products are a quick, flexible, cost-effective and risk-averse solution for expansion and modular space units are built in controlled environments which offer higher quality than on-site builds.

Our key customer end-markets include the commercial and industrial, construction, education, energy and natural resources, government, and other end-markets:

Commercial/Industrial  Customers in this category span a variety of industries. Example uses, include commercial offices and warehouses; customers in entertainment, recreation, fast food and retail, transportation, recycling, chemicals, and other manufacturing and industrial end-markets. Units are used as offices, meeting rooms, security offices, and certain industry-specific uses. Customers in commercial/industrial end-markets accounted for approximately 38% and 39% of our revenue for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

Construction and Infrastructure  We provide office and storage space to a broad array of contractors associated with non-residential buildings and non-building infrastructure. Our client portfolio includes many of the largest general contractors and engineering, procurement, and construction companies in North America. Examples include highway, street, bridge and tunnel contractors; water, sewer, communication and power line contractors; and special construction trades, including glass, glazing and demolition. Our construction and infrastructure customer base is characterized by a wide variety of contractors that are associated with original construction as well as capital improvements in the private, institutional, and municipal arenas. Units are used as offices, break rooms, accommodations and security offices, and other applications. Customers in construction and infrastructure end-markets accounted for approximately 37% and 39% of our revenue for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

Education  Rapid shifts in populations within regions often necessitate quick expansion of education facilities particularly in elementary, secondary schools and universities/colleges. Regional and local governmental budgetary pressures, classroom size reduction legislation, refurbishment of existing facilities, and the expansion of charter schools have made modular classrooms a convenient and cost-effective way to expand capacity in education settings. In addition, our products are used as classrooms when schools are undergoing large scale modernization, allowing continuous operation of a school while modernization progresses. Customers in education end-markets accounted for approximately 10% and 9% of our revenue for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

Energy and Natural Resources  Our products are leased to companies involved in up- mid- and down-stream oil and gas, electricity generation and transmission, mining exploration and extraction, forestry, and other related sectors. Units are used as temporary offices, break rooms, accommodations and security offices, and other applications. Customers in energy and natural resource end markets accounted for approximately 11% and 9% of our revenue for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

Government  Governmental customers consist of national, state, provincial and local public sector organizations. Modular space and portable storage solutions are particularly attractive to focused niches such as disaster relief, prisons and jails, courthouses, military installations, national security buildings and offices during building modernization. Customers in government end-markets accounted for approximately 3% and 3% of our revenue for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

Competitive Strengths

We believe that the following competitive strengths have been instrumental in our success and position us for future growth:

North American Market Leader with Significant Scale Advantages.  We are a specialty rental services market leader providing modular space and portable storage solutions to diverse end markets across North America with a lease fleet consisting of over 34 million square feet of relocatable space, comprised of approximately 75,000 units. We have developed our market position by leveraging our extensive branch network, diverse fleet, technical expertise, operational capabilities and strong brand awareness among our customers. Our extensive scale allows us to attract and retain talent and implement industry leading technology tools and process, resulting in significant operational benefits, such as optimization of fleet yield and utilization, efficient capital allocation, and superior service capabilities.

Customer, End-Market and Geographic Diversity.  We serve approximately 25,000 customers across the United States, Canada, and Mexico. Our top-50 customers accounted for approximately 17% of our revenue for 2016, with no customer accounting for more than 4% of our revenue during the year. We have established strong relationships with a diverse customer base, ranging from large national accounts to small local businesses. Our customers operate in multiple end-markets, including commercial and industrial, construction, education, energy and natural resources, government, and other end-markets. Our largest end-market, commercial and industrial, accounted for approximately 38% of our revenue in 2016 and approximately 39% of our revenue for the nine months ended September 30, 2017. Our second largest end-market, construction, accounted for approximately 37% of our revenue in 2016 and approximately 39% of our revenue for the nine months ended September 30, 2017, despite construction starts remaining more than 30% below their peak in 2007. We believe that the diversity of our business reduces our exposure to changes related to a given customer, industry or geographic region, while providing significant opportunities to grow the business. In addition, we believe that the geographic diversity presents the business with significant growth opportunities, as well as resilience from fluctuations in local market demand from any given branch.

Customer Service Focus.  We believe that leasing of modular space and portable storage is a service oriented business that requires significant local market presence and infrastructure. Customers seek to do business with modular space and portable storage providers that maintain a readily available, high quality lease fleet, and provide full-service capabilities. Our branches are staffed with sales personnel who work with customers to define and solve their space needs. We also maintain a full-service support staff at the local level to prepare units for lease, to deliver and return units, and to maintain units while on lease. We have approximately 1,350 sales, service, and support personnel across our branches and corporate center and managed over 75,000 deliveries and returns of our modular space and portable storage units in 2016. As a result of this extensive customer focus, approximately 75% of orders in 2016 were from repeat customers.

High Gross Margins and Attractive Lease Economics.  Our flexible leasing model provides us with high-margin unit economics and attractive returns on capital. Our Adjusted Gross Profit percentage derived from modular leasing revenue was approximately 73% during 2016. We typically recoup our initial investment in purchased units in approximately 36 months, which allows us to obtain significant value over the economic life of our units. The majority of our fleet is comprised of standardized, non-application specific and highly versatile products, allowing us to repurpose our units to meet specific customer needs and increase fleet utilization. The portability and standardized nature of the units allow us to redeploy excess fleet to areas of higher or increasing customer demand, often at relatively low cost, allowing us to minimize the purchase of new units.

Substantial Free Cash Flow Generation.  Our recurring revenue, combined with our flexible capital expenditures and working capital profile, has allowed us to generate substantial free cash flows, even through periods of economic downturn. The long-term nature of our leases, with average lease durations of 35 months, produces significant operational income and predictable cash flow. Following the global financial crisis, our average monthly rates increased steadily due to the stability of contracts put in place before the downturn, exposures to other end markets outside of the construction sector, and the introduction of VAPS. These attributes resulted in our Modular Leasing Revenue remaining quite resilient despite declines in overall market volumes and units on rent during the period.

We also exercise significant control and discretion over net capital expenditures, due to the longevity and relative simplicity of our products, the ability to invest only where needed and when needed to meet demand, and our ability to sell excess fleet during lower utilization periods. During the post-global financial crisis period, we cut capital expenditures and reduced fleet size, generating over $600 million of Operating Free Cash Flow from 2008 to 2011. As the oil and gas markets displayed strong growth, we allocated capital expenditures to our Modular—Other North America segment beginning in 2012 and subsequently to our Modular—U.S. segment as utilization levels increased. Together, our long average lease durations and long-lived assets result in resilient lease revenue streams and significant flexibility to manage Operating Free Cash Flow through economic cycles.

Long-Life Fleet and Effective Fleet Management.  We have made significant investments in our lease fleet, which consists of approximately 75,000 units with a gross book value of approximately $1.2 billion as of September 30, 2017. The average age of our fleet is approximately 14.6 years, while the economic life of our rental equipment can exceed 20 years. We believe that we employ a unique and capital-efficient approach to fleet refurbishment, allowing us to extend the economic life of our assets. As a result, as of September 30, 2017, more than 40% of our modular space fleet had received a significant refurbishment and 20% of our modular space units on rent were assets in excess of 20 years of age. Because of the favorable condition and quality of the fleet and its relative simplicity, a significant portion of our capital expenditures in any given fiscal period is discretionary in nature, which gives us substantial flexibility to adjust such expenditures based on our business needs and prevailing economic conditions. As a result of fleet investments and our repair and refurbishment processes, we have developed a significant competitive advantage. We believe our competitors are unable to match the efficiency and flexibility with which we can deploy our rental fleet.

Our proprietary management information systems and fleet management initiatives allow us to manage our lease fleet actively to maximize customer satisfaction, optimize fleet utilization and rental rates and to control new unit capital spending. Our management information systems provide both our local branches and centralized shared services with real time, on-line access to comprehensive operational information, including leasing history and condition and availability of the units, customer service activities, pricing trends, and sales force performance. Through the combination of central oversight and local execution, we are able to monitor, allocate and price units more effectively. In addition, we maintain a standardized lease fleet with units that meet multi-state industrial building codes which allows us to leverage our branch network and rapidly redeploy units to areas of higher customer demand in the surrounding geographic markets. At the same time, we are able to easily modify our structures to meet specific customer needs. Additionally, we have the flexibility to refurbish existing units in order to re-lease them when we have sufficient customer demand or we can choose to sell used units to customers.

Proven and Experienced Management.  We believe our management’s experience and long tenure both with the Company and in related business services gives us a strong competitive advantage. Gerard Holthaus, former Chairman of the Algeco Group (as defined herein) and previous Chief Executive Officer of Williams Scotsman from 1994 to 2010, is the Chair of the Board of Directors of WSC. In connection with the closing of the Business Combination, he resigned from his position as Chairman of the Algeco Group. Our senior management team is led by our President and Chief Executive Officer, Bradley L. Soultz, who has been with Williams Scotsman since 2014. In the last three years, management has created an industry leading operating platform and pioneered our “Ready to Work” value proposition. Our branch operations are led by Regional Vice Presidents, who collectively average 14.6 years of industry experience and 10 years with the company.

Our Business and Growth Strategies

We intend to maintain a leading market position and increase our revenue and profitability by pursuing the following strategies:

Increasing the Utilization and Yield of our Lease Fleet.  Our leasing and services business accounted for approximately 90% and 92% of our Adjusted Gross Profit in 2016 and the nine months ended September 30, 2017, respectively, and represents the core of our business, providing high margin and recurring revenue. We are continuously working to increase the utilization and yield of our lease fleet by improving the efficiency and performance of our sales force, expanding penetration of VAPS, and enhancing our management information systems. Effective use of real-time information systems allows us to monitor and optimize the utilization of our fleet, allocate our fleet to the highest demand markets, optimize pricing, and determine the best allocation of our capital to invest in fleet and branches as well as to identify opportunities where underutilized lease fleet can be sold to generate cash. While overall product utilization was 71% as of December 31, 2016, over 50% of our markets in the United States are operating above 85% on our highest volume products, causing us to redeploy units, allocate capital expenditures, and increase average rental rates.

Expanding Williams Scotsman’s “Ready to Work” Value Proposition.  We combine product quality and availability, the largest service network in North America, an industry-leading offering of VAPS, and a commitment to customer service to provide increased value to our customers. This attracts new customers, increases customer retention, and increases our margins. We intend to grow the business by continuing to improve the quality, delivery and service of our products and by continuing to introduce new and innovative products and services that complement our core offering to the most attractive industry and geographic end-markets.

Optimizing Cash Flow Through Strategic Deployment of Capital and Operating Efficiencies.  We maintain a disciplined focus on our return on capital. As part of this discipline, we diligently consider the potential returns and opportunity costs associated with each investment we make. We continually assesses both our existing fleet and customer demand for opportunities to deploy capital more efficiently. Within our existing fleet, we examine the potential cash and earnings generation of an asset sale versus continuing to lease the asset. In addition, we examine the relative benefits of organic expansion opportunities versus expansion through acquisition to obtain a favorable return on capital. We have a proven track record of efficiently integrating acquisitions and quickly eliminating operational redundancies while maintaining acquired customer relationships. We manage our maintenance capital expenditures as well as growth capital expenditures to best fit the economic conditions at the time.

We believe that we are one of the most capital efficient operators in our industry due to our continual focus on disciplined capital allocation and the key commercial levers of pricing, VAPS, and growing units on rent, which each generate attractive incremental returns. We have implemented a number of fleet management initiatives designed to improve operations and increase profitability, including increasing the standardization of products and improving fleet quality and condition. We anticipate that these initiatives will increase our efficiency, operating leverage and profitability.

Leveraging Scale Via Acquisitions.  The U.S. market for modular space and portable storage solutions is highly fragmented with approximately two-thirds of the market supplied by regional and local competitors. We have the broadest network of operating branches in North America, as well as a highly scalable corporate center and management information systems, which positions us well to acquire and integrate other companies. We intend to pursue acquisitions that will provide immediate increased scale efficiencies to our platform, allowing us to improve returns generated by the acquired assets. Our acquisition strategy could require substantial additional equity and debt financing.

Commercial and Operational Excellence

Our sales and marketing team acts as the primary market facing representatives of us and are responsible for fielding calls, visiting customers, developing solutions for customers’ needs, quoting prices, and negotiating and handling orders. Our marketing group is responsible for advancing our brand, developing the “Ready to Work” value proposition, product management, generating leads for the sales team through all available channels, and supporting the sales organization with promotional and educational material for our customers. The support services group handles customer service inquiries, billing, collections and other support functions, allowing the sales and marketing team to focus on addressing the needs of our customers. Our marketing programs emphasize the convenience and cost-savings that result by choosing “Ready to Work” solutions and differentiates us from our competitors.

Our administrative support services and scalable management information systems enhances our service by enabling us to access real-time information on product availability, status of customer orders, customer usage history, and rates. We have also deployed standardized operational processes, procedures and tools, as well as a continuous improvement philosophy, to monitor and improve productivity, quality, delivery and responsiveness. We believe that this system has enabled us to shorten our lead times and achieve higher levels of on-time delivery, better product quality and availability, and faster response times. Due to its broad geographic reach, we believe our standardized operations allow us to further differentiate ourselves from many of our local competitors by providing consistent service on a national basis.

Leases

Approximately 90% of new lease orders are on our standard lease agreement or pre-negotiated master lease or national account agreements. The durations of our leases vary, and leases for units are typically renewable on a month-to-month basis after their expiration. While the initial contractual term of our leases is typically shorter, the average actual lease duration of our current lease portfolio (including month-to-month renewals) is 35 months. In addition to the monthly lease rates, customers are responsible for the costs of delivery and set-up, dismantling and pick-up, customer-specified modifications, costs to return custom modifications back to standard configuration at end of lease, and any loss or damage beyond normal wear and tear. Our leases generally require customers to maintain liability and property insurance covering the units during the lease term and to indemnify us from losses caused by the negligence of the customer or their employees.

Branch Network

As a key element to our market leadership strategy, we maintain a network of over 90 branches and additional drop lots. Since geographic proximity to customers is a competitive advantage in the modular space and portable storage industry, we believe that our strategy of employing a broad branch network allows us to better serve our existing customers and attract new customers. This network enables us to increase our product availability and customer service within our regional and local markets. Customers benefit from improved service and response times, reduced time to occupancy, better access to sales representatives, and lower freight costs which are typically paid by the customer. We benefit because we are able to spread regional overhead and marketing costs over a larger lease base, redeploy units within our branch network to optimize utilization, enhance our competitive position by providing ample local supply, and offer profitable short-term leases which would either not be profitable or would be cost prohibitive to the customer without a local market presence. We believe that the geographic diversity of our branch network reduces our exposure to changes related to a given region, while presenting us with significant growth opportunities.

Our branches typically have a sales staff dedicated to the local market, with transportation personnel responsible for delivery and pick-up of our units and yard personnel responsible for loading and unloading units and performing modifications, repairs and maintenance. Our branch staff report to local Branch Operations Leaders who, along with the local sales staff, report to geographically aligned General Managers. The General Managers report to one of the Regional Vice Presidents.

Procurement and Maintenance of Fleet

We have made significant investments in our lease fleet, which consists of approximately 75,000 modular space and portable storage units with a gross book value of approximately $1.1 billion and $1.2 billion as of December 31, 2016 and September 30, 2017, respectively. The average age of our fleet is approximately 14.6 years. We closely monitor fleet capital expenditures, which include fleet purchases and capitalized costs of improving existing units. Our management employs a structured quarterly process to review fleet requirements by region and determine the most capital efficient means of supplying fleet to meet demand. This process results in centrally-managed quarterly capital allocations to the field organization. Supply shortages are reviewed centrally to determine if units may be transferred from other regions or refurbished locally, and any remaining fleet requirements for new fleet are then subject to our internal rate of return thresholds. Typically, the timeline from identifying a need for incremental fleet to taking delivery can range from weeks to months depending on the customer urgency, type of product desired, and manufacturing capacity.

We source our units with no significant dependence on any particular supplier.

We believe that our fleet purchases are flexible and can be adjusted to match business needs and prevailing economic conditions. We have no long-term purchase contracts with manufacturers and can modify our capital spending activities to meet customer demand. In addition, given the long economic life and durability of our rental equipment, we do not have the fleet replacement issues faced by many general equipment leasing companies whose estimated economic life for their fleet assets are generally significantly shorter, due to more complex maintenance of mechanical components, technological obsolescence, and short hourly, daily, and weekly lease cycles. Each of our leasing units typically undergoes general maintenance at the end of its lease term, such as cleaning and repairs, and approximately 40% of our modular space units as of September 30, 2017 had received a more significant refurbishment during the course of their life. These refurbishments extend the economic life of the assets and return the units to a rentable condition. We generally have the flexibility to defer certain maintenance to adjust to our needs and the prevailing economic conditions, in part due to the durability and relative simplicity of our products. Our net capital expenditures were approximately $44 million and $104 million for the years ended December 31, 2016 and 2015, respectively, and $61 million for the nine months ended September 30, 2017.

We supplement our fleet spending with acquisitions. Although the timing and amount of acquisitions are difficult to predict, we consider our acquisition strategy to be opportunistic and will adjust fleet spending patterns as acquisition opportunities become available. We believe that we have attractive expansion opportunities by further increasing our scale and density in our existing markets. We plan to selectively pursue complementary acquisitions that enhance or diversify our product lines, enhance our existing customer relationships, and leverage our existing scale and infrastructure.

Fleet Management Information Systems

Our proprietary management information systems are instrumental to the management of our fleet which consists of over 34 million square feet of relocatable space and includes approximately 75,000 units across the United States, Canada, and Mexico. These systems enable advanced customer relationship management, price optimization, and marketing efforts and allow management to monitor operations at its branches on a daily, weekly and monthly basis. Lease fleet information is updated daily at the branch level and verified through a periodic physical inventory by branch personnel as well as internal and external fleet audits. This provides management with online access to utilization, lease fleet unit levels and rental revenue by branch or geographic region. In addition, an electronic file for each unit showing its lease history and current location/status is maintained in the information system. Branch sales people utilize the system to obtain information regarding unit condition and availability. The database tracks individual units by serial number and provides comprehensive information including cost, condition and other financial and unit specific information.

Competition

Although our competition varies significantly by local market, the modular space and portable storage industry, in general, is highly competitive and fragmented. We believe that participants in our industry compete on the basis of customer relationships, price, service, delivery speed, and breadth and quality of equipment and additional services offered. We typically compete with one or more local providers in all of our markets, as well as a limited number of national and regional companies. Some of our competitors may have greater market share in certain areas. Significant modular space and portable storage competitors include Modspace, Inc., Mobile Mini, Mobile Modular, Acton Mobile, Pac-Van, and ATCO Structures & Logistics. Numerous other regional and local companies compete in individual markets.

Employees

As of September 30, 2017, we had approximately 1,350 employees. We had collective bargaining agreements with approximately 2% of our employees as of September 30, 2017. Management believes that our relationship with our employees is good.

Intellectual Property

We own a number of trademarks important to the business. Our material trademarks are registered or pending applications for registrations in the U.S. Patent and Trademark Office and various non-U.S. jurisdictions. We operate primarily under the Williams Scotsman brand and as Hawaii Modular Space in the state of Hawaii.

Regulatory and Environmental Compliance

We are subject to certain United States federal, state, and local and foreign environmental, transportation, anti-corruption, import controls, health and safety, and other laws and regulations. The business incurs significant costs to comply with these laws and regulations, but from time to time we may be subject to additional costs and penalties as a result of non-compliance. The discovery of currently unknown matters or conditions, new laws and regulations or different enforcement or interpretation of existing laws and regulations could materially harm our business or operations in the future.

We are subject to United States federal, state, and local and foreign laws and regulations that govern and impose liability for activities which may have adverse environmental effects, including discharges into air and water and handling and disposal of hazardous substances and waste. To date, no environmental matter has been material to our operations. Based on our management’s assessment, we believe that any environmental matters relating to us of which we are currently aware will not be material to our overall business or financial condition.

The jurisdictions in which we operate are also subject to anti-bribery laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). These regulations prevent companies and their officers, employees and agents from making payments to officials and public entities of foreign countries to facilitate obtaining new contracts. Violations of these laws and regulations may result in criminal sanctions and significant monetary penalties.

A portion of our units are subject to regulation in certain states under motor vehicle and similar registrations and certificate of title statutes. Our management believes that we have complied in all material respects with all motor vehicle registration and similar certificate of title statutes in states where such statutes clearly apply to modular space units. We have not taken actions under such statutes in states where we have determined that such statutes do not apply to modular space units. However, in certain states, the applicability of such statutes to modular space units is not clear beyond doubt. If additional registration and related requirements are deemed to be necessary in such states or if the laws in such states or other states were to change to require us to comply with such requirements, we could be subject to additional costs, fees and taxes as well as administrative burdens in order to comply with such statutes and requirements. Our management does not believe that the effect of such compliance will be material to our business and financial condition.

Properties

Corporate Headquarters

Our headquarters are located in Baltimore, Maryland. Our executive, financial, accounting, legal, administrative, management information systems and human resources functions operate from this single, leased office.

Branch Locations

We operate over 90 branch locations across the United States, Canada, and Mexico. Collectively, we lease approximately 80% of our branch properties and own the balance.

Our management believes that none of our properties, on an individual basis, is material to our operations, and we also believe that satisfactory alternative properties could be found in all of our markets if ever necessary.

Legal Proceedings and Insurance

We are involved in various lawsuits, claims and legal proceedings, the majority of which arise out of the ordinary course of business. The nature of our business is such that disputes occasionally arise with vendors including suppliers and subcontractors, and customers over warranties, contract specifications and contract interpretations among other things. We assess these matters on a case-by-case basis as they arise. Reserves are established, as required, based on our assessment of exposure. We have insurance policies to cover general liability and workers’ compensation related claims. In the opinion of our management, the ultimate amount of liability not covered by insurance, if any, under such pending lawsuits, claims and legal proceedings will not have a material adverse effect on our financial condition or results of operations. See our audited consolidated financial statements and the notes thereto for additional detail.

Risk Factors

Risks Relating to Our Business

We face significant competition in the modular space and portable storage unit industry. If we are unable to compete successfully, we could lose customers and our revenue and profitability could decline.

Although our competition varies significantly by market, the modular space and portable storage unit industry, in general, is highly competitive. We compete on the basis of a number of factors, including equipment availability, quality, price, service, reliability, appearance, functionality and delivery terms. We may experience pricing pressures in our operations in the future as some of our competitors seek to obtain market share by reducing prices. We may also face reduced demand for our products and services if our competitors are able to provide new or innovative products or services that better appeal to our potential customers. In each of our current markets, we face competition from national, regional and local companies who have an established market position in the specific service area. We expect to encounter similar competition in any new markets that we may enter. Some of our competitors may have greater market share, less indebtedness, greater pricing flexibility, more attractive product or service offerings or superior marketing and financial resources. Increased competition could result in lower profit margins, substantial pricing pressure and reduced market share. Price competition, together with other forms of competition, may materially adversely affect our business, results of operations and financial condition.

Effective management of our rental equipment is vital to our business.

Our rental equipment has a long economic life and managing this equipment is a critical element to our lease business. Rental equipment asset management requires designing and building the product for a long life that anticipates the needs of our customers and changes in legislation, regulations, building codes and local permitting in the various markets in which we operate. In addition, we must successfully maintain and repair this equipment cost-effectively to maximize the economic life of the products and the proceeds received from the sale of such products. As the needs of our customers change, we may need to incur costs to relocate or retrofit our lease assets to better meet shifts in demand. If the distribution of our lease assets is not aligned with regional demand, we may be unable to take advantage of sales and lease opportunities despite excess inventory in other regions. If we are not able to successfully manage our lease assets, our business, results of operations and financial condition may be materially adversely affected.

Failure to properly design, manufacture, repair and maintain our rental equipment may result in impairment charges, potential litigation and reduction of our operating results and cash flows.

The economic life of our rental units can exceed 20 years, with a residual value that varies depending on product type and location. However, proper design, manufacture, repairs and maintenance of rental equipment during ownership is required for the product to reach its estimated economic life with such residual value. If we do not appropriately manage the design, manufacture, repair and maintenance of our rental equipment, delay or defer such repair or maintenance or suffer unexpected losses of rental equipment due to theft or obsolescence, we may be required to incur impairment charges for equipment that is beyond economic repair or incur significant capital expenditures to acquire new rental equipment to serve demand. In addition, these failures may result in personal injury or property damage claims, including claims based on poor indoor air quality, and termination of leases or contracts by customers. Costs of contract performance, potential litigation and profits lost from termination could materially adversely affect our future operating results and cash flows.

WSII’s operations were and our operations are exposed to operational, economic, political and regulatory risks.

As of September 30, 2017, WSII operated in the United States, Canada and Mexico. For the nine months ended September 30, 2017, approximately 92.0%, 5.7%, and 2.3%, respectively, of WSII’s revenue was generated in the United

States, Canada and Mexico, respectively. The operations in these countries could be affected by foreign and international economic, political and regulatory risks. These risks include:

•                  multiple regulatory requirements that are subject to change and that could restrict our ability to assemble, lease or sell products;

•                  inflation, recession, fluctuations in foreign currency exchange and interest rates;

•                  compliance with applicable export control laws and economic sanctions laws and regulations;

•                  trade protection measures, including increased duties and taxes, and import or export licensing requirements;

•                  price controls;

•                  ownership regulations;

•                  compliance with applicable antitrust and other regulatory rules and regulations relating to potential future acquisitions;

•                  different local product preferences and product requirements;

•                  pressures on management time and attention due to the complexities of overseeing global operations;

•                  challenges in maintaining, staffing and managing multi-national operations;

•                  different labor regulations;

•                  potentially adverse consequences from changes in or interpretations of tax laws;

•                  political and economic instability;

•                  enforcement of remedies in various jurisdictions;

•                  the risk that the business partners upon whom we depend for technical assistance or management and acquisition expertise will not perform as expected;

•                  the potential impact of collective bargaining;

•                  obstacles to the repatriation of earnings and cash;

•                  differences in business practices that may result in violation of company policies including but not limited to bribery and collusive practices; and

•                  reduced protection for intellectual property in some countries.

These and other risks could have a material adverse effect on our business, results of operations and financial condition.

Changes in state building codes could adversely impact our ability to remarket our buildings, which would have a material impact on our business, financial condition and results of operations.

Building codes are generally reviewed, debated and, in certain cases, modified on a national level every three years as an ongoing effort to keep the regulations current and improve the life, safety and welfare of the building’s occupants. All aspects of a given code are subject to change including, but not limited to, such items as structural specifications for earthquake safety, energy efficiency and environmental standards, fire and life safety, transportation, lighting and noise limits. On occasion, state agencies have undertaken studies of indoor air quality and noise levels with a focus on permanent and modular classrooms.

This process leads to a systematic change that requires engagement in the process and recognition that past methods will not always be accepted. New modular construction is very similar to conventional construction where newer codes and regulations generally increase cost. New governmental regulations may increase our acquisition costs of new rental equipment, as well as increase our costs to refurbish existing equipment.

Compliance with building codes and regulations entails risk as state and local government authorities do not necessarily interpret building codes and regulations in a consistent manner, particularly where applicable regulations may be unclear and subject to interpretation. These regulations often provide broad discretion to governmental authorities that oversee these matters, which can result in unanticipated delays or increases in the cost of compliance in particular markets. The construction and modular industries have developed many “best practices” which are constantly evolving. Some of our peers and competitors may adopt practices that are more or less stringent than ours. When, and if, regulatory standards are clarified, the effect of the clarification may be to impose rules on our business and practices retroactively, at which time, we may not be in compliance with such regulations and we may be required to incur costly remediation. If we are unable to pass these increased costs on to our customers, our business, financial condition, operating cash flows and results of operations could be negatively impacted.

Global or local economic movements could have a material adverse effect on our business.

We operate our business in the United States, Canada and Mexico. Our business may be negatively impacted by economic movements or downturns in the local markets in which we operate or global markets generally. These adverse economic conditions may reduce commercial activity, cause disruption and extreme volatility in global financial markets and increase rates of default and bankruptcy. Reduced commercial activity has historically resulted in reduced demand for our products and services. For example, reduced commercial activity in the construction, energy and natural resources sectors in certain markets in which we operate, particularly the United States and Canada, has negatively impacted our business. Disruptions in financial markets could negatively impact the ability of our customers to pay their obligations to us in a timely manner and increase our counterparty risk. If economic conditions worsen, we may face reduced demand and an increase, relative to historical levels, in the time it takes to receive customer payments. If we are not able to adjust our business in a timely and effective manner to changing economic conditions, our business, results of operations and financial condition may be materially adversely affected.

Global capital and credit markets conditions could materially adversely affect our ability to access the capital and credit markets or the ability of key counterparties to perform their obligations to us.

Although we believe the banks participating in the ABL Facility have adequate capital and resources, we can provide no assurance that all of those banks will continue to operate as a going concern in the future. If any of the banks in our lending group were to fail, it is possible that the borrowing capacity under the ABL Facility would be reduced. Further, practical, legal and tax limitations may also limit our ability to access the cash available to certain businesses within its group to service the working capital needs of other businesses within its group. In the event that the availability under the ABL Facility were reduced significantly, we could be required to obtain capital from alternate sources in order to finance our capital needs. The options for addressing such capital constraints would include, but would not be limited to, obtaining commitments from the remaining banks in the lending group or from new banks to fund increased amounts under the terms of the ABL Facility, and accessing the public capital markets. In addition, we may delay certain capital expenditures to ensure that we maintain appropriate levels of liquidity. If it became necessary to access additional capital, any such alternatives could have terms less favorable than those terms under the ABL Facility, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

In addition, in the future we may need to raise additional funds to, among other things, refinance existing indebtedness, fund existing operations, improve or expand its operations, respond to competitive pressures or make acquisitions. If adequate funds are not available on acceptable terms, we may be unable to achieve our business or strategic objectives or compete effectively. Our ability to pursue certain future opportunities may depend in part on our ongoing access to debt and equity capital markets. We cannot assure you that any such financing will be available on terms satisfactory to us or at all. If we are unable to obtain financing on acceptable terms, we may have to curtail our growth by, among other things, curtailing the expansion of our fleet of units or our acquisition strategy.

Economic disruptions affecting key counterparties could also have a material adverse effect on our business. We monitor the financial strength of our larger customers, derivative counterparties, lenders and insurance carriers on a periodic basis using publicly-available information in order to evaluate our exposure to those who have or who we believe may likely experience significant threats to their ability to adequately perform their obligations to us. The information available will differ from counterparty to counterparty and may be insufficient for us to adequately interpret or evaluate our exposure and/or determine appropriate or timely responses.

If we do not effectively manage our credit risk, collect on our accounts receivable, or recover our rental equipment from our customers’ sites, it could have a material adverse effect on our business, financial condition and results of operations.

We perform credit evaluation procedures on our customers on each transaction and require security deposits or other forms of security from our customers when a significant credit risk is identified. Failure to manage our credit risk and receive timely payments on our customer accounts receivable may result in the write-off of customer receivables and loss of units if we are unable to recover our rental equipment from our customers’ sites. If we are not able to manage credit risk, or if a large number of customers should have financial difficulties at the same time, our credit and equipment losses would increase above historical levels. If this should occur, our business, financial condition and results of operations may be materially and adversely affected.

Our ability to use our net operating loss carryforwards and other tax attributes may be limited.

As of December 31, 2016, on a pro forma basis, after giving effect to the Carve-Out Transaction, we had U.S. net operating loss (“NOL”) carryforwards of approximately $76.2 million for U.S. federal income tax and state tax purposes available to offset future taxable income, prior to consideration of annual limitations that may be imposed under Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). The U.S. NOL carryforwards begin to expire in 2029 if not utilized. In addition, we had foreign NOLs of $8.3 million as a result of our operations in Mexico. The Company’s Mexico NOL carryforwards begin to expire in 2020 if not utilized.

Our U.S. NOL and tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under Section 382 and corresponding provisions of U.S. state law, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change U.S. NOLs and other applicable pre-change tax attributes, such as research and development tax credits, to offset its post-change income may be limited. We have not completed a Section 382 analysis and therefore cannot forecast or otherwise determine our ability to derive any benefit from our various federal or state tax attribute carryforwards at this time. As a result, if we earn net taxable income, our ability to use our pre-change U.S. NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of U.S. NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Lastly, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including the offering of the Notes, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our historical NOL and tax credit carryforwards is materially limited, it may result in increased future tax obligations.

Our operations face foreign currency exchange rate exposure, which may materially adversely affect our business, results of operations and financial condition. Our revenues, results of operations and cash flows may also be materially and adversely affected by fluctuations in interest rates and commodity prices, including crude oil.

We hold assets, incur liabilities, earn revenue and pay expenses in certain currencies other than the U.S. dollar, primarily the Canadian dollar and the Mexican peso. Our consolidated financial results are denominated in U.S. dollars and therefore, during times of a strengthening U.S. dollar, our reported revenue in non-U.S. dollar jurisdictions will be reduced because the local currency will translate into fewer U.S. dollars. Revenue and expenses are translated into U.S. dollars at the average exchange rate for the period. In addition, the assets and liabilities of our non-U.S. dollar subsidiaries are translated into U.S. dollars at the exchange rates in effect on the balance sheet date. Foreign currency exchange adjustments arising from certain intra-company obligations with and between our domestic companies and our foreign subsidiaries are marked-to-market and recorded as a non-cash loss or gain in each of our financial periods in our consolidated statements of comprehensive income. Accordingly, changes in currency exchange rates will cause our total comprehensive income to fluctuate. In addition, fluctuations in foreign currency exchange rates will impact the amount of U.S. dollars we receive when we repatriate funds from our non-U.S. dollar operations.

Our borrowings under the ABL Facility are variable rate debt. Fluctuations in interest rates may negatively impact the amount of interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. Our revenues, results of operations and cash flows are also affected by market prices for commodities such as crude oil. Commodity prices generally are affected by a wide range of factors beyond our control, including weather, disease, insect damage, drought, the availability and adequacy of supply, government regulation and policies and general political and economic conditions. At any time, our inventory levels and unfulfilled fixed or partially fixed price contract obligations may be substantial. We have processes in place to monitor exposures to these risks and engage in strategies to manage these risks. If these controls and strategies are not successful in mitigating our exposure to these fluctuations, we could be materially and adversely affected. Increases in market prices for commodities that we purchase without a corresponding increase in the price of our products or our sales volume or a decrease in our other operating expenses could reduce our revenues and net income.

Significant increases in raw material and labor costs could increase our operating costs significantly and harm our profitability.

We incur labor costs and purchase raw materials, including steel, lumber, siding and roofing, fuel and other products to perform periodic repairs, modifications and refurbishments to maintain physical conditions of our units and in connection with get-ready, delivery and installation of our units. The volume, timing and mix of such work may vary quarter-to-quarter and year-to-year. Generally, increases in labor and raw material costs will increase the acquisition costs of new units and also increase the repair and maintenance costs of our fleet. We also maintain a truck fleet to deliver units to and return units from our customers, the cost of which is sensitive to maintenance and fuel costs. During periods of rising prices for labor or raw materials, and in particular, when the prices increase rapidly or to levels significantly higher than normal, we may incur significant increases in our acquisition costs for new units and incur higher operating costs that we may not be able to recoup from customers through changes in pricing, which could have a material adverse effect on our business, results of operations and financial condition.

Third parties may fail to manufacture or provide necessary components for our products properly or in a timely manner.

We are often dependent on third parties to manufacture or supply components for our products. We typically do not enter into long-term contracts with third-party suppliers. We may experience supply problems as a result of financial or operating difficulties or the failure or consolidation of our suppliers. We may also experience supply problems as a result of shortages and discontinuations resulting from product obsolescence or other shortages or allocations by suppliers. Unfavorable economic conditions may also adversely affect our suppliers or the terms on which we purchase products. In the future, we may not be able to negotiate arrangements with third parties to secure products that we require in sufficient quantities or on reasonable terms. If we cannot negotiate arrangements with third parties to produce our products or if the third parties fail to produce our products to our specifications or in a timely manner, our business, results of operations and financial condition may be materially adversely affected.

We are subject to risks associated with labor relations, labor costs and labor disruptions.

We are subject to the costs and risks generally associated with labor disputes and organizing activities related to unionized labor. From time to time, our operations may be disrupted by strikes, public demonstrations or other coordinated actions and publicity. We may incur increased legal costs and indirect labor costs as a result of contractual disputes, negotiations or other labor-related disruptions. Operations where we have collective bargaining agreements with employees accounted for approximately 2.12% of our employees as of September 30, 2017. These operations may be more highly affected by labor force activities than others, and all collective bargaining agreements must be renegotiated annually. Other locations may also face organizing activities or effects. Labor organizing activities could result in additional employees becoming unionized. Furthermore, collective bargaining agreements may limit our ability to reduce the size of workforces during an economic downturn, which could put us at a competitive disadvantage.

Failure to retain key personnel could impede our ability to execute our business plan and growth strategy.

One of the most important factors in our ability to profitably execute our business plan is our ability to attract, develop and retain qualified personnel. Many of our key executives, managers and employees have knowledge and an understanding of our business and our industry that cannot be readily duplicated and they are the key individuals that interface with customers. In addition, the ability to attract and retain qualified personnel is dependent on the availability of qualified personnel, the impact on the labor supply due to general economic conditions and the ability to provide a competitive compensation package. Failure to retain key personnel may materially adversely affect our business, results of operations and financial condition.

In addition, labor shortages, the inability to hire or retain qualified employees nationally, regionally or locally or increased labor costs could have a material adverse effect on our ability to control expenses and efficiently conduct our operations. We may not be able to continue to hire and retain the sufficiently skilled labor force necessary to operate efficiently and to support our operating strategies. Labor expenses could also increase as a result of continuing shortages in the supply of personnel.

We have not operated as an independent company since 2007. WSII’s historical financial information is not representative of the results we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.

The historical information of WSII refers to our business, without giving effect to the Carve-Out Transaction and as operated by and integrated with the Algeco Group. Accordingly, the historical financial information does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from the Algeco Group. For additional information about the past financial performance of WSII, without giving effect to the Carve-Out Transaction or the Business Combination and the basis of presentation of the historical consolidated financial statements of WSII, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included elsewhere in this Current Report on Form 8-K.

We may not be able to successfully acquire and integrate new operations, which could cause our business to suffer.

We may not be able to successfully complete potential strategic acquisitions for various reasons. We anticipate that we will consider acquisitions in the future that meet our strategic growth plans. We cannot predict whether or when acquisitions will be completed, and we may face significant competition for certain acquisition targets. Acquisitions that are completed involve numerous risks, including the following:

•                  difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

•                  diversion of management’s attention from normal daily operations of the business;

•                  difficulties in entering markets in which we have no or limited direct prior experience and where our competitors in such markets have stronger market positions;

•                  difficulties in complying with regulations, such as environmental regulations, and managing risks related to an acquired business;

•                  an inability to timely complete necessary financing and required amendments, if any, to existing agreements;

•                  an inability to implement uniform standards, controls, procedures and policies;

•                  undiscovered and unknown problems, defects, liabilities or other issues related to any acquisition that become known to us only after the acquisition, particularly relating to rental equipment on lease that are unavailable for inspection during the diligence process; and

•                  potential loss of key customers or employees.

In connection with acquisitions we may assume liabilities or acquire damaged assets, some of which may be unknown at the time of such acquisitions; record goodwill and non-amortizable intangible assets that will be subject to future impairment testing and potential periodic impairment charges; or incur amortization expenses related to certain intangible assets.

The condition and regulatory certification of any fleet acquired is assessed as part of the acquisition due diligence. In some cases, fleet condition or regulatory certification may be difficult to determine due to fleet being on lease at the time of acquisition and/or inadequate certification records. Fleet acquisitions may therefore result in a rectification cost which may not have been factored into the acquisition price, impacting deployability and ultimate profitability of the fleet acquired.

Acquisitions are inherently risky, and no assurance can be given that our future acquisitions will be successful or will not materially adversely affect our business, results of operations and financial condition. If we do not manage new markets effectively, some of our new branches and acquisitions may lose money or fail, and we may have to close unprofitable branches. Closing a branch in such circumstances would likely result in additional expenses that would cause our operating results to suffer. To successfully manage growth, we will need to continue to identify additional qualified managers and employees to integrate acquisitions within our established operating, financial and other internal procedures and controls. We will also need to effectively motivate, train and manage our employees. Failure to successfully integrate recent and future acquisitions and new branches into existing operations could materially adversely affect our results of operations and financial condition.

If we determine that our goodwill and intangible assets have become impaired, we may incur impairment charges, which would negatively impact our operating results.

We have goodwill, which represents the excess of the total purchase price of our acquisitions over the fair value of the assets acquired, and other intangible assets. As of September 30, 2017, we had approximately $61.2 million and $125.0 million of goodwill and other intangible assets, net, respectively, in our statement of financial position, which would represent approximately 4.6% and 9.3% of total assets, respectively. We are required to review goodwill and intangible assets at least annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. Impairment may result from significant changes in the manner of use of the acquired asset, negative industry or economic trends and significant underperformance relative to historic or projected operating results.

We recorded impairment charges of $5.5 million in 2016. These charges represent non-cash impairment charges of certain of our operations recognized in connection with its annual goodwill and intangible asset impairment testing. Any additional impairment charges in the future could adversely affect our business, results of operations and financial condition.

We may be unable to recognize deferred tax assets such as those related to our tax loss carryforwards and, as a result, lose future tax savings, which could have a negative impact on our liquidity and financial position.

We recognize deferred tax assets primarily related to deductible temporary differences based on our assessment that the item will be utilized against future taxable income and the benefit will be sustained upon ultimate settlement with the applicable taxing authority. Such deductible temporary differences primarily relate to tax loss carryforwards and deferred interest expense deductions. Tax loss carryforwards arising in a given tax jurisdiction may be carried forward to offset taxable income in future years from such tax jurisdiction and reduce or eliminate income taxes otherwise payable on such taxable income, subject to certain limitations. Deferred interest expense exists primarily within our U.S. operating companies, where interest expense was not previously deductible as incurred but may become deductible in the future subject to certain limitations. We may have to write down, via a valuation allowance, the carrying amount of certain of the deferred tax assets to the extent we determine it is not probable such deferred tax assets will continue to be recognized.

Some of the tax loss carryforwards expire and if we do not have sufficient taxable income in future years to use the tax benefits before they expire, the benefit may be permanently lost. In addition, the taxing authorities could challenge our calculation of the amount of our tax attributes, which could reduce certain of our recognized tax benefits. In addition, tax laws in certain jurisdictions may limit the ability to use carryforwards upon a change in control.

The calculation of Run-Rate Adjusted EBITDA permits certain estimates and assumptions that may differ materially from actual results.

In certain of our financial presentations, we have made further adjustments to earnings before interest, tax, depreciation and amortization (“EBITDA”) to calculate Run-Rate Adjusted EBITDA. These adjustments reflect certain items related to our business strategy, and some of them may not comply with the SEC’s rules governing the use of non-GAAP financial measures.

The calculation of Run-Rate Adjusted EBITDA permits certain estimates and assumptions that may differ materially from actual results. For example, Run-Rate Adjusted EBITDA assumes that we do not experience an increase or a decrease in average monthly rental rates, average units on rent, or in selling, general and administrative (“SG&A”) expenses compared to the three months ended September 30, 2017 (other than as it relates to an increase in SG&A expenses as a result of incremental public company costs). Additionally, Run-Rate Adjusted EBITDA assumes that modular delivery and installation revenues and margins, new and rental unit sale revenues and margins, and modular leasing costs all remain consistent with those experienced for the twelve months ended September 30, 2017. Investors should not consider Run-Rate Adjusted EBITDA in isolation or as a substitute for analyzing our results as reported under GAAP and investors should not place undue reliance upon the calculation of Run-Rate Adjusted EBITDA given the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. Although estimated additional earnings increase Run-Rate Adjusted EBITDA, such additional earnings are merely estimates and we cannot assure you that we would have achieved such additional earnings. Further, no third party, including each of the independent accountants and each of the initial purchasers, has compiled, reviewed or performed any assurance procedures with respect to the estimated cost savings or additional earnings, or has expressed an opinion or given any other form of assurance on the estimated cost savings or earnings, or their respective achievability.

We are subject to various laws and regulations including those governing government contracts, corruption and the environment. Obligations and liabilities under these laws and regulations may materially harm our business.

Government Contract Laws and Regulations

We lease and sell our products to government entities, among other parties, and, as a result, we are subject to various statutes and regulations that apply to companies doing business with the government. The laws governing government contracts can differ from the laws governing private contracts. For example, many government contracts contain favorable pricing terms and conditions that are not typically included in private contracts, such as clauses that make certain obligations of government entities subject to budget appropriations. Many government contracts can be terminated or modified, in whole or in part, at any time, without penalty, by the government. In addition, our failure to comply with these laws and regulations might result in administrative penalties or the suspension of our government contracts or debarment and, as a result, the loss of the related revenue which would harm our business, results of operations and financial condition. We are not aware of any action contemplated by any regulatory authority related to any possible non-compliance by or in connection with our operations.

Our operations are subject to an array of governmental regulations in each of the jurisdictions in which we operate. For example, our activities in the United States are subject to regulation by several federal and state government agencies, including the Occupational Safety and Health Administration (“OSHA”) and by federal and state laws. Our operations and activities in other jurisdictions are subject to similar governmental regulations. Similar to conventionally constructed buildings, the modular business industry is also subject to regulations by multiple governmental agencies in each jurisdiction relating to, among others, environmental, zoning and building standards, and health, safety and transportation matters. Noncompliance with applicable regulations, implementation of new regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities or otherwise have a material adverse effect on our business, results of operations and financial condition.

United States Government Contract Laws and Regulations

Our government customers include the U.S. government, which means we are subject to various statutes and regulations applicable to doing business with the U.S. government. These types of contracts customarily contain provisions that give the U.S. government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors, including provisions that allow the government to unilaterally terminate or modify our federal government contracts, in whole or in part, at the government’s convenience. Under general principles of U.S. government contracting law, if the government terminates a contract for convenience, the terminated company may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting company may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

In addition, U.S. government contracts and grants normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•                  specialized disclosure and accounting requirements unique to U.S. government contracts;

•                  financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•                  public disclosures of certain contract and company information; and

•                  mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

If we fail to maintain compliance with these requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts or under the Federal Civil False Claims Act (the “False Claims Act”). The False Claims Act’s “whistleblower” provisions allow private individuals, including present and former employees, to sue on behalf of the U.S. government. The False Claims Act statute provides for treble damages and other penalties and, if our operations are found to be in violation of the False Claims Act, we could face other adverse action, including suspension or prohibition from doing business with the United States government. Any penalties, damages, fines, suspension or damages could adversely affect our ability to operate our business and our financial results.

Anti-Corruption Laws and Regulations

We are subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials by a U.S. person for the purpose of obtaining or retaining business. Williams Scotsman operates in countries that may present a more corruptible business environment than the United States. Such activities create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of various laws, including the FCPA. We have implemented safeguards and policies to discourage these practices by our employees and agents. However, existing safeguards and any future improvements may prove to be ineffective and employees or agents may engage in conduct for which we might be held responsible.

If employees violate our policies or we fail to maintain adequate record-keeping and internal accounting practices to accurately record our transactions we may be subject to regulatory sanctions. Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions and penalties, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities which could have a material adverse effect on our business, results of operations and financial condition. We are also subject to similar anti-corruption laws in other jurisdictions.

Environmental Laws and Regulations

We are subject to a variety of national, state, regional and local environmental laws and regulations. Among other things, these laws and regulations impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and impose liabilities for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. In the ordinary course of business, we use and generate substances that are regulated or may be hazardous under environmental laws. We have an inherent risk of liability under environmental laws and regulations, both with respect to ongoing operations and with respect to contamination that may have occurred in the past on our properties or as a result of our operations. From time to time, our operations or conditions on properties that we have acquired have resulted in liabilities under these environmental laws. We may in the future incur material costs to comply with environmental laws or sustain material liabilities from claims concerning noncompliance or contamination. We have no reserves for any such liabilities.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities or at third party sites for which we may be liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at sites we own or third party sites may require us to make additional expenditures, some of which could be material.

We may be subject to litigation, judgments, orders or regulatory proceedings that could materially harm our business.

We are subject to claims arising from disputes with customers, employees, vendors and other third parties in the normal course of business. The risks associated with any such disputes may be difficult to assess or quantify and their existence and magnitude may remain unknown for substantial periods of time. If the plaintiffs in any suits against us were to successfully prosecute their claims, or if we were to settle such suits by making significant payments to the plaintiffs, our business, results of operations and financial condition would be harmed. Even if the outcome of a claim proves favorable to us, litigation can be time consuming and costly and may divert management resources. To the extent that our senior executives are named in such lawsuits, our indemnification obligations could magnify the costs.

Unanticipated changes in our tax obligations, the adoption of a new tax legislation, or exposure to additional income tax liabilities could affect profitability.

We are subject to income taxes in the United States, Canada and Mexico. Our tax liabilities are affected by the amounts charged for inventory, services, funding, and other intercompany transactions. We are subject to potential tax examinations in these jurisdictions. Tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other tax positions and assess additional taxes. We regularly assess the likely outcomes of these examinations in order to determine the appropriateness of our tax provision. However, there can be no assurance that we will accurately predict the outcomes of these potential examinations, and the amounts ultimately paid upon resolution of examinations could be materially different from the amounts previously included in our income tax provision and, therefore, could have a material impact on our results of operations and cash flows. In addition, our future effective tax rate could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the discovery of new information in the course of our tax return preparation process. A number of proposals for broad reform of the corporate tax system in the U.S. are under evaluation at the federal level, but it is not possible to accurately determine the overall impact of such proposals on our effective tax rate at this time. Changes in tax laws or regulations, including multijurisdictional changes enacted in response to the guidelines provided by the Organization for Economic Co-operation and Development to address base erosion and profit sharing, may increase tax uncertainty and adversely affect our results of operations.

Any failure of our management information systems could disrupt our business and result in decreased lease or sale revenue and increase overhead costs.

We depend on our management information systems to actively manage our lease fleet, control new unit capital spending and provide fleet information, including leasing history, condition and availability of our units. These functions enhance our ability to optimize fleet utilization, rentability and redeployment. The failure of our management information systems to perform as anticipated could damage our reputation with our customers, disrupt our business or result in, among other things, decreased lease and sales revenue and increased overhead costs. For example, an inaccurate utilization rate could cause us to fail to have sufficient inventory to meet consumer demand, resulting in decreased sales. Any such failure could harm our business, results of operations and financial condition. In addition, the delay or failure to implement information system upgrades and new systems effectively could disrupt our business, distract management’s focus and attention from business operations and growth initiatives and increase our implementation and operating costs, any of which could materially adversely affect our operations and operating results.

Like other companies, our information systems may be vulnerable to a variety of interruptions due to events beyond our control, including, but not limited to, telecommunications failures, computer viruses, security breaches (including cyber-attacks) and other security issues. In addition, because our systems contain information about individuals and businesses, the failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenue, increased costs, regulatory sanctions and other potential material adverse effects on our business, results of operations and financial condition.

Our operations could be subject to natural disasters and other business disruptions, which could materially adversely affect our future revenue and financial condition and increase our costs and expenses.

Our operations could be subject to natural disasters and other business disruptions such as fires, floods, hurricanes, earthquakes and terrorism, which could adversely affect our future revenue and financial condition and increase our costs and expenses. For example, hurricanes Harvey and Irma in August and September 2017 impacted our operations in Texas and Florida. We have submitted claims relating to these hurricanes to our insurers in the impacted locations, however, we may face significant delays in resolving our insurance claims or our insurers may challenge or deny parts or all of our claims. See “Risk Factors—Risks Relating Our Business—We are exposed to various possible claims relating to our business and our insurance may not fully protect us.” See “WSII’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting WSII’s Business—Natural Disasters.” In addition, the occurrence and threat of terrorist attacks may directly or indirectly affect economic conditions, which could in turn adversely affect demand for our products and services. In the event of a major natural or man-made disaster, we could experience loss of life of our employees, destruction of facilities or business interruptions, any of which may materially adversely affect our business. If any of our facilities or a significant amount of our rental equipment were to experience a catastrophic loss, it could disrupt our operations, delay orders, shipments and revenue recognition and result in expenses to repair or replace the damaged rental equipment and facility not covered by asset, liability, business continuity or other insurance contracts. Also, we could face significant increases in premiums or losses of coverage due to the loss experienced during and associated with these and potential future natural or man-made disasters that may materially adversely affect our business. In addition, attacks or armed conflicts that directly impact one or more of our properties could significantly affect our ability to operate those properties and thereby impair our results of operations.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the global economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to various possible claims relating to our business and our insurance may not fully protect us.

We are exposed to various possible claims relating to our business. These possible claims include those relating to: (1) personal injury or death caused by containers, offices or trailers rented or sold by us; (2) motor vehicle accidents involving our vehicles and our employees; (3) employment-related claims; (4) property damage and (5) commercial claims. Our insurance policies have deductibles or self-insured retentions which would require us to expand amounts prior to taking advantage of coverage limits. We believe that we have adequate insurance coverage for the protection of our assets and operations. However, our insurance may not fully protect us for certain types of claims such as dishonest, fraudulent, criminal or malicious acts; terrorism, war, hostile or warlike action during a time of peace; automobile physical damage; natural disasters; and cybercrime.

Demand for our products and services is sensitive to changes in demand within a number of key industry end-markets and geographic regions.

Our financial performance is dependent on the level of demand for our products and services, which is sensitive to the level of demand within various sectors, in particular, the commercial and industrial, construction, education, energy and natural resources, government and other end-markets. Each of these sectors is influenced not only by the state of the general global economy but by a number of more specific factors as well. For example, demand for modular buildings within the energy and resources sector may be materially adversely affected by a decline in global energy prices. Demand for our products and services may also vary among different localities or regions.

The levels of activity in these sectors and geographic regions may also be cyclical, and we may not be able to predict the timing, extent or duration of the activity cycles in the markets in which we or our key customers operate. A decline or slowed growth in any of these sectors or geographic regions could result in reduced demand for its products and services, which may materially adversely affect our business, results of operations and financial condition.

We may not be able to redeploy our units effectively should a significant number of our leased units be returned during a short period of time, which could adversely affect our financial performance.

While our typical lease terms include contractual provisions requiring customers to retain units on lease for a specified period, our customers generally rent their units for periods longer than the contractual lease terms. As of December 31, 2016, the average lease duration of our current lease portfolio is approximately 35 months. Should a significant number of leased units be returned during a short period of time, a large supply of units would need to be remarketed. Our failure to effectively remarket a large influx of units returning from leases could have a material adverse effect on our financial performance.

Failure to close our unit sales transactions as projected could cause our actual revenue or cash flow for a particular fiscal period to differ from expectations.

Sales of new and used modular space and portable storage units to customers represented approximately 13% of our revenue during the nine months ended September 30, 2017. The completion of sale transactions is subject to certain factors that are beyond our control, including permit requirements and weather conditions. Accordingly, the actual timing of the completion of these transactions may take longer than expected. As a result, our actual revenue and cash flow in a particular fiscal period may not consistently correlate to our internal operational plans and budgets. If we are unable to prepare accurate internal operational plans and budgets, we may fail to take advantage of business and growth opportunities otherwise available and our business, results of operations and financial condition may be materially adversely affected.

Any failure by Algeco Global or one of its affiliates to deliver the services to be provided under the Transition Services Agreement or breach of the covenants in the IP Agreement could have a material adverse effect on our business, financial condition and results of operations.

In connection with the Carve-Out Transaction, we entered into the Transition Services Agreement and the IP Agreement, respectively, with Algeco Global and A/S Holdings, respectively, for the mutual provision of certain transitional services and the mutual agreement to take or refrain from taking certain actions for certain periods specified therein. The transitional services provided under the Transition Services Agreement include use of office space and information technology, human resources, accounting, insurance, legal, tax, treasury and other services. If Algeco Global fails to provide or procure the services envisaged under the Transition Services Agreement, or fails to provide such services in a timely manner, such failure could have a material adverse effect on our business, financial condition and results of operations. Additionally, under the IP Agreement, we, the Holdco Acquiror and the parent of Algeco Global will cooperate to simultaneously use certain trademarks that include the word “SCOTSMAN” and wind down our and their respective use thereof over a specified period. The primary intent of the IP Agreement is to avoid customer confusion in the marketplace and protect the goodwill associated with the “SCOTSMAN” trademarks. Any breach of the covenants and agreements set forth in the IP Agreement by Algeco Global or its affiliates could have a material adverse effect on our business, financial condition and results of operations.

Our future operating results may fluctuate, fail to match past performance or fail to meet expectations.

Our operating results may fluctuate, fail to match past performance or fail to meet the expectations of analysts and investors. Our financial results may fluctuate as a result of a number of factors, some of which are beyond our control, including but not limited to:

•                  general economic conditions in the geographies and industries where we rent and sell our products;

•                  seasonal fluctuations in business volume;

•                  legislative and educational policies where we rent and sell our products;

•                  the budgetary constraints of our customers;

•                  the success of our strategic growth initiatives;

•                  the costs associated with the launching or integrating new or acquired businesses;

•                  the cost, type and timing of equipment purchases, rentals and sales;

•                  the nature and duration of the equipment needs of our customers;

•                  the raw material or labor costs of equipment purchased for lease or resale;

•                  the timing of new product introductions by us, our suppliers and our competitors;

•                  the volume, timing and mix of maintenance and repair work on our rental equipment;

•                  our equipment mix, availability, utilization and pricing;

•                  changes in end-user demand requirements;

•                  the mix, by state and country, of our revenue, personnel and assets;

•                  the impairment of our rental equipment arising from excess, obsolete or damaged equipment;

•                  movements in interest rates, exchange rates or tax rates;

•                  changes in, and application of, accounting rules;

•                  changes in the regulations applicable to us;

•                  litigation matters;

•                  the success of large scale capital intensive projects;

•                  liquidity, including the impact of our debt service costs; and

•                  attrition and retention risk.

As a result of these factors, WSII’s historical financial results are not necessarily indicative of our future results.

WSII has not been managed as a public company since 2007 and its resources may not be sufficient to fulfill its public company obligations.

Following the completion of the Transactions, we are subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. While certain members of our management team have experience in managing a public company, we have not had all of the resources typically found in a public company since around the time of the completion of our acquisition by the Ristretto Group S.á r.l. and our subsequent delisting in 2007. Our internal infrastructure may not be adequate to support its increased reporting obligations, and it may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome its lack of experience or employees. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws, the listing requirements of Nasdaq or such other national securities exchange on which our equity securities may trade and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of the business, which could adversely affect our business, financial condition, and operating results. Our business could be adversely affected if our internal infrastructure is inadequate, if we are unable to engage outside consultants or if we are otherwise unable to fulfill our public company obligations.

We incur significantly increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance efforts.

We incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”) and the Sarbanes-Oxley Act of 2002 as amended (the “Sarbanes-Oxley Act”), as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including legal and accounting costs, and make some activities more time-consuming and costly. It is possible that these expenses will exceed the increases projected by management. These laws, rules and regulations may also make it more expensive to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on its board of directors or as officers. Although the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”) may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact its results of operations and financial condition.

Risks Relating to Our Indebtedness

Our leverage may make it difficult for us to service our debt and operate our business.

As of September 30, 2017, on a pro forma basis after giving effect to the Transactions, we would have had $528.9 million of total indebtedness, excluding deferred financing fees, consisting primarily of $190 million of borrowings under the ABL Facility, $300 million of Notes and $38.9 million of other financing obligations.

Our leverage could have important consequences, including:

•                  making it more difficult to satisfy our obligations with respect to our various debt (including the Notes offered hereby) and liabilities;

•                  requiring us to dedicate a substantial portion of our cash flow from operations to debt payments, thus reducing the availability of cash flow to fund internal growth through working capital and capital expenditures on our existing fleet or a new fleet and for other general corporate purposes;

•                  increasing our vulnerability to a downturn in our business or adverse economic or industry conditions;

•                  placing us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow and that, therefore, may be able to take advantage of opportunities that our leverage would prevent us from pursuing;

•                  limiting our flexibility in planning for or reacting to changes in our business and industry;

•                  restricting us from pursuing strategic acquisitions or exploiting certain business opportunities or causing us to make non-strategic divestitures; and

•                  limiting, among other things, our ability to borrow additional funds or raise equity capital in the future and increasing the costs of such additional financings.

Our cash finance costs for the nine months ended September 30, 2017 would have been approximately $27.5 million on a pro forma basis after giving effect to the Transactions. Our ability to meet our debt service obligations, including those under the ABL Facility and the Notes, or to refinance our debt depends on our future operating and financial performance, which will be affected by our ability to successfully implement our business strategy as well as general economic, financial, competitive, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of our existing or future debt instruments may limit or prevent us from taking any of these actions. If we default on the payments required under the terms of certain of our indebtedness, that indebtedness, together with debt incurred pursuant to other debt agreements or instruments that contain cross-default or cross-acceleration provisions, may become payable on demand, and we may not have sufficient funds to repay all of our debts. As a result, our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.

Despite WSII’S current level of indebtedness, we and our subsidiaries will still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional debt in the future. After giving effect to the Transactions, as of September 30, 2017, WSII and the guarantors of the Notes and the ABL Facility would have had up to $402.4 million available for borrowing under the ABL Facility including letters of credit, subject to borrowing base availability. Although the Indenture and the credit agreement that will govern the ABL Facility will contain restrictions on the incurrence of additional debt, these restrictions will be subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of debt that could be incurred in compliance with these restrictions could be substantial. In addition, the Indenture and the credit agreement that will govern the ABL Facility will not prevent us from incurring other obligations that do not constitute indebtedness under those agreements. If new debt is added to our and our subsidiaries’ existing debt levels, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase.

We are subject to and may, in the future become subject to, covenants that limit our operating and financial flexibility and, if we default under our debt covenants, we may not be able to meet our payment obligations.

The ABL Facility and the Indenture, as well as any instruments that will govern any future debt obligations, contain covenants that impose significant restrictions on the way the Holdco Acquiror and its subsidiaries can operate, including restrictions on the ability to:

•                  incur or guarantee additional debt and issue certain types of stock;

•                  create or incur certain liens;

•                  make certain payments, including dividends or other distributions, with respect to our equity securities;

•                  prepay or redeem junior debt;

•                  make certain investments or acquisitions, including participating in joint ventures;

•                  engage in certain transactions with affiliates;

•                  create unrestricted subsidiaries;

•                  create encumbrances or restrictions on the payment of dividends or other distributions, loans or advances to, and on the transfer of, assets to the issuer or any restricted subsidiary;

•                  sell assets, consolidate or merge with or into other companies;

•                  sell or transfer all or substantially all our assets or those of our subsidiaries on a consolidated basis; and

•                  issue or sell share capital of certain subsidiaries.

Although these limitations are subject to significant exceptions and qualifications, these covenants could limit our ability to finance future operations and capital needs and our ability to pursue acquisitions and other business activities that may be in our interest. The Holdco Acquiror and its subsidiaries’ ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If the Holdco Acquiror or any of its subsidiaries default on their obligations under the ABL Facility and the Indenture, then the relevant lenders or holders could elect to declare the debt, together with accrued and unpaid interest and other fees, if any, immediately due and payable and proceed against any collateral securing that debt. If the debt under the ABL Facility, the Indenture or any other material financing arrangement that we enter into were to be accelerated, our assets may be insufficient to repay in full the ABL Facility, the Notes and our other debt.

The ABL Facility also requires our subsidiaries to satisfy specified financial maintenance tests in the event certain excess liquidity requirements are not satisfied. The ability to meet these tests could be affected by deterioration in our operating results, as well as by events beyond our control, including increases in raw materials prices and unfavorable economic conditions, and we cannot assure you that these tests will be met. If an event of default occurs under the ABL Facility, the lenders could terminate their commitments and declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be immediately due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions also may be accelerated or become payable on demand. In these circumstances, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness then outstanding.

The amount of borrowings permitted at any time under the ABL Facility will be subject to compliance with limits based on a periodic borrowing base valuation of the collateral thereunder. As a result, our access to credit under the ABL Facility will potentially be subject to significant fluctuations depending on the value of the borrowing base of eligible assets as of any measurement date, as well as certain discretionary rights of the agent in respect of the calculation of such borrowing base value. As a result of any change in valuation, the availability under the ABL Facility may be reduced, or we may be required to make a repayment of the ABL Facility, which may be significant. The inability to borrow under the ABL Facility or the use of available cash to repay the ABL Facility as a result of a valuation change may adversely affect our liquidity, results of operations and financial position.

Risks Relating to the Notes

The Notes will effectively be subordinated to WSII and the ABL Guarantors indebtedness under the ABL Facility to the extent of the value of the collateral that secures the ABL Facility and the liens securing the Notes and the related guarantees will be junior to the liens securing the ABL Facility. The value of the collateral securing the Notes may not be sufficient to satisfy all of WSII’s obligations under the Notes.

The ABL Facility is secured by a first priority lien on substantially all of WSII’s and the ABL Facility guarantors’ assets. The Notes and the guarantees will be secured by a second priority lien on WSII’s assets and the assets of the Note Guarantors that, pursuant to the terms of the intercreditor agreement, will be junior to the lien securing the ABL Facility. In addition, the guarantee of the Notes by our indirect subsidiary, WS Equipment II will be subordinated in right of payment to its obligations under the ABL Facility. WSII’s first lien creditors will be entitled to receive proceeds from the realization of value of the assets securing such indebtedness to repay such indebtedness in full before holders of the Notes (the “Noteholders”) will be entitled to any recovery from such assets. As a result, the Notes and the guarantees will be effectively subordinated and as relates to the guarantee by WS Equipment II, contractually subordinated, in right of payment, to WSII’s indebtedness under the ABL Facility, to the extent of the value of the collateral securing the ABL Facility. The Indenture will permit WSII and the Note Guarantors to incur additional first lien indebtedness in the future. Holders or lenders of additional first lien indebtedness, or an agent or representative acting on their behalf, may accede to, and benefit from, the intercreditor agreement without the consent of the Noteholders or the trustee or collateral agent for the Notes. In addition, the ABL Facility or other first lien indebtedness may be refinanced or replaced and the lenders or holders of the refinancing or replacement indebtedness will benefit from the intercreditor agreement, provided that the accession of the representative for the lenders or holders of such refinancing or replacement indebtedness complies with the applicable provisions of the intercreditor agreement in connection with such accession.

In addition, certain other secured creditors may also have permitted liens on the collateral which rank senior to the liens thereon that will secure WSII’s obligations under the Notes and the guarantees. Consequently, the Notes will also be effectively subordinated to such indebtedness to the extent of the value of the assets securing such indebtedness. The effect of this effective subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay until after all secured first priority claims against the affected entity have been fully paid.

As of and for the nine months ended September 30, 2017, on a pro forma basis after giving effect to the Transactions, including entering into and borrowing under the ABL Facility, the issuance of the guarantees by the ABL Guarantors, the offering of the Notes and the issuance of the guarantees by the Note Guarantors and the assumed application of the estimated net proceeds therefrom:

•                  WSII and the ABL Guarantors would have had outstanding an aggregate of $190 million of indebtedness secured by a first priority lien outstanding and $402.4 million of borrowing capacity (net of $7.6 million of letters of credit) under the ABL Facility, subject to, among other things, the maintenance of a sufficient borrowing base under the ABL Facility;

•                  WSII and the Note Guarantors would have had an aggregate of $300 million of Notes outstanding secured by a second priority lien; and

•                  WSII would have had outstanding an aggregate of $38.9 million of indebtedness under capital leases and other financing obligations that do not constitute collateral securing the ABL Facility or the Notes.

Although the Indenture will limit the incurrence of indebtedness and preferred stock of certain of WSII’s subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture will not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered indebtedness under the Indenture.

Not all of WSII’s subsidiaries will be Note Guarantors and therefore the Notes will be structurally subordinated to all indebtedness of WSII’s subsidiaries that do not become Note Guarantors.

WSII’s current Canadian and Mexican subsidiaries and WSII’s future subsidiaries organized in jurisdictions outside the United States will not guarantee the Notes. As of September 30, 2017, on a pro forma basis giving effect to the Transactions, WSII’s non-guarantor subsidiaries would have accounted for approximately $172.5 million, or 12.9%, of WSII’s consolidated assets and approximately $54.9 million, or 7.0%, of WSII’s consolidated liabilities (excluding intercompany assets and liabilities). In addition, for the twelve months ended September 30, 2017, on a pro forma basis giving effect to the Transactions, these subsidiaries contributed $45.8 million, or 10.7%, to consolidated revenue and $11.0 million or $11.1% to consolidated Adjusted EBITDA. Noteholders will not have any claim as a creditor against any of WSII’s subsidiaries that do not become Note Guarantors. The Indenture will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. Debt and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to Note claims against those subsidiaries. The Notes will not be secured by any of the assets of non-guarantor subsidiaries.

In addition, in the event of bankruptcy, liquidation or reorganization of any of WSII’s subsidiaries that are not Note Guarantors, these non-guarantor subsidiaries will pay the holders of their debts, holders of their equity interests and their trade creditors before they will be able to distribute any of their assets to WSII.

In the event of a default, WSII may have insufficient funds to make any payments due on the Notes.

A breach of any covenant in the credit agreement governing the ABL Facility, the Indenture or the agreements governing any other debt that WSII may have outstanding from time to time could result in a default under that agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, WSII may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to WSII. If WSII’s debt is in default for any reason, our business, financial condition and results of operations could be materially adversely affected.

If there were an event of default under any of WSII’s debt instruments that was not cured or waived, the holders of the defaulted debt could terminate their commitments thereunder and cause all amounts outstanding with respect to such indebtedness to be due and payable immediately, which in turn could result in cross-defaults under WSII’s other debt instruments, including the Indenture. WSII cannot assure that WSII’s assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if WSII defaulted on the ABL Facility and WSII were unable to repay, refinance or restructure that indebtedness, the holders of that debt could proceed against the collateral securing that indebtedness. If WSII is not able to refinance debt that has been accelerated, WSII may be forced into bankruptcy or liquidation, and WSII may not be able to repay its obligations under the Notes in such an event.

The terms of the Indenture and the intercreditor agreement permit, without the consent of the Noteholders, various releases of the Notes collateral, amendments and waivers with respect to the security documents relating to the Notes collateral and changes with respect to who controls actions with respect to the Notes collateral, that could be adverse to the Noteholders.

The rights of the Noteholders with respect to the Notes collateral are substantially limited by the terms of the Indenture and the intercreditor agreement. Under the intercreditor agreement, at any time that obligations secured by a first-priority lien on the Notes collateral, including the first priority lien granted to the lenders under the ABL Facility, are outstanding, certain actions that may be taken with respect to (or in respect of) the Notes collateral, including the ability to cause the commencement of enforcement proceedings against the Notes collateral and to control the conduct of such proceedings, the release of Notes collateral from the liens securing the secured Notes, and waivers, amendments and consents in respect of the collateral documents will be at the direction of the holders of the obligations secured by first-priority liens on the Notes collateral (in each case, subject to certain exceptions) and the Noteholders may be adversely affected by such actions.

In addition, because the holders of the indebtedness secured by first-priority liens on the Notes collateral will control the disposition of the Notes collateral, such holders could decide not to proceed against the Notes collateral, regardless of whether there is a default under the documents governing such indebtedness or under the Indenture. The intercreditor agreement contains certain provisions benefiting holders of indebtedness under WSII’s ABL Facility, including provisions limiting the ability of the trustee and the collateral agent from objecting in a bankruptcy proceeding to a number of important matters regarding the Notes collateral and financing to be provided to us. After such bankruptcy filing, the value of the Notes collateral could materially deteriorate and Noteholders could be unable to raise an objection. In addition, the right of holders of obligations secured by first-priority liens to foreclose upon and sell the Notes collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

The Notes collateral is also subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under the ABL Facility and other creditors that have the benefit of first-priority liens on such collateral from time to time, whether on or after the date the Notes and guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Notes collateral as well as the ability of the collateral agent to realize or foreclose on such collateral.

The collateral securing the Notes may be diluted under certain circumstances.

The collateral that secures the Notes also secures WSII’s obligations under the ABL Facility. This collateral may also secure additional senior indebtedness, including additional notes and additional credit facilities debt that WSII incurs in the future, subject to restrictions on its ability to incur debt and liens under the ABL Facility and the Indenture. Noteholders’ rights to the collateral would be diluted by any increase in the indebtedness secured on a pari passu or priority basis by this collateral.

There may not be sufficient collateral to pay all or any of the Notes.

Under the terms of the security documents, the proceeds of any collection, sale, disposition or other realization of collateral received in connection with the exercise of remedies with respect to collateral (including distributions of cash, securities or other property on account of the value of the collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be applied first to repay amounts due, including interest, under the ABL Facility (including any post-petition interest with respect thereto, whether or not allowed or allowable in such bankruptcy proceeding), and to repay certain hedging and cash management obligations before the Noteholders receive any proceeds. As a result, the claims of Noteholders to such proceeds will rank behind the claims, including interest, of the lenders and the letter of credit issuers under the ABL Facility, including claims for certain hedging and cash management obligations. In addition, the terms of the Indenture permit the incurrence of additional debt that may be secured on a pari passu basis with the Notes or in certain instances on a senior basis with respect to the collateral.

No appraisal of the value of the collateral has been made for purposes of the Notes offering. The fair market value of the collateral securing the Notes is subject to fluctuations based on factors that include, among others, the condition of the markets for the collateral, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. As a result, we can make no assurance that our historical book values will approximate fair value or that such fair value will be sufficient to fully collateralize the Notes offered hereby. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of this collateral will be sufficient to pay our obligations under the Notes.

To the extent that liens permitted under the Indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first priority liens), encumber any of the collateral securing the Notes and the guarantees of the Notes, those parties may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the Indenture or the Noteholders to realize or foreclose on the collateral.

Certain security over the collateral securing the Notes was not in place on the date of issuance of the Notes and was not perfected on such date.

Certain of the liens securing the Notes were not in place on the date of the issuance of the Notes and were not perfected on such date. Under the Indenture, WSII is required, on or prior to the 120th day after the closing of the Business Combination, to cause the collateral agent, for the benefit of the Noteholders, to have valid and perfected second priority liens on the collateral securing the Notes. The failure to comply with this requirement would constitute an event of default under the Indenture. As a result, in the event of an acceleration of the indebtedness under the Notes and the Indenture prior to the grant of the security interest over the collateral securing the Notes in favor of the collateral agent, for the benefit of the Noteholders as described above (including following an event of default for failure to comply with the requirement to provide such security interest), Noteholders would have only an unsecured claim against our assets.

The Noteholders’ rights in the collateral may be adversely affected by the failure to create valid liens or to perfect security interests.

Under applicable law, a security interest in certain tangible and intangible assets can only be properly perfected, a valid lien created on such assets can only be granted, and the priority of such lien can only be retained, through certain actions undertaken by the secured party and/or the grantor of the security. The liens in the collateral securing the Notes may not be perfected or validly created with respect to the claims of the Notes if WSII or the collateral agent for the Notes fails or is unable to take the actions we are required to take to perfect or validly create any of these liens. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, and certain proceeds, can only be perfected at or promptly following the time such property and rights are acquired and identified.

The trustee or the collateral agent may not properly monitor, or WSII may not comply with its obligations to inform the trustee or the collateral agent for the notes of, any future acquisition of property or rights by WSII, and the necessary action may not be taken to properly perfect the security interest in such after acquired property or rights. Such failure may result in the invalidity of the security interest in the collateral or adversely affect the priority of the security interest in favor of the Noteholders against third parties. Neither the trustee nor the collateral agent has any obligation to monitor the acquisition of additional property or rights by WSII or the perfection of any security interest.

The imposition of certain permitted liens could materially adversely affect the value of the collateral. In addition, certain assets are excluded from the collateral.

The collateral securing the Notes may be subject to liens permitted under the terms of the Indenture and the ABL Facility, whether arising on or after the date the Notes are issued. The existence of any permitted liens could materially adversely affect the value of the collateral that could be realized by the Noteholders as well as the ability of the collateral agent to realize or foreclose on such collateral. Certain assets are excluded from the collateral securing the Notes.

There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes and related guarantees will be released automatically, without the consent of the Noteholders or the consent of the trustee.

Under various circumstances, collateral securing the Notes will be released automatically, including:

•                  in whole or in part, as applicable, with respect to collateral which has been taken by eminent domain, condemnation or other similar circumstances;

•                  in part, upon a sale, transfer or other disposal of such collateral in a transaction that complies with the covenant in the Indenture regarding asset sales;

•                  in part, with respect to collateral held by a Note Guarantor, upon the release of such Note Guarantor from its guarantee of the Notes;

•                  in part, in accordance with the applicable provisions of the Indenture, security documents and intercreditor agreement;

•                  in whole upon satisfaction and discharge of the Indenture;

•                  in whole upon a legal defeasance or covenant defeasance of the Indenture; or

•                  in whole or in part with the consent of holders of at least 66 2/3% in aggregate principal amount of the Notes.

In addition, the guarantees of the Notes of a Note Guarantor will be automatically released in connection with a sale of such Note Guarantor in a transaction permitted under the Indenture.

The Indenture also permits WSII to designate one or more of its restricted subsidiaries that is a Note Guarantor as an unrestricted subsidiary. If WSII designates a Note Guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the Indenture. The designation of a restricted subsidiary that is a Note Guarantor as an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of such unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim relative to the Notes on the assets of such unrestricted subsidiary and its subsidiaries.

WSII will in most cases have control over the collateral.

The Indenture and the security documents relating to the Notes allow WSII and the Note Guarantors to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral. So long as no default or event of default under the Indenture would result therefrom, WSII may, among other things, without any release or consent by the trustee or the collateral agent, conduct ordinary course activities with respect to the collateral such as selling, modifying, abandoning or otherwise disposing of collateral and making ordinary course cash payments, including repayments of indebtedness. Any of these activities could reduce the value of the collateral, which could reduce the amounts payable to Noteholders from the proceeds of any sale of the collateral in the case of an enforcement of the liens securing the Notes.

The collateral is subject to casualty risks and potential environmental liabilities.

WSII intends to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for its business. Certain losses may, however, be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate WSII fully for its losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Notes and the related guarantees. In addition, even if there is sufficient insurance coverage, there may be significant delays in obtaining the insurance proceeds or replacement collateral. As a result, if WSII incurs an event that damages or destroys collateral, it could reduce the aggregate value of the collateral, which could reduce the amounts payable from the proceeds of any sale of the collateral in the case of an enforcement of the liens securing the Notes.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because owners and operators of real property may be held liable, and the property itself could become subject to a lien, under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the Noteholders.

Noteholders’ right in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the Notes against third parties.

State law may limit the ability of the collateral agent, the trustee and the Noteholders to foreclose on the real property and improvements included in the collateral.

The Notes are secured by, among other things, liens on real property and improvements located in the states in which WSII operates. The laws of those states may limit the ability of the collateral agent, the trustee and the Noteholders to foreclose on the improved real property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests that secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure. The Noteholders, the collateral agent and the trustee also may be limited in the ability to enforce a breach of the “no liens” covenant in the Indenture. Some court decisions have placed limits on a lender’s ability to prohibit and to accelerate debt secured by real property upon breach of covenants prohibiting sales or assignments or the creation of certain junior liens or leasehold estates, and the applicable creditor may need to demonstrate that enforcement of such covenants is reasonably necessary to protect against impairment of such creditor’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of any such preemption is uncertain. Accordingly, a court could prevent the collateral agent, the trustee and the Noteholders from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

Pledges of equity interests of certain of WSII’s foreign subsidiaries will not be perfected pursuant to foreign law pledge documents.

Part of the collateral for the repayment of the Notes will consist of a pledge of 65% of the voting stock and 100% of the non-voting stock of first-tier foreign subsidiaries owned by WSII or the Note Guarantors. Although such pledges of equity interests will be granted under United States security documents, it may be necessary or desirable to perfect such pledges under foreign law pledge documents. No perfection steps are expected to be taken under foreign law with respect to such pledges of equity interests.

A guarantee could be voided if it constitutes a fraudulent transfer under bankruptcy or similar state or foreign law, which would prevent the Noteholders from relying on that guarantor to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees or liens granted in connection therewith can be voided, or claims under the guarantees may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•                  was insolvent or rendered insolvent by reason of such incurrence;

•                  was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•                  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The guarantees may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor or the benefit of any security interest provided thereby. Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, were greater than the fair value of all its assets;

•                  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including subordinated or contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

WSII cannot be certain as to the standards a court would use to determine whether or not WSII or the Note Guarantors were solvent at the relevant time, or, regardless of the standard that a court were to use, that the issuance of the Notes and the guarantees would not be subordinated to our or any Note Guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Note Guarantor, the obligations of the applicable Note Guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable Note Guarantor’s other debt or take other action detrimental to the Noteholders.

In the event of WSII’s bankruptcy, the ability of the Noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of Noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of WSII’s bankruptcy. Under applicable U.S. federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

•                  the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•                  any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•                  any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•                  any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

Thus, upon the commencement of a bankruptcy case, secured creditors are prohibited from, among other things, repossessing their collateral from a debtor, or from disposing of such collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use, sell or lease collateral (including cash that constitutes collateral) in the ordinary course of its business even though the debtor is in default under the applicable debt instruments. The bankruptcy court will prohibit or condition such use, sale or lease of collateral as it determines is necessary to provide “adequate protection” of the secured creditor’s interest in the collateral. The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional or replacement security or claims, if and at such times as the court in its discretion determines any diminution in the value of the collateral occurs as a result of the debtor’s use, sale or lease of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the trustee or collateral agent under the Indenture could foreclose upon or sell the collateral or whether or to what extent Noteholders would be compensated for any delay in payment or loss of value as a result of the use, sale or lease of their collateral through the requirement of “adequate protection.” A creditor may seek relief from the stay from the bankruptcy court to take any of the acts described above that would otherwise be prohibited by the automatic stay. Bankruptcy courts have broad discretionary powers in determining whether to grant a creditor relief from the stay.

In the event of a bankruptcy of WSII or any of the Note Guarantors, Noteholders may be deemed to have an unsecured claim to the extent that WSII’s obligations in respect of the Notes exceed the fair market value of the collateral securing the Notes.

In any bankruptcy proceeding with respect to WSII or any of the Note Guarantors, it is possible that the bankruptcy trustee, the debtor in possession or competing creditors will assert that the fair market value of the collateral securing the Notes on the date of the bankruptcy filing is not sufficient to satisfy all prior claims secured by the collateral and the then-current principal amount of the Notes. Upon a finding by the bankruptcy court that the Notes are under-secured, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the Noteholders would be limited by the value of the collateral.

Other consequences of a finding that the Notes are under-secured would be, among other things, a lack of entitlement on the part of the Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Notes to receive other “adequate protection” under the Title 11 of the United States Code, as amended (the “U.S. Bankruptcy Code”). In addition, if any payments of post-petition interest had been made at the time of such a finding that the Notes are under-secured, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes.

The value of the collateral securing the Notes may not be sufficient to secure post-petition interest, if applicable.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us in the United States, Noteholders will only be entitled to post-petition interest, if applicable, under the U.S. Bankruptcy Code, to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Noteholders that have a security interest in the collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest, fees or expenses under the U.S. Bankruptcy Code or be entitled to adequate protection with respect to any under secured portion of their claims under the Notes. No appraisal of the fair market value of the collateral was prepared in connection with the offering of the Notes and WSII therefore cannot assure that the value of the holders’ interest in the collateral equals or exceeds the principal amount of the Notes.

Any future pledge of collateral in favor of the Noteholders might be voidable in bankruptcy.

Any future pledge of collateral in favor of the Noteholders, including pursuant to security documents delivered after the date of the Indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the U.S. Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the Noteholders to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced with 90 days following the pledge, or, in certain circumstances, a longer period.

WSII may be unable to purchase the Notes upon a change of control, and the change of control provision in the Indenture may not afford Noteholders certain protections against certain corporate events.

Upon the occurrence of specified kinds of change of control events, WSII will be required to offer to repurchase all outstanding Notes at a price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest to the date of repurchase. However, it is possible that WSII will not have sufficient funds at the time of the change of control to make the required repurchase of the Notes. If WSII is required to repurchase the Notes, WSII would probably require third party financing. WSII cannot be sure that it would be able to obtain third party financing on acceptable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of WSII’s assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of WSII’s capital stock or assets has occurred, in which case, the ability of a Noteholder to obtain the benefit of an offer to repurchase all of a portion of the Notes held by such Noteholder may be impaired.

The change of control provision contained in the Indenture may not necessarily afford protection to Noteholders in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar transaction involving WSII that may adversely affect Noteholders, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a “change of control” as defined in the Indenture. Except in certain limited circumstances as provided therein, the Indenture does not contain provisions that require WSII to offer to repurchase or redeem the Notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction.

The events that constitute a change of control are also events of default under the ABL Facility. These events will permit the lenders under the ABL Facility to accelerate the indebtedness outstanding thereunder. If WSII is required to repurchase the Notes pursuant to a change of control offer and repay certain amounts outstanding under the ABL Facility if such indebtedness is accelerated, WSII is likely to require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. If the indebtedness under the ABL Facility is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting WSII’s ability to raise cash to purchase the Notes, and reducing the practical benefit of the offer to purchase provisions to the Noteholders.

There is no established trading market for the Notes and Noteholders may not be able to sell the Notes readily or at all or at or above the price they paid, and there can be no assurance that an active trading market will develop.

The Notes are a new issue of securities and there is no established trading market for them. WSII cannot assure you that an active trading market will develop for the Notes or if one does develop, that it will be maintained. WSII expects the Notes to be eligible for trading by “qualified institutional buyers” as defined under Rule 144A under the Securities Act, and to persons that are “not U.S. persons” as defined under Regulation S under the Securities Act. WSII does not intend to apply for the Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers of the Notes have advised that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue any market making in the Notes at any time without notice. Noteholders may not be able to sell their Notes at a particular time or at favorable prices. As a result, WSII cannot assure as to the liquidity of any trading market for the Notes. Accordingly, Noteholders may be required to bear the financial risk of their investment in the Notes indefinitely. If a trading market were to develop, future trading prices of the Notes may be volatile and will depend on many factors, including:

•                  changes in the overall market for securities similar to the Notes;

•                  changes in WSII’s financial performance or prospects;

•                  the prospects for companies in WSII’s industry generally;

•                  the number of Noteholders;

•                  the interest of securities dealers in making a market for the Notes; and

•                  prevailing interest rates.

Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading market for the Notes. In such cases, Noteholders may not be able to sell the Notes at a particular time or at a favorable price.

The Notes will not be registered and may not be publicly offered, sold or otherwise transferred in any jurisdiction where registration may be required.

There are restrictions on the ability of Noteholders to resell the Notes.

The offer and sale of the Notes and the related guarantees were not registered under the Securities Act or any state securities laws. Absent such registration, the Notes and guarantees were offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws. Moreover, the safe harbor under Rule 144 under the Securities Act for resales of restricted securities by non-affiliates of the issuer will not be available to purchasers of the Notes until one year after they purchased the Notes. These restrictions will significantly limit the ability to resell the Notes.

WSII faces risks related to rating agency downgrades.

WSII expects one or more rating agencies to rate the Notes. If such rating agencies either assign the Notes a rating lower than the rating expected by investors, or reduce the rating in the future, the market price of the Notes could be adversely affected. In addition, if any other outstanding debt of WSII is rated and subsequently downgraded, raising capital could become more difficult, borrowing costs under WSII’s credit facilities and other future borrowings may increase and the market price of the Notes may decrease.

The market price for the Notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of the securities. Even if a trading market for the Notes develops, it may be subject to disruptions and price volatility. Any disruptions may have a negative effect on Noteholders, regardless of WSII’s prospects and financial performance.

Many of the restrictive covenants contained in the Indenture will not apply during any period in which the Notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the restrictive covenants contained in the Indenture will not apply to WSII during any period in which the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group, provided that at such time no default or event of default has occurred and is continuing. Such covenants include restrictions on, among other things, WSII’s ability to make certain distributions, incur indebtedness and enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade or that if the Notes ever are rated investment grade they will maintain these ratings. However, suspension of these covenants would allow WSII to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the Indenture.

WSII may be unable to repay or repurchase the Notes at maturity.

At maturity, the entire outstanding principal amount of the Notes, together with accrued and unpaid interest, if any, will become due and payable. WSII may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If, upon the maturity date, other arrangements prohibit WSII from repaying the Notes, WSII could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or is could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if WSII were not able to obtain such waivers or refinance these borrowings, WSII would be unable to repay the Notes.

The Notes will initially be held in book-entry form, and therefore holders must rely on the procedures of the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated Notes are issued in exchange for book-entry interests in the Notes, owners of the book-entry interests will not be considered owners or holders of Notes. Instead, the Depository Trust Company (“DTC”), or its nominee, will be the sole holder of the Notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the Notes in global form and credited by such participants to indirect participants. Unlike Noteholders themselves, owners of book-entry interests will not have the direct right to act upon WSII’s solicitations for consents or requests for waivers or other actions from Noteholders. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

Selected Historical Financial Information

The following table shows selected historical financial information of WSII for the periods and as of the dates indicated.

The selected historical financial information of WSII as of and for the years ended December 31, 2016, 2015 and 2014 was derived from the audited historical consolidated financial statements of WSII. The selected historical interim financial information of WSII as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 was derived from the unaudited interim consolidated financial statements of WSII.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in or incorporated by reference in this Current Report on Form 8-K. The selected historical financial information in this section is not intended to replace WSII’s consolidated financial statements and the related notes. WSII’s historical results are not necessarily indicative of WSII’s future results, and WSII’s results as of and for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017.

The financial information in this section relates to WSII, prior to and without giving effect to the Carve-Out Transaction. See also Exhibit 99.3 to this Current Report on Form 8-K.

	Year ended December 31,			Nine Months Ended September 30,
	2014	2015	2016	2016	2017
				(Unaudited)
	(in thousands)
Statement of Operations Data:
Revenues:
Leasing and services revenue:
Modular leasing	$308,888	$300,212	$283,550	$214,426	$217,261
Modular delivery and installation	83,364	83,103	81,892	63,637	66,580
Remote accommodations	139,468	181,692	149,467	122,363	95,332
Sales:
New units	87,874	54,359	39,228	28,902	24,491
Rental units	24,825	15,661	21,942	16,592	18,750
Total revenues	644,419	635,027	576,079	445,920	422,414
Costs:
Cost of leasing and services:
Modular leasing	78,864	80,081	75,516	56,737	61,694
Modular delivery and installation	73,670	77,960	75,359	58,765	64,404
Remote accommodations	67,368	73,106	51,145	40,937	41,359
Sales:
New units	69,312	43,626	27,669	19,869	17,402
Rental units	16,760	10,255	10,894	7,703	10,952
Depreciation on rental equipment	89,597	108,024	105,281	80,586	71,398
Gross profit	248,848	241,975	230,215	181,323	155,205
Expenses:
Selling, general and administrative expenses	161,966	152,452	152,976	113,883	110,348
Other depreciation and amortization	32,821	28,868	14,048	10,617	9,499
Impairment losses on goodwill	—	115,940	5,532	—	—
Impairment losses on intangibles	—	2,900	—	—	—
Impairment losses on rental equipment	2,849	—	—	—	—
Restructuring costs	681	9,185	2,810	2,019	3,697
Currency (gains) losses, net	17,557	12,122	13,098	5,803	(12,875)
Change in fair value of contingent consideration	48,515	(50,500)	(4,581)	(4,581)	—
Other expense, net	1,002	1,160	1,437	479	1,602
Operating income (loss)	(16,543)	(30,152)	44,895	53,103	42,934
Interest expense	92,446	92,817	97,017	71,922	86,748
Interest income	(9,529)	(9,778)	(10,228)	(7,660)	(9,752)
Loss on extinguishment of debt	2,324	—	—	—	—
Loss before income tax	(101,784)	(113,191)	(41,894)	(11,159)	(34,062)
Income tax benefit	(13,177)	(41,604)	(10,958)	(5,506)	(9,630)
Net loss	$(88,607)	$(71,587)	$(30,936)	$(5,653)	$(24,432)
Cash Flow Data:
Net cash provided by operating activities	$175,042	$119,865	$58,731	$68,380	$46,901
Net cash used in investing activities	$(142,528)	$(193,159)	$(30,236)	$(11,468)	$(134,235)
Net cash provided by (used in) financing activities	$(37,044)	$76,758	$(31,394)	$(56,050)	$91,667

	December 31,
	2015	2016	September 30, 2017
			(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$9,302	$6,162	$10,816
Notes due from affiliates	$269,888	$256,625	$337,880
Rental equipment, net	$1,052,863	$1,004,517	$1,013,863
Total assets	$1,785,713	$1,699,450	$1,831,350
Total debt, including current	$720,804	$685,436	$712,173
Total due to affiliates, including current	$661,520	$677,240	$756,591
Stockholders’ equity	$55,350	$23,131	$7,613

Unaudited Pro Forma Condensed Financial Information

The information set forth in Exhibit 99.3 to this Current Report on Form 8-K is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

WSII is a leading North American business services provider focused on modular space, secure storage solutions and workforce accommodations. WSII’s modular lease fleet consists of approximately 75,000 modular space and storage units and it operates 15 workforce camps. WSII has over 90 branch and depot locations and operates in the United States, Canada and Mexico.

WSII leases its modular space and portable storage units to customers in diverse end-markets, including commercial and industrial, construction, education, energy and natural resources, government, and other end-markets. To enhance its product and service offerings and its gross profit margin, WSII offers delivery, installation and removal of its lease units and VAPS, such as the rental of steps, ramps, furniture packages, damage waivers, and other amenities. WSII believes this comprehensive offering, combined with its industry leading customer service capabilities, differentiates it from other providers of rental and business services and is captured in its “Ready to Work” value proposition. WSII also complements its core leasing business by selling both new and used rental units, allowing it to leverage its scale, achieve purchasing benefits and, through used unit sales, lower the average age of its lease fleet. WSII also provides remote facility management solutions to customers working in remote environments through turnkey lodging, catering, transportation, security and logistical services. These turnkey remote accommodations services will be carved out prior to the Business Combination, however WSII will continue to lease certain assets used for workforce accommodations. WSII’s modular space and remote accommodations products include offices, classrooms, accommodation/sleeper units, work camp products, special purpose spaces and other self-sufficient multi-unit modular structures, which offer its customers flexible, low cost, high quality and timely solutions to meet their space needs, whether short-, medium- or long-term.

WSII’s Business Model

WSII’s core leasing model is characterized by recurring revenue driven by leases on long-lived assets that require modest maintenance capital expenditures. WSII’s average lease duration is approximately 35 months which has increased consistently over the last decade from 28 months as of December 31, 2016. Additionally, as of September 30, 2017, approximately 22% of WSII’s units on rent have actual lease durations of 48 months or longer. WSII typically recoups its initial investment in purchased units in approximately 36 months, which allows it to obtain significant value over the economic life of its units, which can exceed 20 years. The average age of WSII’s fleet compared to its economic life provides the company with financial flexibility, allowing it to maintain its cash flow generation during economic downturns by temporarily reducing capital expenditures, without significantly impairing the fleet’s value.

WSII operates in two principal lines of business: (i) modular leasing and sales, and (ii) remote accommodations, which are managed separately. The remote accommodations business is considered a single reportable segment, and will not be included as part of Williams Scotsman on a go-forward basis as a result of the Carve-Out Transaction. Modular leasing and sales is comprised of two reportable segments: Modular—US, comprised of the contiguous 48 states and Hawaii, excluding Alaska (“Modular—US”), and Modular—Other North America, comprised of Canada (including Alaska) and Mexico. See Note 1 of WSII’s consolidated financial statements for additional information about WSII’s reportable business segments.

WSII’s modular space fleet consists of approximately 57,700 units with a gross book value of approximately $1.0 billion as of September 30, 2017. WSII’s fleet is generally comprised of standardized, versatile products that can be configured to meet a wide variety of customer needs. All of its modular space units are intended to provide convenient, comfortable space for occupants at a location of their choosing.

WSII’s VAPS products are comprised of steps, ramps, furniture, and other product offerings with a gross book value of approximately $0.1 billion as of September 30, 2017. These products are delivered with our modular units in order to provide a “Ready to Work” offering for its customers.

WSII’s portable storage fleet of approximately 17,400 units, with a gross book value of approximately $0.1 billion as of September 30, 2017, is primarily comprised of steel containers, which address customers’ need for secure, on-site storage on a flexible, low-cost basis. WSII’s portable storage fleet provides a complementary product to cross-sell to its existing modular space customers, as well as new customers.

WSII’s remote accommodations business is comprised of approximately 8,500 fully managed rooms with a gross book value of $0.3 billion as of September 30, 2017. WSII’s remote accommodations business provides living and sleeping space solutions, which are typically utilized for workforces in remote locations. The majority of these units offer full suite “hotel-like” rooms to its customers. In addition to leasing these remote accommodations products to its customers, WSII also provides remote facility management solutions which include catering services, recreational facilities and on-site property management.

WSII’s sales business complements its core leasing business by allowing it to offer “one-stop shopping” to customers desiring short-, medium- and long-term space solutions. WSII’s sales business also enhances its core leasing business by allowing it to regularly sell used equipment and replace it with newer equipment. In addition, WSII’s ability to consistently sell used units and generate cash flow from such sales allows it to partially offset the cash required for capital expenditures.

Factors Affecting WSII’s Business

US Litigation Relating to the North American Remote Accommodations Business

WSII’s remote accommodations business, which will not be included as part of Williams Scotsman on a go-forward basis, has one facility that accounted for approximately 51.0% of its remote accommodations rooms on rent as of September 30, 2017. That facility is operated by a customer of WSII on behalf of a US government agency. That US government agency is involved in litigation, to which WSII is not a party, which asserts the US government agency is violating a 1997 consent decree and related settlement agreement. The US government agency is contesting this matter. WSII cannot predict what impact, if any, this litigation will have on the operations of that facility. Any court decision or government action that impacts this facility could affect its financial condition and results of operations.

Amendment of CoreCivic Contract

In October 2016, Target Logistics Management, LLC (“Target Logistics”), the remote accommodations business subsidiary of WSII, which will not be included as part of Williams Scotsman on a go-forward basis, modified its lease and services agreement with CoreCivic, formerly Corrections Corporation of America, regarding the South Texas Family Residential Center. Target Logistics will continue to sublease and provide services at the South Texas Family Residential Center to CoreCivic in Dilley, Texas, as it has since 2014. The modification provides for a lower monthly payment with a new term of five additional years through September 2021. Target Logistics is a sub-contractor to CoreCivic, which is providing residential services to US Immigration and Customs Enforcement at the South Texas Family Residential Center.

Natural Disasters

In the third quarter of 2017, there were several natural disasters in the United States and Mexico, including Hurricane Harvey, Hurricane Irma, Hurricane Maria and an earthquake in Mexico City. See “Risk Factors—Risks Relating to Our Business—Our operations could be subject to natural disasters and other business disruptions, which could materially adversely affect our future revenue and financial condition and increase our costs and expenses.” WSII was not significantly impacted by Hurricane Maria or the earthquake in Mexico. Due to WSII’s risk management program, Hurricane Harvey and Hurricane Irma, as well as other natural disasters, are not expected to have a materially adverse impact on WSII’s financial position. It is expected that the property losses, incremental costs and lost revenues associated with the third quarter’s natural disasters will be fully covered.

Customers in the oil and gas sector

The Remote Accommodations and Modular—Other North America segments of WSII have experienced declining revenues in the past few years as result of the impact on customers in the oil and gas sector of low crude oil prices. WSII does not anticipate significant further declines as a result of customers in the oil and gas sector as there are now minimal levels of rooms on rent and units on rent to customers in this sector.

Increased Rental Rates

WSII has experienced increases in its rental rates and expects such increases to continue. Rental rates in the Modular—US segment on delivered modular space units for the twelve months ended September 30, 2017 increased 17% over rental rates on delivered units for the twelve months ended September 30, 2016, and increased 6% over the twelve month period ended June 30, 2017, with 50% of the increase experienced over the third quarter of 2017 coming from VAPS.

Components of WSII’s Consolidated Historical Results of Operations

Revenue

WSII’s revenue consists mainly of leasing, services and sales revenue. WSII derives its leasing and services revenue primarily from the leasing of modular space, portable storage units and remote accommodations. Included in its modular leasing revenue are VAPS such as rentals of steps, ramps, furniture, fire extinguishers, air conditioners, wireless internet access points, damage waivers, and service plans. Modular delivery and installation revenue includes fees that WSII charges for the delivery, setup knockdown and pick-up of its leasing equipment to and from its customers’ premises, and repositioning its leasing equipment. WSII’s remote accommodations leasing and services revenue, which will not be included as part of Williams Scotsman on a go-forward basis, is comprised of the leasing and operation of its remote workforce accommodations where it provides housing, catering, and transportation to meet its customers’ requirements.

The key drivers of changes in WSII’s leasing revenue are:

•              the number of units in its modular lease fleet;

•              the average utilization rate of its modular lease units;

•              the average monthly rental rate per unit including VAPS;

•              the total number of beds under management in remote accommodations;

•              the average remote accommodations rooms on rent; and

•              the average remote accommodations daily rate.

The utilization rate of WSII’s modular lease units is the ratio, at the end of each period, of (i) the number of units in use (which includes units from the time they are leased to a customer until the time they are returned to WSII) to (ii) the total number of units available for lease in WSII’s modular fleet. WSII’s average monthly rental rate per unit for a period is equal to the ratio of (i) its rental income for that period including VAPS but excluding delivery and installation services, to (ii) the average number of modular lease units rented with its customers during that period.

WSII’s average remote accommodations rooms on rent is calculated as (i) the number of rooms on rent at the end each month during the period, divided by (ii) the number of months in the period. WSII’s average remote accommodations daily rate is the ratio of (i) its remote accommodations revenue to (ii) the average daily remote accommodations rooms on rent during that period.

The table below sets forth the average number of units on rent in WSII’s modular lease fleet, the average utilization of WSII’s modular lease units, the average monthly rental rate per unit including VAPS, the average remote accommodation rooms on rent, and the average remote accommodations rate for the periods specified below:

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
Modular space units on rent (average during the period)	40,690	40,929	40,800	41,854	42,523
Average modular space utilization rate	69.8%	69.1%	69.1%	69.2%	68.6%
Average modular space monthly rental rate	$530	$529	$524	$546	$553
Portable storage units on rent (average during the period)	12,591	13,663	13,782	14,670	15,086
Average portable storage utilization rate	71.4%	76.2%	77.0%	79.8%	80.0%
Average portable storage monthly rental rate	$114	$111	$111	$109	$107
Average remote accommodations rooms on rent	3,992	3,637	3,577	4,290	3,398
Average remote accommodations daily rate	$85	$115	$109	$114	$103

In addition to leasing revenue, WSII also generates revenue from sales of new and used modular space and portable storage units to its customers as well as delivery, installation, maintenance, removal services, and other incidental items related to accommodations services for its customers. Included in WSII’s sales revenue are charges for modifying or customizing sales equipment to customers’ specifications.

WSII believes that customers with identified long-term needs for modular space or portable storage solutions prefer to purchase, rather than lease, such units. As a result, shifts in WSII’s end-market mix can affect the proportion of WSII’s revenue derived from its leasing and sales businesses.

Gross Profit

WSII defines gross profit as the difference between its total revenue and its cost of revenue. Cost of revenues associated with WSII’s leasing business includes payroll and payroll-related costs for branch personnel, material and other costs related to the repair, maintenance, storage, and transportation of rental equipment. Cost of revenues associated with WSII’s remote accommodations business includes the costs of running its owned and operated facilities, such as employee costs, catering, transportation, occupancy, and other facilities and services costs. Cost of revenue also includes depreciation expense associated with WSII’s rental equipment and remote accommodations equipment. Cost of revenues associated with its new unit sales business includes the cost to purchase, assemble, transport, and customize units that are sold. Cost of revenues for WSII’s rental unit sales consist primarily of the net book value of the unit at date of sale.

Selling, General and Administrative Expense

WSII’s SG&A expense includes all costs associated with its selling efforts, including marketing costs and salaries and benefits, including commissions of sales personnel. It also includes WSII’s overhead costs, such as salaries of administrative and corporate personnel and the leasing of facilities it occupies.

Other Depreciation and Amortization

Other depreciation and amortization includes depreciation of all assets other than rental and remote accommodations equipment and includes amortization of WSII’s intangibles assets.

Impairment on Goodwill and Intangible Assets

WSII recognizes goodwill and intangible asset impairment charges associated with its reporting units as a result of declines in the operating results associated with customers in industries on which its performance relies.

Impairment Losses on Rental Equipment

Impairment losses on rental equipment represent the excess of the carrying value of the rental equipment being evaluated for impairment and its estimated fair value.

Restructuring Costs

Restructuring costs include costs associated with certain restructuring plans designed to streamline operations and reduce costs. WSII’s restructuring plans are generally country or region specific and are generally completed within a one year period. The restructuring costs include the cash costs to exit locations and reduce the size of the workforce or facilities in impacted areas. The restructuring costs also include the non-cash impairment associated with certain owned facilities that will be disposed of.

Currency Gains (Losses), Net

Currency gains (losses), net include unrealized and realized gains and losses on monetary assets and liabilities denominated in foreign currencies at the reporting date other than WSII’s functional currency.

Change in Fair Value of Contingent Consideration

Contingent consideration represents the change in the fair value of the contingent liability of the Target Logistics Earnout Agreement (as defined below). In connection with its acquisition of Target Logistics in February 2013, WSII entered into an earnout agreement (the “Target Logistics Earnout Agreement”). As more fully disclosed in Note 14 of WSII’s consolidated financial statements, the Target Logistics Earnout Agreement provides the former owners of Target Logistics with the opportunity to earn additional consideration dependent on the cumulative value creation to be achieved over the years between acquisition and an exit event, as defined in the Target Logistics Earnout Agreement. Amounts payable under the Target Logistics Earnout Agreement are to be paid in shares of A/S Holdings if such cumulative value creation goals are achieved.

Other Expense, Net

WSII’s other expense, net primarily consists of the gain or (loss) on disposal of other property, plant and equipment and other financing related costs.

Interest Expense

Interest expense consists of cost of external debt including WSII’s ABL revolver and interest due on amounts owed to affiliates.

Interest Income

Interest income consists of interest on notes due from affiliates.

Income Tax Benefit

WSII is subject to income taxes in the United States, Canada and Mexico. Its overall effective tax rate is affected by a number of factors, such as the relative amounts of income WSII earns in differing tax jurisdictions, tax losses in certain jurisdictions where it records a valuation allowance against such tax losses, and certain non-deductible expenses such as excess interest expense and certain stewardship costs. The rate is also affected by discrete items that may occur in any given year, such as reserves for uncertain tax positions. These discrete items may not be consistent from year to year. Income tax expense, deferred tax assets and liabilities, and liabilities for unrecognized tax benefits reflect WSII’s best estimate of current and future taxes to be paid.

Results of Operations

WSII’s consolidated statements of net loss for the nine months ended September 30, 2017 and 2016 are presented below:

	Nine Months Ended September 30
	2017	2016	2017 vs. 2016 $ Change
	(Unaudited)	(Unaudited)
Revenues
Leasing and services revenue:
Modular leasing	$217,261	$214,426	$2,835
Modular delivery and installation	66,580	63,637	2,943
Remote accommodations	95,332	122,363	(27,031)
Sales:
New units	24,491	28,902	(4,411)
Rental units	18,750	16,592	2,158
Total revenues	422,414	445,920	(23,506)
Costs
Cost of leasing and services:
Modular leasing	61,694	56,737	4,957
Modular delivery and installation	64,404	58,765	5,639
Remote accommodations	41,359	40,937	422
Cost of sales:
New units	17,402	19,869	(2,467)
Rental units	10,952	7,703	3,249
Depreciation on rental equipment	71,398	80,586	(9,188)
Gross profit	155,205	181,323	(26,118)
Expenses
Selling, general and administrative expense	110,348	113,883	(3,535)
Other depreciation and amortization	9,499	10,617	(1,118)
Restructuring costs	3,697	2,019	1,678
Currency (gains) losses, net	(12,875)	5,803	(18,678)
Change in fair value of contingent consideration	—	(4,581)	4,581
Other expense, net	1,602	479	1,123
Operating profit	42,934	53,103	(10,169)
Interest expense	86,748	71,922	14,826
Interest income	(9,752)	(7,660)	(2,092)
Loss before income tax	(34,062)	(11,159)	(22,903)
Income tax benefit	(9,630)	(5,506)	(4,124)
Net loss	$(24,432)	$(5,653)	$(18,779)

Comparison of the Nine Months Ended September 30, 2017 and 2016

Revenue:  Total revenue decreased $23.5 million, or 5.3%, to $422.4 million for the nine months ended September 30, 2017 from $445.9 million for the nine months ended September 30, 2016. The decrease was primarily the result of a 22.1% decline in remote accommodations revenue primarily due to lower average daily rental rates driven by the modification and extension of our lease and services agreement with CoreCivic related to the South Texas Family Residential Center. Modular leasing revenues and modular delivery and installation revenues increased 1.3% and 4.6%, respectively, driven by a 7.8% increase in leasing and services revenue in the Modular—US segment as a result of increased average utilization and monthly rental rates on modular space products. These were partially offset by a 34.0% decline in modular leasing revenue in the Modular—Other North America business segment. Declines in both the Modular—Other North America and the Remote Accommodations business segments are primarily a result of reduced demand from the upstream oil and gas sector. Sales revenue decreased 5.0% driven by declines in new sales in the US and a shift away from large modular sale projects.

Average modular units on rent for the nine months ended September 30, 2017 and 2016 were 53,281 and 54,592, respectively. The decrease was mainly due to declines in portable storage units in the US, as well as by declines in modular rentals in the Modular—Other North America business segment related to reduced demand from the upstream oil and gas sector. These decreases were partially offset by increased modular units on rent in the US. The average modular utilization rate during the nine months ended September 30, 2017 was 70.2%, as compared to 70.8% during the nine months ended September 30, 2016. The decrease in average modular utilization rate was driven by reductions in portable storage units on rent. The average modular space utilization rate increased 0.7% during the nine months ended September 30, 2017 to 69.8%, as compared to 69.1% during the nine months ended September 30, 2016. The remote accommodation average rooms on rent and average daily rate was 3,992 and $85, respectively during the nine months ended September 30, 2017, as compared to 3,637 and $115, respectively during the nine months ended September 30, 2016. The increase in average rooms on rent was driven by increases in core camp occupancy at several locations due to increased demand in the oil and gas sector. The decline in average daily rates was driven primarily by the modification and extension of its lease and services agreement with CoreCivic related to the South Texas Family Residential Center.

Gross Profit:  WSII’s gross profit was 36.7% and 40.7% for the nine months ended September 30, 2017 and 2016, respectively. WSII’s gross profit, excluding the effects of depreciation, was 53.6% and 58.7% for the nine months ended September 30, 2017 and 2016, respectively.

Gross profit decreased $26.1 million, or 14.4%, to $155.2 million for the nine months ended September 30, 2017 from $181.3 million for the nine months ended September 30, 2016. The decrease in gross profit is a result of the revenue declines discussed above. The decrease in gross profit percentage is a result of a reduction in modular leasing revenue, lower remote accommodation revenue driven by lower daily rates, compressing margins as the Company continued to incur leasing costs for the remote accommodation business.

SG&A:  SG&A expense decreased $3.6 million, or 3.2%, to $110.3 million for the nine months ended September 30, 2017, compared to $113.9 million for the nine months ended September 30, 2016. This change is a result of lower legal and professional fees and employee costs.

Other Depreciation and Amortization:  Other depreciation and amortization decreased $1.1 million, or 10.4%, to $9.5 million for the nine months ended September 30, 2017, compared to $10.6 million for the nine months ended September 30, 2016 primarily as a result of reduced capital expenditures in 2016.

Restructuring Costs:  Restructuring costs were $3.7 million for the nine months ended September 30, 2017 as compared to $2.0 million for the nine months ended September 30, 2016. The restructuring charges relate primarily to a restructuring in the remote accommodations segment in 2017 and WSII’s corporate function in 2017 and 2016 and consist primarily of employee termination costs.

Currency Gains (Losses), net:  Currency gains, net increased by $18.7 million to a $12.9 million currency gain for the nine months ended September 30, 2017 compared to a $5.8 million currency loss for the nine months ended September 30, 2016. The increase in currency gains was primarily attributable to the impact of foreign currency exchange rate changes on intercompany receivables denominated in a currency other than the US dollar. WSII’s currency gains (losses), net are primarily attributable to fluctuations in the US dollar / Euro and the US dollar / British pound sterling, which both strengthened to the US dollar in 2017 and weakened to the US dollar in 2016 creating the unrealized currency gains in 2017 and unrealized currency losses in 2016.

Other Expense, Net:  Other expense, net was $1.6 million for the nine months ended September 30, 2017 and $0.5 million for the nine months ended September 30, 2016.

Interest Expense:  Interest expense increased $14.8 million, or 20.6%, to $86.7 million for the nine months ended September 30, 2017 from $71.9 million for the nine months ended September 30, 2016. This increase is primarily due to an increase in other debt and financing obligations, higher interest rate on ABL Revolver borrowings due to the 2017 amendment and an increase in the related amortization from the additional deferred financing fees incurred.

Interest Income:  Interest income increased $2.1 million, or 27.3%, to $9.8 million for the nine months ended September 30, 2017 from $7.7 million for the nine months ended September 30, 2016. This increase is primarily due to an increase in notes due from affiliates.

Income Tax Benefit:  Income tax benefit increased $4.1 million to $9.6 million benefit for the nine months ended September 30, 2017 compared to a $5.5 million benefit for the nine months ended September 30, 2016. The increase in income tax benefit was principally due to the increase in WSII’s net loss during the nine months ended September 30, 2017, offset by permanent differences impacting the effective rate.

WSII’s consolidated statements of net loss for the years ended December 31, 2016, 2015 and 2014 are presented below:

	Year ended December 31
	2016	2015	2014	2016 vs. 2015 $ Change	2015 vs. 2014 $ Change
Revenues
Leasing and services revenue:
Modular leasing	$283,550	$300,212	$308,888	$(16,662)	$(8,676)
Modular delivery and installation	81,892	83,103	83,364	(1,211)	(261)
Remote accommodations	149,467	181,692	139,468	(32,225)	42,224
Sales:
New units	39,228	54,359	87,874	(15,131)	(33,515)
Rental units	21,942	15,661	24,825	6,281	(9,164)
Total revenues	576,079	635,027	644,419	(58,948)	(9,392)
Costs
Cost of leasing and services:
Modular leasing	75,516	80,081	78,864	(4,565)	1,217
Modular delivery and installation	75,359	77,960	73,670	(2,601)	4,290
Remote accommodations	51,145	73,106	67,368	(21,961)	5,738
Cost of sales:
New units	27,669	43,626	69,312	(15,957)	(25,686)
Rental units	10,894	10,255	16,760	639	(6,505)
Depreciation on rental equipment	105,281	108,024	89,597	(2,743)	18,427
Gross profit	230,215	241,975	248,848	(11,760)	(6,873)
Expenses
Selling, general and administrative expense	152,976	152,452	161,966	524	(9,514)
Other depreciation and amortization	14,048	28,868	32,821	(14,820)	(3,953)
Impairment losses on goodwill	5,532	115,940	—	(110,408)	115,940
Impairment losses on intangibles	—	2,900	—	(2,900)	2,900
Impairment losses on rental equipment	—	—	2,849	—	(2,849)
Restructuring costs	2,810	9,185	681	(6,375)	8,504
Currency losses, net	13,098	12,122	17,557	976	(5,435)
Change in fair value of contingent consideration	(4,581)	(50,500)	48,515	45,919	(99,015)
Other expense, net	1,437	1,160	1,002	277	158
Operating income (loss)	44,895	(30,152)	(16,543)	75,047	(13,609)
Interest expense	97,017	92,817	92,446	4,200	371
Interest income	(10,228)	(9,778)	(9,529)	(450)	(249)
Loss on extinguishment of debt	—	—	2,324	—	(2,324)
Loss before income tax	(41,894)	(113,191)	(101,784)	71,297	(11,407)
Income tax benefit	(10,958)	(41,604)	(13,177)	30,646	(28,427)
Net loss	$(30,936)	$(71,587)	$(88,607)	$40,651	$17,020

Comparison of Years Ended December 31, 2016 and 2015

Revenue:  Total revenue decreased $58.9 million, or 9.3%, to $576.1 million for the year ended December 31, 2016 from $635.0 million for the year ended December 31, 2015. The decrease was primarily the result of a 17.7% decline in remote accommodations revenue due to lower camp occupancy as well as a 38.8% decline in total revenue in the Modular—Other North America business segment, both attributable to reduced demand from the upstream oil and gas sector offset by an increase in modular leasing revenue and modular delivery and installation revenue in the US.

Average modular units on rent for 2016 and 2015 were 54,582 and 56,524, respectively. The decrease was mainly due to declines in the Modular—Other North America business segment related to reduced demand from the upstream oil and gas sector due to lower customer spending on the construction and development of new projects due to current oil prices, and the completion of existing contracts and projects. The average modular utilization rate during 2016 was 70.9%, as compared to 71.6% during 2015. The decrease in average modular utilization rate was driven by declines in the Modular—Other North America business segment. The remote accommodations average rooms on rent and average daily rate was 3,577 and $109, respectively during 2016, as compared to 4,290 and $114, respectively during 2015. The declines in both rooms on rent and average daily rates were due to reduced upstream oil and gas sector demand as well. WSII anticipates a reduction in the average remote accommodations daily rate in 2017 associated with the modification of its lease and services agreement with CoreCivic.

Gross Profit:  WSII’s gross profit was 40.0% and 38.1% for the years ended December 31, 2016 and 2015, respectively. WSII’s gross profit, excluding the effects of depreciation, was 58.2% and 55.1% for the years ended December 31, 2016 and 2015, respectively.

Gross profit decreased $11.8 million, or 4.9%, to $230.2 million for the year ended December 31, 2016 from $242.0 million for the year ended December 31, 2015. The decrease in gross profit is a result of the revenue declines discussed above. The increase in gross profit percentage is a result of improved leasing, delivery and installation, and sales margins. The increase in rental unit sales gross profit for 2016 included a non-recurring transaction which contributed approximately $3.0 million to gross profit for the year ended December 31, 2016.

SG&A:  SG&A expense increased $0.5 million, or 0.3%, to $153.0 million for the year ended December 31, 2016, compared to $152.5 million for the year ended December 31, 2015. This change is a result of higher legal and professional fees and higher bad debt expense in the modular business offset by lower employee costs.

Other Depreciation and Amortization:  Other depreciation and amortization decreased $14.9 million, or 51.6%, to $14.0 million for the year ended December 31, 2016, compared to $28.9 million for the year ended December 31, 2015 primarily as a result of the full amortization of certain intangibles in the fourth quarter of 2015.

Impairment on Goodwill:  Impairment losses on goodwill were $5.5 million for the year ended December 31, 2016 as compared to $115.9 million for the year ended December 31, 2015. As more fully disclosed in Note 7 in the 2016 consolidated financial statements, the 2016 impairment losses on goodwill relate to WSII’s reporting unit in Mexico. The 2015 impairment losses on goodwill relate to a decline in the operating results associated with customers in the upstream oil and gas industries in WSII’s remote accommodations reporting unit.

Impairment on Intangible Assets:  Impairment losses on intangibles were zero for the year ended December 31, 2016, as compared to $2.9 million for the year ended December 31, 2015. The 2015 impairment losses on intangibles relate to the trade name used by WSII’s remote accommodations reporting unit.

Impairment Losses on Rental Equipment:  No impairment losses on rental equipment were incurred for the year ended December 31, 2016 or the year ended December 31, 2015.

Restructuring Costs:  Restructuring costs were $2.8 million for the year ended December 31, 2016 as compared to $9.2 million for the year ended December 31, 2015. The 2016 restructuring charges relate primarily to WSII’s corporate function and consist of employee termination costs.

Currency Gains (Losses), net:  Currency losses, net increased by $1.0 million to $13.1 million for the year ended December 31, 2016 compared to $12.1 million for the year ended December 31, 2015. The increase in currency losses was primarily attributable to the impact of foreign currency exchange rate changes on loans and borrowings and intercompany receivables and payables denominated in a currency other than the subsidiaries’ functional currency. WSII’s currency losses, net are primarily attributable to fluctuations in the following exchange rates: US dollar/Euro, US dollar/British pound sterling, and US dollar/Australian dollar.

Change in Fair Value of Contingent Consideration:  Change in the fair value of the contingent consideration was $4.6 million for the year ended December 31, 2016, compared to $50.5 million for the year ended December 31, 2015. The income in 2016 was a result of a decrease in fair value of the Earnout due to a lower expected EBITDA multiple as a result of the weighting of possible exit events. The income in 2015 was a result of decreases in the fair value of the Earnout due to of projected softness in occupancy for customers in the upstream oil and gas segments.

Other Expense, Net:  Other expense, net was $1.4 million for the year ended December 31, 2016 and $1.2 million for the year end December 31, 2015.

Interest Expense:  Interest expense increased $4.2 million, or 4.5%, to $97.0 million for the year ended December 31, 2016 from $92.8 million for the year ended December 31, 2015. This increase is primarily due to an increase in other debt, including capital leases. See Notes 9 and 10 to WSII’s 2016 consolidated financial statements for additional information regarding its loans and borrowings.

Interest Income:  Interest income increased $0.4 million, or 4.1%, to $10.2 million for the year ended December 31, 2016 from $9.8 million for the year ended December 31, 2015. This increase is primarily due to an increase in the principal balance of notes due from affiliates.

Income Tax Benefit:  Income tax benefit decreased $30.6 million to $11.0 million benefit for the year ended December 31, 2016 compared to a $41.6 million benefit for the year ended December 31, 2015. The decrease in income tax benefit was principally due to the increase in WSII’s operating income in 2016.

Comparison of Years Ended December 31, 2015 and 2014

Revenue:  Total revenue decreased $9.4 million, or 1.5%, to $635.0 million for the year ended December 31, 2015 from $644.4 million for the year ended December 31, 2014. The decline in total revenue was attributable to lower modular leasing and new unit sales in the Modular—Other North America business segment, which were partially offset by an increase in remote accommodations revenue associated with the new facility related to the CoreCivic contract.

Average modular units on rent for 2015 and 2014 were 56,524 and 57,609, respectively. This decrease was mainly due to declines in units on rent in the Modular—Other North America business segment, related to reduced demand from the upstream oil and gas sector due to lower customer spending on construction and development of new projects due to current oil prices, as well as by high returns as existing customer projects were completed. The average modular utilization rate during 2015 was 71.6%, as compared to 71.3% during 2014. Average remote accommodations rooms on rent for the years ended December 31, 2015 and 2014 were 4,290 and 3,398, respectively. The average remote accommodations daily rate was $114 during 2015 as compared to $103 during 2014 due to increases in both rooms on rent and average daily rates were driven by the new facility related to the CoreCivic contract.

Gross Profit:  WSII’s gross profit was 38.1% and 38.6% for the years ended December 31, 2015 and 2014, respectively. WSII’s gross profit, excluding the effects of depreciation, was 55.1% and 52.5% for the years ended December 31, 2015 and 2014, respectively.

Gross profit decreased $6.8 million, or 2.7%, to $242.0 million for the year ended December 31, 2015 from $248.8 million for the year ended December 31, 2014. The decrease in gross profit was driven by declines in modular leasing and modular delivery and installation volume, primarily in the Modular—Other North America business segment due to decreased delivery volumes as well as an increase in depreciation and amortization. The decrease was partially offset by increases in remote accommodations gross profit as a result of higher rooms on rent associated with a new facility.

SG&A:  SG&A expense decreased $9.5 million, or 5.9%, to $152.5 million for the year ended December 31, 2015, compared to $162.0 million for the year ended December 31, 2014. The decrease was driven by lower employee related costs and reductions in legal and professional expenses.

Other Depreciation and Amortization:  Other depreciation and amortization decreased $3.9 million, or 11.9%, to $28.9 million for the year ended December 31, 2015, compared to $32.8 million for the year ended December 31, 2014 primarily as a result of the full amortization of certain intangibles in the fourth quarter of 2015.

Impairment Losses on Goodwill:  Impairment losses on goodwill were $115.9 million for the year ended December 31, 2015. As more fully disclosed in Note 7 in the 2016 consolidated financial statements, the 2015 impairment losses on goodwill relate to WSII’s remote accommodations reporting unit. As of December 31, 2015, the goodwill associated with WSII’s remote accommodations reporting unit was fully impaired.

Impairment on Intangible Assets:  Impairment losses on intangibles were $2.9 million for the year ended December 31, 2015. As more fully disclosed in Note 7 in the consolidated 2016 financial statements, the 2015 impairment losses on intangibles relate to the trade name used by WSII’s remote accommodations reporting unit.

Impairment Losses on Rental Equipment:  No impairment losses on rental equipment were incurred for the year ended December 31, 2015 as compared to $2.8 million for the year ended December 31, 2014. The 2014 impairment losses on rental equipment primarily relate to a certain type of unit that were determined to be functionally obsolete.

Restructuring Costs:  Restructuring costs were $9.2 million for the year ended December 31, 2015 as compared to $0.7 million for the year ended December 31, 2014. The 2015 restructuring costs primarily relate to actions to streamline operations and reduce costs in the US and Canada.

Currency Losses, Net:  Currency losses, net decreased by $5.5 million to $12.1 million for the year ended December 31, 2015 compared to $17.6 million for the year ended December 31, 2014. The decrease in currency losses was primarily attributable to the impact of foreign currency exchange rate changes on intercompany receivables denominated in a currency other than the US dollar. WSII’s currency losses, net are primarily attributable to fluctuations in the following exchange rates: US dollar/Euro, US dollar/British pound sterling, and US dollar/Australian dollar.

Change in Fair Value of Contingent Consideration:  Change in the fair value of the contingent consideration was $50.5 million for the year ended December 31, 2015, compared to a $48.5 million expense for the year ended December 31, 2014. The income in 2015 was a result of decreases in the fair value of the Earnout due to projected softness in occupancy for customers in the upstream oil and gas segments.

Other Expense, Net:  Other expense, net was $1.2 million for the year ended December 31, 2015 and $1.0 million for the year end December 31, 2014.

Interest Expense:  Interest expense increased $0.4 million, or 0.4% to $92.8 million for the year ended December 31, 2015 from $92.4 million at December 31, 2014. The increase is primarily due to an increase in the borrowings on the ABL Revolver. See Notes 9 and 10 to WSII’s 2016 consolidated financial statements for additional information regarding its loans and borrowings.

Interest Income:  Interest income increased $0.3 million, or 3.2%, to $9.8 million for the year ended December 31, 2015 from $9.5 million for the year ended December 31, 2014. This increase is primarily due to an increase in the principal balance of notes due from affiliates.

Loss On Extinguishment of Debt:  Loss on extinguishment of debt, net, was $2.3 million for the year ended December 31, 2014. As more fully disclosed in Note 9 of WSII’s 2016 consolidated financial statements, the 2014 loss on extinguishment of debt related to the repayment of certain financing in conjunction with amending the ABL Revolver.

Income Tax Benefit:  Income tax benefit increased $28.4 million to a $41.6 million benefit for the year ended December 31, 2015 compared to a $13.2 million benefit for the year ended December 31, 2014. This increase was principally due to the increase in WSII’s operating loss in 2014 which was driven by non-deductible permanent items for which no benefit is recognized.

Business Segments

WSII operates in two principal lines of business: modular leasing and sales and remote accommodations which are managed separately. The remote accommodations business is considered a single reportable segment. The remote accommodations business will cease to be part of Williams Scotsman as a result of the Carve-Out Transaction. Modular leasing and sales is comprised of two reportable segments: Modular—US and Modular—Other North America. The Modular—Other North America reportable segment is comprised of Canada (including Alaska) and Mexico.

The following tables and discussion summarize WSII’s reportable segment financial information, in thousands of dollars (excluding average modular utilization rate and average remote accommodations daily rate), for the nine months ended September 30, 2017 and 2016 and the years ended December 31, 2016, 2015 and 2014. See Note 18 to WSII’s consolidated historical financial statements included elsewhere in this Current Report on Form 8-K for additional information about WSII’s business segments. Future changes to WSII’s organizational structure may result in changes to the segments disclosed.

Business Segment Results

Nine Months Ended September 30, 2017 and 2016

	Reportable Business Segments
	Modular—US	Modular— Other North America	Remote Accommodations	Corporate & other	Consolidated
Nine months ended September 30, 2017

Revenue	$289,302	$36,792	$96,854	$(534)	$422,414
Gross profit	$107,535	$11,779	$35,891	$—	$155,205
Adjusted EBITDA	$79,189	$8,586	$43,981	$(9,673)	$122,083
Capital expenditures for rental equipment	$72,105	$3,705	$6,466	$—	$82,276
Modular space units on rent (average during the period)	35,679	5,011			40,690
Average modular space utilization rate	73.6%	51.1%			69.8%
Average modular space monthly rental rate	$530	532			$530
Portable storage units on rent (average during the period)	12,239	352			12,591
Average portable storage utilization rate	72.2%	52.1%			71.4%
Average portable storage monthly rental rate	$114	$117			$114
Average remote accommodations rooms on rent			3,992		3,992
Average remote accommodations daily rate			$85		$85

Nine months ended September 30, 2016

Revenue	$274,874	$49,257	$122,363	$(574)	$445,920
Gross profit	$104,179	$25,707	$51,437	$—	$181,323
Adjusted EBITDA	$76,807	$21,029	$69,676	$(11,525)	$155,987
Capital expenditures for rental equipment	$43,002	$2,910	$1,614	$—	$47,526
Modular space units on rent (average during the period)	35,349	5,580			40,929
Average modular space utilization rate	71.7%	56.2%			69.1%
Average modular space monthly rental rate	$496	$737			$529
Portable storage units on rent (average during the period)	13,312	351			13,663
Average portable storage utilization rate	77.3%	49.9%			76.2%
Average portable storage monthly rental rate	$111	$118			$111
Average remote accommodations rooms on rent			3,637		3,637
Average remote accommodations daily rate			$115		$115

Business Segment Results

Year Ended December 31, 2016, 2015 and 2014

	Reportable Business Segments
	Modular— US	Modular— Other North America	Remote Accommodations	Corporate & other	Consolidated
Year Ended December 31, 2016

Revenue	$365,496	$62,004	$149,467	$(888)	$576,079
Gross profit	$138,996	$30,082	$61,137	$—	$230,215
Adjusted EBITDA	$103,798	$24,360	$83,553	$(20,759)	$190,952
Capital expenditures for rental equipment	$60,418	$3,550	$5,102	$—	$69,070
Modular space units on rent (average during the period)	35,372	5,428			40,800
Average modular space utilization rate	72.0%	54.8%			69.1%
Average modular space monthly rental rate	$500	$685			$524
Portable storage units on rent (average during the period)	13,430	352			13,782
Average portable storage utilization rate	78.1%	50.3%			77.0%
Average portable storage monthly rental rate	$111	$117			$111
Average remote accommodations rooms on rent			3,577		3,577
Average remote accommodations daily rate			$109		$109

Year Ended December 31, 2015

Revenue	$352,648	$101,388	$181,692	$(701)	$635,027
Gross profit	$108,243	$55,719	$78,393	$(380)	$241,975
Adjusted EBITDA	$85,448	$45,495	$94,847	$(21,499)	$204,291
Capital expenditures for rental equipment	$98,135	$16,285	$62,552	$—	$176,972
Modular space units on rent (average during the period)	35,131	6,723			41,854
Average modular space utilization rate	69.7%	66.8%			69.2%
Average modular space monthly rental rate	$476	$915			$546
Portable storage units on rent (average during the period)	14,100	570			14,670
Average portable storage utilization rate	80.4%	67.1%			79.8%
Average portable storage monthly rental rate	$110	$100			$109
Average remote accommodations rooms on rent			4,290		4,290
Average remote accommodations daily rate			$114		$114

Year Ended December 31, 2014

Revenue	$358,426	$146,974	$139,468	$(449)	$644,419
Gross profit	$114,957	$84,807	$49,997	$(913)	$248,848
Adjusted EBITDA	$84,103	$74,817	$55,213	$(32,712)	$181,421
Capital expenditures for rental equipment	$21,511	$37,712	$49,022	$—	$108,245
Modular space units on rent (average during the period)	35,170	7,353			42,523
Average modular space utilization rate	67.4%	74.8%			68.6%
Average modular space monthly rental rate	$441	$1,087			$553
Portable storage units on rent (average during the period)	14,567	519			15,086
Average portable storage utilization rate	80.9%	62.1%			80.0%
Average portable storage monthly rental rate	$106	$137			$107
Average remote accommodations rooms on rent			3,398		3,398
Average remote accommodations daily rate			$103		$103

Modular—US Segment

Comparison of the Nine Months Ended September 30, 2017 and 2016

Revenue:  Total revenue increased $14.4 million, or 5.2%, to $289.3 million for the nine months ended September 30, 2017 from $274.9 million for the nine months ended September 30, 2016. Modular leasing revenue increased $15.7 million, or 8.9%, due to increased average monthly rental rates (including VAPS) and utilization on WSII’s modular space fleet. Modular delivery and installation revenues increased $2.7 million, or 4.7%, due to increased modular space deliveries as compared to 2016. New unit sales revenue decreased $4.8 million, or 18.2%, associated with reduced sale opportunities and decreased major projects revenue as a result of a strategic shift away from this market. Rental unit sales revenue increased $0.9 million, or 6.6%.

Gross Profit:  Gross profit increased $3.3 million, or 3.2%, to $107.5 million for the nine months ended September 30, 2017 from $104.2 million for the nine months ended September 30, 2016. Modular leasing gross profit increased $11.2 million, or 8.9% to $136.9 million, but was partially offset by decreased new and rental sales margins and lower delivery and installation margins, as well as increased depreciation of rental equipment of $2.5 million. The decrease in rental unit sales gross profit for 2017 was driven by a non-recurring transaction which contributed approximately $3.0 million to gross profit for the year ended December 31, 2016.

Adjusted EBITDA:  Adjusted EBITDA increased $2.4 million, or 3.1%, to $79.2 million for the nine months ended September 30, 2017 from $76.8 million for the nine months ended September 30, 2016. The increase was driven by increased modular leasing margins, offset partially by increased sales compensation and other SG&A costs of $3.6 million, or 5.2%, lower delivery and installation margins, and lower sale margins. The decrease in new and rental sale gross profits is attributable to a $3.0 million non-recurring transaction for the year ended December 31, 2016.

Capital Expenditures for rental equipment:  Capital expenditures increased $29.1 million, or 67.7%, to $72.1 million for the nine months ended September 30, 2017 from $43.0 million for the nine months ended September 30, 2016. The increase was driven by increased refurbishment efforts and investment in new units to drive additional modular unit volumes and incremental investments in VAPS.

Comparison of Years Ended December 31, 2016 and 2015

Revenue:  Total revenue increased $12.9 million, or 3.7%, to $365.5 million for the year ended December 31, 2016 from $352.6 million for the year ended December 31, 2015. Modular leasing revenue increased $12.9 million, or 5.7%, due to increased average monthly rental rates of 4% and utilization improvements of 2.3% on WSII’s modular space fleet. Modular delivery and installation revenues increased $2.4 million, or 3.3%, due to increased delivery and installation rates per transaction, partially offset by lower overall transactions as compared to 2015 due to lower capital investments made during the year to grow modular space unit on rental volumes. New unit sales revenue decreased $8.4 million, or 19.4%, associated with reduced sale opportunities and decreased major projects revenue as a result of a strategic shift away from this market. Rental unit sales revenue increased $6.0 million, or 49.2%, offsetting a portion of the decrease.

Gross Profit:  Gross profit increased $30.8 million, or 28.5%, to $139.0 million for the year ended December 31, 2016 from $108.2 million for the year ended December 31, 2015. The increase in gross profit was driven by higher modular leasing, delivery and installation, and rental unit sales volume and improved leasing, delivery and installation, and sales margins. The increase in rental unit sales gross profit for 2016 included a non-recurring transaction which contributed approximately $3.0 million to gross profit for the year ended December 31, 2016. The increase in gross profit was also affected by an $8.0 million reduction in depreciation of rental equipment for the year ended December 31, 2016.

Adjusted EBITDA:  Adjusted EBITDA increased $18.4 million, or 21.5%, to $103.8 million for the year ended December 31, 2016 from $85.4 million for the year ended December 31, 2015. The increase was driven by higher modular leasing and rental unit sales volume and improved leasing, delivery and installation and sales margins partially offset by increased SG&A costs.

Capital Expenditures for rental equipment:  Capital expenditures decreased $37.7 million, or 38.4%, to $60.4 million for the year ended December 31, 2016 from $98.1 million for the year ended December 31, 2015. The decrease was driven primarily by reduced spend for new units and reduced refurbishment efforts during 2016 given relatively steady modular volumes as compared to the prior year.

Comparison of Years Ended December 31, 2015 and 2014

Revenue:  Total revenue decreased $5.8 million, or 1.6%, to $352.6 million for the year ended December 31, 2015 from $358.4 million for the year ended December 31, 2014. New unit sales revenue decreased $15.4 million, or 26.3%, associated with reduced sale opportunities and decreased major projects revenue as a result of a strategic shift away from this market and reductions in sales capacity focused on this market. Rental unit sales revenue decreased $6.5 million, or 34.8%. Approximately 40% of the reduction was due to a 2014 sale of non-core equipment and the remainder of the reduction was driven by lower surplus inventory available for sale due to increasing utilization. Modular leasing revenue increased $14.3 million, or 6.8%, due to increased average monthly rental rates of 8% on modular space units, offsetting a portion of the decrease. Modular delivery and installation revenues increased $1.8 million, or 2.6%, due to increased modular space delivery transactions as compared to 2014, as well as increased delivery and installation rates per transaction.

Gross Profit:  Gross profit decreased $6.8 million, or 5.9%, to $108.2 million for the year ended December 31, 2015 from $115.0 million for the year ended December 31, 2014. The decrease in gross profit was driven by an $11.4 million increase in depreciation of rental equipment, lower new and rental sales volume, and lower delivery and installation margins. Improved modular leasing gross profit as a result of increased average monthly rental rates and improved margins offset a portion of the decrease.

Adjusted EBITDA:  Adjusted EBITDA increased $1.3 million, or 1.5%, to $85.4 million for the year ended December 31, 2015 from $84.1 million for the year ended December 31, 2014. The increase was driven by higher modular leasing gross profit as a result of increased average monthly rental rates and improved margins. This increase was partially offset by reduced new and rental sales gross profits and lower delivery and installation margins and higher SG&A costs.

Capital Expenditures:  Capital expenditures increased $76.6 million, or 356.3%, to $98.1 million for the year ended December 31, 2015 from $21.5 million for the year ended December 31, 2014. The increase was driven by increased factory spend for new units, increased VAPS spend, and increased refurbishment efforts during 2015 to support modular unit on rent growth of over 1,000 units on rent during 2015.

Modular—Other North America Segment

Comparison of the Nine Months Ended September 30, 2017 and 2016

Revenue:  Total revenue decreased $12.5 million, or 25.4%, to $36.8 million for the nine months ended September 30, 2017 from $49.3 million for the nine months ended September 30, 2016. Modular leasing revenue decreased $12.9 million, or 33.9%, due to decreased average monthly rental rates and utilization primarily in markets impacted by reduced upstream oil and gas sector investment. Approximately $10.2 million of the revenue decline resulted from a single project that reached completion in July 2016. New unit sales revenue increased $0.4 million, or 16.0%, which was partially offset by a rental unit sales revenue decline of $0.2 million, or 6.9%.

Gross Profit:  Gross profit decreased $13.9 million, or 54.1%, to $11.8 million for the nine months ended September 30, 2017 from $25.7 million for the nine months ended September 30, 2016. The decrease in gross profit was driven by lower modular leasing revenues as a result of lower average monthly rental rates and utilization. Approximately, $10.2 million of the gross profit decline resulted from a single project that reached completion in July 2016.

Adjusted EBITDA:  Adjusted EBITDA decreased $12.4 million, or 59.0%, to $8.6 million for the nine months ended September 30, 2017 from $21.0 million for the nine months ended September 30, 2016. The decrease in gross profit was driven by lower modular leasing revenues, partially offset by decreased SG&A costs. Approximately, $10.2 million of the Adjusted EBITDA decline resulted from a single project that reached completion in July 2016.

Capital Expenditures for rental equipment:  Capital expenditures increased $0.8 million, or 27.6%, to $3.7 million for the nine months ended September 30, 2017 from $2.9 million for the nine months ended September 30, 2016. The increase was driven primarily by increased factory spend in Mexico and increased investment in VAPS.

Comparison of Years Ended December 31, 2016 and 2015

Revenue:  Total revenue decreased $39.4 million, or 38.9%, to $62.0 million for the year ended December 31, 2016 from $101.4 million for the year ended December 31, 2015. Modular leasing revenue declined $29.6 million, or 39.3%, due to lower modular space utilization which decreased 12% and lower average monthly rental rates on modular space units, which declined 25% associated with reduced upstream oil and gas sector demand due to lower customer spending on the construction and development of new projects due to oil prices and the completion of existing contracts and projects. Modular delivery and installation revenues decreased $3.5 million, or 31.3%, due to decreased transaction volumes as a result of lower customer demand as well as decreased delivery and installation rates per transaction as compared to 2015. New unit sales revenue decreased $6.8 million, or 60.7%, associated with reduced sale opportunities. Rental unit sales revenue increased $0.5 million, or 13.7%, offsetting a portion of the decrease.

Gross Profit:  Gross profit decreased $25.6 million, or 46.0%, to $30.1 million for the year ended December 31, 2016 from $55.7 million for the year ended December 31, 2015. The effects of unfavorable foreign currency movements reduced gross profit by $1.7 million, as both the Canadian Dollar and the Mexican Peso were weaker against the US dollar. The decrease in gross profit, excluding the effects of foreign currency, was driven primarily by decreased revenues as a result of lower modular volumes, decreased average monthly rental rates, as well as by decreased new unit sales all related to lower customer demand, and increasing idle supply of units in the market. The decrease in gross profit was partially offset by a $1.1 million reduction in depreciation of rental equipment.

Adjusted EBITDA:  Adjusted EBITDA decreased $21.1 million, or 46.4%, to $24.4 million for the year ended December 31, 2016 from $45.5 million for the year ended December 31, 2015. This decrease was primarily driven by lower modular leasing margin due to declines in modular volumes and average monthly rental rates, and reduced new sales activity.

Capital Expenditures for rental equipment:  Capital expenditures decreased $12.7 million, or 77.9%, to $3.6 million for the year ended December 31, 2016 from $16.3 million for the year ended December 31, 2015. The decrease was driven by reduced capital expenditures due to market conditions and current utilization levels.

Comparison of Years Ended December 31, 2015 and 2014

Revenue:  Total revenue decreased $45.6 million, or 31.0%, to $101.4 million for the year ended December 31, 2015 from $147.0 million for the year ended December 31, 2014. Modular leasing revenue declined $22.7 million, or 23.1%, due to lower utilization on modular space units, which decreased 8% and lower average monthly rental rates on modular space units, which declined 16% associated with reduced upstream oil and gas sector demand due to a significant decline in customer spending on construction and development of new projects as a result of declines in oil prices from nearly $100 per barrel in the third quarter of 2014 to under $50 per barrel for most of 2015. The declines in oil prices also drove high returns as existing customer projects were completed or even cancelled. Modular delivery and installation revenues decreased $2.0 million, or 15.2%, due to decreased transaction volumes as compared to 2014 driven by lower customer demand. New unit sales revenue decreased $18.2 million, or 62.1%, associated with reduced sale opportunities due to market conditions. Rental unit sales revenue decreased $2.7 million, or 43.3%.

Gross Profit:  Gross profit decreased $29.1 million, or 34.3%, to $55.7 million for the year ended December 31, 2015 from $84.8 million for the year ended December 31, 2014. The effects of unfavorable foreign currency movements reduced gross profit by $6.0 million, as both the Canadian Dollar and the Mexican Peso were weaker against the US dollar, on a comparative basis. The decrease in gross profit, excluding the effects of foreign currency, was driven primarily by lower modular space volume and average monthly rental rates, as well as by decreased new unit and rental unit sales all related to lower customer demand, and increasing idle supply of units in the market driven by unfavorable market conditions. The decrease in gross profit was partially offset by a $0.4 million reduction in depreciation of rental equipment.

Adjusted EBITDA:  Adjusted EBITDA decreased $29.3 million, or 39.2%, to $45.5 million for the year ended December 31, 2015 from $74.8 million for the year ended December 31, 2014. This decrease was primarily driven by lower modular leasing margin in due to declines in volume and average monthly rental rates, and reduced new unit and rental sales activity as a result of market declines. Further, SG&A expenses increased $0.1 million primarily as a result of increased occupancy costs.

Capital Expenditures for rental equipment:  Capital expenditures decreased $21.4 million, or 56.8%, to $16.3 million for the year ended December 31, 2015 from $37.7 million for the year ended December 31, 2014. The decrease was driven by reduced factory spend for new units due to market conditions and utilization levels.

Remote Accommodations Segment

Comparison of the Nine Months Ended September 30, 2017 and 2016

Revenue:  Total revenue decreased $25.5 million, or 20.8%, to $96.9 million for the nine months ended September 30, 2017 from $122.4 million for the nine months ended September 30, 2016. The revenue decline was primarily a result of reduced remote accommodations average daily rental rates driven primarily by the modification and extension of its lease and services agreement with CoreCivic related to the South Texas Family Residential Center, partially offset by increased rooms on rent.

Average remote accommodation rooms on rent for the nine months ended September 30, 2017 and 2016 were 3,992 and 3,637, respectively. The 355 rooms, or 9.8%, increase was driven by higher core camp occupancy at several locations. The average remote accommodation daily rate was $85 for the nine months ended September 30, 2017 as compared to $115 the prior year. The $30, or 26.1%, decrease in daily rate was driven by lower average daily rental rates driven primarily by the modification and extension of its lease and services agreement with CoreCivic related to the South Texas Family Residential Center.

Gross Profit:  Gross profit decreased $15.5 million, or 30.2%, to $35.9 million for the nine months ended September 30, 2017 from $51.4 million for the nine months ended September 30, 2016. The decrease in gross profit was primarily due to lower the remote accommodations average daily rates, partially offset by an $11.8 million decrease in depreciation of rental equipment.

Adjusted EBITDA:  Adjusted EBITDA decreased $25.7 million, or 36.9%, to $44.0 million for the nine months ended September 30, 2017 from $69.7 million for the nine months ended September 30, 2016. This decrease is a result of the decrease in revenue discussed above offset by a decrease in SG&A as a result of lower employee costs, legal and professional fees, and bad debt expense.

Capital Expenditures for rental equipment:  Capital expenditures increased $4.9 million, or 306.3%, to $6.5 million for the nine months ended September 30, 2017 from $1.6 million for the nine months ended September 30, 2016. The increase was a result of a camp expansion in 2017.

Comparison of Years Ended December 31, 2016 and 2015

Revenue:  Total revenue decreased $32.2 million, or 17.7%, to $149.5 million for the year ended December 31, 2016 from $181.7 million for the year ended December 31, 2015. The revenue decline was primarily a result of reduction in average rooms on rent as a result of lower demand in the upstream oil and gas sector in 2016 and a contract extension with lower occupancy at the South Texas Family Residential Center.

Gross Profit:  Gross profit decreased $17.3 million, or 22.1%, to $61.1 million for the year ended December 31, 2016 from $78.4 million for the year ended December 31, 2015. The gross profit decline was primarily a result of reduction in average rooms on rent as a result of lower demand in the upstream oil and gas sector in 2016 and a contract extension with lower occupancy at the South Texas Family Residential Center.

Adjusted EBITDA:  Adjusted EBITDA decreased $11.2 million, or 11.8%, to $83.6 million for the year ended December 31, 2016 from $94.8 million for the year ended December 31, 2015. This decrease was primarily driven by lower remote accommodations volume and margin due to lower demand in the upstream oil and gas sector in 2016 and a contract extension with lower occupancy at the South Texas Family Residential Center.

Capital Expenditures for rental equipment:  Capital expenditures decreased $57.5 million, or 91.9%, to $5.1 million for the year ended December 31, 2016 from $62.6 million for the year ended December 31, 2015. That decrease was driven by reduced capital expenditures, from the higher than usual 2015 capital expenditures related to a new remote accommodations facility.

Comparison of Years Ended December 31, 2015 and 2014

Revenue:  Total revenue increased $42.2 million, or 30.3%, to $181.7 million for the year ended December 31, 2015 from $139.5 million for the year ended December 31, 2014. The revenue increase was primarily a result of higher average rooms on rent and higher average daily rental rate as a result of the South Texas Family Residential Center contract which began in late 2014.

Gross Profit:  Gross profit increased $28.4 million, or 56.8%, to $78.4 million for the year ended December 31, 2015 from $50.0 million for the year ended December 31, 2014. The gross profit increase was primarily a result of higher average rooms on rent and higher average daily rental rate as a result of the South Texas Family Residential Center contract which began in late 2014.

Adjusted EBITDA:  Adjusted EBITDA increased $39.6 million, or 71.7%, to $94.8 million for the year ended December 31, 2015 from $55.2 million for the year ended December 31, 2014. This increase was primarily driven by higher average rooms on rent and higher average daily rental rate as a result of the South Texas Family Residential Center which began late in 2014.

Capital Expenditures for rental equipment:  Capital expenditures increased $13.6 million, or 27.8%, to $62.6 million for the year ended December 31, 2015 from $49.0 million for the year ended December 31, 2014. That increase was higher than usual 2015 capital expenditures related to a new remote accommodations facility.

Corporate & other for the Nine Months Ended September 30, 2017 and 2016 and the Years Ended December 31, 2016, 2015 and 2014

Gross Profit:  The Corporate & other segment adjustments to revenue and gross profit pertain to the elimination of intercompany leasing transactions between the business segments.

Adjusted EBITDA:  Corporate & other segment expenses and eliminations to consolidated Adjusted EBITDA increased by $1.8 million or 15.7% to ($9.7) million for the nine months ended September 30, 2017 from ($11.5) million for the nine months ended September 30, 2016, due to lower legal and employee costs. Corporate & other segment costs and eliminations to consolidated Adjusted EBITDA decreased $0.7 million or 3.3% to ($20.8) million for the year ended December 31, 2016 from ($21.5) million for the year ended December 31, 2015 as a result of lower employee costs in 2016. Corporate & other segment expenses and eliminations to consolidated Adjusted EBITDA increased $11.2 million or 34.3% to ($21.5) million for the year ended December 31, 2015 from ($32.7) million for the year ended December 31, 2014. Corporate & other segment expenses decreased due to lower employee costs and legal and professional fees.

Liquidity and Capital Resources

Overview

The following summarizes WSII’s cash flows for the periods presented on an actual currency basis (in thousands):

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
Cash flow from operating activities	$46,901	$68,380	$58,731	$119,865	$175,042
Cash flow from investing activities	(134,235)	(11,468)	(30,236)	(193,159)	(142,528)
Cash flow from financing activities	91,677	(56,050)	(31,394)	76,758	(37,044)

Prior to the consummation of the Business Combination and before giving effect to the Carve-Out Transaction, WSII was dependent upon the Algeco Group for its financing requirements as the Algeco Group uses a centralized approach to cash management and financing of its operations. WSII was dependent on the ABL Revolver, as amended, as defined in Note 9 and amounts due to the Algeco Group (see Note 10). The Algeco Group’s principal sources of liquidity consist of existing cash and cash equivalents, cash generated from operations, borrowings under its ABL Revolver, as amended, and financing arrangements from TDR.

Algeco Groups’ ABL Revolver, as amended, totaled $865,620 and $853,160 at September 30, 2017 and December 31, 2016, respectively, excluding deferred financing fees. Algeco Group’s senior secured notes totaled $1,494,905 and $1,384,292 at September 30, 2017 and December 31, 2016, respectively, excluding deferred financing fees.

After giving effect to the Carve-Out Transaction and following the consummation of the Transactions, WSII is no longer dependent on the Algeco Group for its financing requirements. As a stand-alone company, we plan to finance our continued operations, debt service and additional expenses for at least the next twelve months through cash on hand and cash generated through operations together with borrowings available under the new ABL Facility. If we pursue additional acquisitions in accordance with our business growth strategy, we may require additional debt or equity financing.

Comparison of the Nine Months Ended September 30, 2017 and 2016

Cash Flows from Operating Activities

Cash provided by operating activities for the nine months ended September 30, 2017 was $46.9 million as compared to $68.4 million for the nine months ended September 30, 2016, a decrease of $21.5 million. This decrease is primarily due to lower net income, excluding the impact of non-cash items, in 2017 compared to 2016.

Cash Flows from Investing Activities

Cash used in investing activities for the nine months ended September 30, 2017 was $134.2 million as compared to $11.5 million for the nine months ended September 30, 2016, an increase of $122.7 million. This increase was principally the result of an increase in notes due from affiliates, net of repayments, of $82.7 million, and an increase in cash used for the purchase of rental equipment of $34.8 million. WSII incurred capital expenditures for the purchase of rental equipment of $82.3 million and $47.5 million during the nine months ended September 30, 2017 and 2016, respectively. The increase in capital expenditures was primarily due to an increase in modular capital expenditures in the Modular—US segment in 2017 as a result of increased leasing demand.

Cash Flows from Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2017 was $91.7 million as compared to $56.0 million cash used in financing activities for the nine months ended September 30, 2016, an increase of $147.7 million. This increase is primarily a result of borrowings in excess of repayments in 2017 compared to repayments in excess of borrowings in 2016.

Comparison of Years Ended December 31, 2015 and 2016 and December 31, 2014 and 2015

Cash Flows from Operating Activities

Cash provided by operating activities for the year ended December 31, 2016 was $58.7 million as compared to $119.9 million for year ended December 31, 2015, a decrease of $61.2 million. This decrease is primarily due to the lower level of cash provided by working capital, including the negative working capital impacts of accounts receivable, deferred revenue and accounts payable and accrued liabilities in 2016 as compared to 2015.

Cash provided by operating activities for the year ended December 31, 2015 was $119.9 million as compared to cash provided by operating activities of $175.0 million for year ended December 31, 2014, a decrease of $55.1 million. This decrease is primarily due to the negative working capital impact of deferred revenue and customer deposits, associated with a deposit received in 2014 related to a remote accommodations project.

Cash Flows from Investing Activities

Cash used in investing activities for the year ended December 31, 2016 was $30.2 million as compared to $193.2 million for the year ended December 31, 2015, a decrease of $163.0 million. This decrease was principally the result of a decrease in cash used of $107.9 million for the purchase of rental equipment. WSII incurred capital expenditures for the purchase of rental equipment of $69.1 million and $177.0 million during the years ended December 31, 2016 and 2015, respectively. The decrease in capital expenditures was primarily due to a reduction of modular capital expenditures in the US from the higher level experienced in 2015 as a result of strategic capital improvements to existing fleet units and due to reduced remote accommodations capital expenditures, from the higher than usual prior year capital expenditures related to a new facility. In addition, WSII received net proceeds from the repayment of notes due from affiliates of $12.2 million during the year ended December 31, 2016 compared to lending on notes due from affiliates of $25.2 million during the year ended December 31, 2015.

Cash used in investing activities for the year ended December 31, 2015 was $193.2 million as compared to $142.5 million for the year ended December 31, 2014, an increase of $50.7 million. This increase in cash used in investing activities was principally the result of an increase in cash used of $68.8 million for the purchase of rental equipment as a result of the strategic capital improvements made in the US in 2015 and the effects of lower sales of rental equipment. WSII incurred capital expenditures for the purchase of rental equipment of $177.0 million and $108.2 million during the years ended December 31, 2015 and 2014, respectively. WSII received proceeds from the sale of rental equipment of $15.7 million and $24.8 million during the years ended December 31, 2015 and 2014, respectively. In addition, WSII decreased net lending on notes due from affiliates to $25.2 million during the year ended December 31, 2015 compared to net lending on notes due from affiliates of $50.7 million during the year ended December 31, 2014.

Cash Flows from Financing Activities

Cash used in financing activities for the year ended December 31, 2016 was $31.4 million as compared to $76.8 million cash provided in financing activities for the year ended December 31, 2015, a decrease of $108.2 million. This decrease is a result of the repayment in excess of borrowings in 2016 compared to borrowings in excess of repayments in 2015.

Cash provided in financing activities for the year ended December 31, 2015 was $76.8 million as compared to cash used in financing activities of $37.0 million for the year ended December 31, 2014, an increase of $113.8 million. This increase was primarily due to a $106.4 million increase in the level of net receipts from the ABL Revolver in 2015 compared to net borrowing 2014.

WSII’s financing activities are more fully disclosed in Notes 9 and 10 of WSII’s consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Contractual Obligations

The following table presents information relating to WSII’s contractual obligations and commercial commitments as of September, 2017 after giving effect to the ABL Revolver, as amended (in thousands):

	Total	Less than 1 year	Between 1 and 5 years	More than 5 years
Long-term indebtedness, including current portion and interest (a)	$759,662	$711,256	$18,339	$30,067
Due to affiliates (a)	841,044	65,556	775,488	—
Capital lease obligations	23,047	1,977	4,955	16,115
Operating lease obligations	67,345	18,879	35,053	13,413
	$1,691,098	$797,668	$833,835	$59,565

(a)           As more fully disclosed in Notes 6 and 7 of WSII’s September 30, 2017 consolidated financial statements included elsewhere in this Current Report on Form 8-K, long-term indebtedness includes borrowings and interest under WSII’s Notes due to affiliates, ABL Revolver, as amended, other debt, and financing obligations.

Off-Balance Sheet Arrangements

WSII has no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Qualitative and Quantitative Disclosure about Market Risk

WSII’s primary ongoing market risks relate to foreign currency exchange rates and changes in interest rates.

Foreign Currency Risk

WSII maintains notes receivable and loan payable agreements with related parties which are denominated in currencies other than the functional currency of holder. WSII recognizes the unrealized foreign currency gains and losses on these arrangements in currency transaction gain (loss) on the consolidated statements of comprehensive income. WSII’s primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the following US dollar/Euro, US dollar/British pound sterling, US dollar/Canadian dollar, and US dollar/Australian dollar.

Interest Rate Risk

Borrowings under the Existing ABL Revolver are subject to variable rates. Interest rate changes generally impact the amount of WSII’s interest payments and, therefore, its future earnings and cash flows, assuming other factors are held constant. An increase in interest rates by 100 basis points on WSII’s variable rate debt would increase annual interest expense by approximately $6.6 million.

Seasonality

Although demand from certain of WSII’s customers is seasonal, WSII’s operations, as a whole, are not impacted in any material respect by seasonality.

Impact of Inflation

WSII believes that inflation has not had a material effect on its results of operations.

Critical Accounting Policies

WSII’s discussion and analysis of its financial condition, results of operations, liquidity and capital resources is based on its consolidated financial statements, which have been prepared in accordance with GAAP. GAAP requires that WSII make estimates and judgments that affect the reported amount of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. WSII bases these estimates on historical experience and on various other assumptions that it considers reasonable under the circumstances. WSII reevaluates its estimates and judgments. The actual results experienced by it may differ materially and adversely from its estimates. WSII believes that the following critical accounting policies involve a higher degree of judgment or complexity in the preparation of financial statements.

Revenue Recognition

WSII generates revenue from leasing rental equipment, delivery, installation, maintenance and removal services, remote accommodations services, including other services related to accommodations services, and sales of new and used rental equipment. WSII enters into arrangements with a single deliverable as well as multiple deliverables. Revenue under arrangements with multiple deliverables is recognized separately for each unit of accounting with the arrangement consideration allocated based on the relative selling price method. To the extent that multiple contracts with a single counter party are entered into, management considers whether they should be considered as one contract for accounting purposes.

Modular leasing and services revenue

Income from operating leases is recognized on a straight-line basis over the lease term. Delivery, installation, maintenance and removal services associated with rental activities are recognized upon completion of the related services.

WSII’s lease arrangements typically include lease deliverables such as the lease of modular space or portable storage units and related services including delivery, installation, maintenance and removal services. Arrangement consideration is allocated between lease deliverables and non-lease deliverables based on the relative estimated selling (leasing) price of each deliverable. Estimated selling (leasing) price of the lease deliverables and non-lease deliverables is based upon the best estimate of selling price method.

When leases and services are billed in advance, recognition of revenue is deferred until services are rendered. If equipment is returned prior to the contractually obligated period, the excess, if any, between the amount the customer is contractually required to pay over the cumulative amount of revenue recognized to date, is recognized as incremental revenue upon return.

Rental equipment is used generally under operating leases and, from time to time, under sales-type lease arrangements. Operating lease minimum contractual terms generally range from 1 month to 60 months, and averaged approximately 10 months for the year ended December 31, 2016.

Remote accommodations revenue

Revenue related to remote accommodations such as lodging and related ancillary services is recognized in the period in which services are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue may be deferred and recognized on a straight-line basis over the contract. Arrangement consideration is allocated between lodging and services based on the relative estimated selling (leasing) price of each deliverable. Estimated price of the lodging and services deliverables is based on the price of lodging and services when sold separately or based upon the best estimate of selling price method.

Sales revenue

Sales revenue is primarily generated by the sale of new and used units. Revenue from the sale of new and used units is recognized upon delivery when there is evidence of an arrangement, the significant risks and rewards of ownership have been transferred to the buyer, the price is fixed and determinable and collectability is reasonably assured.

A portion of WSII’s results are derived from long-term contracts to customers for the sale of equipment and provision of services. Revenue under these construction-type contracts is generally recognized using percentage of completion accounting. Construction-type contract revenue includes the initial amount agreed in the contract plus any variations in contract work, claims and incentive payments to the extent that it is probable that those variations will result in revenue and can be measured reliably. When the outcome of a construction contract can be estimated reliably, contract revenue and expenses are recognized in profit or loss in proportion to the stage of completion of the contract determined by reference to the proportion of the costs incurred to date compared to estimated total costs under the contract. When the outcome of a construction contract cannot be estimated reliably, contract revenue is recognized only to the extent of contract costs incurred that are likely to be recoverable. An expected loss on a contract is recognized immediately in profit or loss when it becomes evident. For each construction contract in progress, a single asset (costs in excess of billings) or liability (deferred revenue) is presented for the total of costs incurred and recognized profits, net of progress payments and recognized losses, in trade receivables or deferred revenue.

Goodwill

WSII evaluates goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a Business Combination is allocated to each of WSII’s reporting units that are expected to benefit from the combination. WSII evaluates changes in its reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of WSII’s reporting units change, goodwill is reassigned between reporting units using the relative fair value allocation approach.

WSII performs the annual impairment test of goodwill at October 1. In addition, WSII performs qualitative impairment tests during any reporting period in which events or changes in circumstances quantitatively indicate that impairment may have occurred. Management judgment is a significant factor in the goodwill impairment evaluation process. The computations require management to make estimates and assumptions. Actual values may differ significantly from these assumptions, particularly if there are significant adverse changes in the operating environment of WSII’s reporting units.

In assessing the fair value of reporting units, WSII considers the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. While the market prices are not an assumption, a presumption that they provide an indicator of the value of the reporting unit is inherent in the valuation. The determination of the comparable companies also involves a degree of judgment. Earnings multiples used in the market approach ranged from 6.0 to 6.5 for the 2016 analysis. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach relies on the timing and estimates of future cash flows, which are based on management’s estimates of economic and market conditions over the projected period, including growth rates in revenue, operating margins, capital expenditures and tax rates. The cash flows are based on WSII’s most recent business operating plans and various growth rates have been assumed for years beyond the current business plan period. The income approach also relies upon the selection of an appropriate discount rate, which is based on a weighted-average cost of capital analysis. The discount rate is affected by changes in short-term interest rates and long-term yield as well as variances in the typical capital structure of marketplace participants. Given current economic conditions, it is possible that the discount rate will fluctuate in the near term. The weighted-average costs of capital used to discount the cash flows for the 2016 analysis were 10.0% and 10.5% for Canada and Mexico, respectively.

Management believes the two approaches are appropriate valuation techniques with values that have historically been weighted equally. However, the weighting of the income approach was increased during the 2016 analysis to 100% and 60% for Canada and Mexico, respectively, as a result of the declining operating results therein. The 2016 analysis resulted in the impairment of the remaining goodwill recorded on the Mexican reporting unit, see note 7 in WSII’s 2016 consolidated financial statements. The calculated fair value of the Canadian reporting unit was in excess of its $285.6 million carrying value, including goodwill of $56.8 million, by approximately 23.9%.

If the carrying amount of the reporting unit exceeds the calculated fair value, the implied fair value of the reporting unit’s goodwill is determined. WSII allocates the fair value of the reporting unit to the respective assets and liabilities of the reporting unit as if the reporting unit had been acquired in separate and individual Business Combinations and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to their respective assets and liabilities is the implied fair value of goodwill. An impairment charge is recognized to the extent the carrying amount of goodwill exceeds the implied fair value.

Rental Equipment

Rental equipment (rental fleet) is comprised of assets held for rental and on rental to customers and remote accommodations buildings and facilities which are in use or available to be used by customers. Items of rental fleet are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and betterments to rental equipment are capitalized when such costs extend the useful life of the equipment or increase the rental value of the unit. Costs incurred for equipment to meet a particular customer specification are capitalized and depreciated over the lease term. Maintenance and repair costs are expensed as incurred.

Depreciation of rental fleet assets is computed using the straight-line method over estimated useful lives and considering the residual value of those assets, as follows:

	Estimated Useful Life	Residual Value
Modular fleet	10 - 20 years	20 - 50%
Remote accommodations	15 years	0 - 25%
Other related rental equipment	2 - 7 years	0%

The useful lives and residual values vary based on the type of rental equipment and unit, local operating conditions and local business practices.

Receivables and Allowances for Doubtful Accounts

Receivables primarily consist of amounts due from customers from the lease or sale of modular space and portable storage units and their delivery and installation, VAPS and remote accommodations contracts. The trade accounts receivable are recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is based upon the amount of losses expected to be incurred in the collection of these accounts. The estimated losses are based upon a review of outstanding receivables, including specific accounts and the related aging, and on historical collection experience. Specific accounts are written off against the allowance when management determines the account is uncollectible.

Reserves and Contingencies

WSII maintains reserves in a number of areas to provide coverage against exposures that arise in the ordinary course of business. These reserves cover areas such as uninsured losses, termination liabilities and reorganization activities. WSII recognizes or discloses a reserve when an assessment of the risk of loss is probable and can be reasonably estimated. Significant judgment is involved in determining whether these conditions are met. If WSII determines these conditions are not met, no reserves are recognized. Reserves are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and, if appropriate, the risks specific to the obligation. Significant judgment is involved in assessing the exposures in these areas and hence in setting the level of the required reserve.

Income Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws and the amount and timing of future taxable income. Differences arising between the actual results and the assumptions made in such interpretation, or future changes to such assumptions, could necessitate future adjustments to tax benefit and expense already recorded. WSII establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on GAAP guidance for uncertainty in income taxes. The ultimate resolution of tax audits and interpretations of tax regulations could necessitate future adjustments to provisions established, which would likely affect WSII’s income tax benefit expense and profit (loss).

Deferred tax assets are recognized for all unused tax losses to the extent that it is more likely than not that taxable profit will be available against which the losses can be utilized. Significant judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, WSII believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Please refer to the section entitled Recently Issued Accounting Standards under Note 1—Summary of Significant Account Policies in the notes to the 2016 consolidated financial statements of WSII included elsewhere in this Current Report on Form 8-K for additional information on recently issued accounting standards and its plans for adoption of those standards.

Reconciliation of non-GAAP Financial Measures

The following presents definitions and reconciliations to the nearest comparable GAAP measure of certain WSII non-GAAP financial measures used in this Current Report on Form 8-K.

WSII defines EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. WSII’s Adjusted EBITDA for the historical periods presented was calculated, prior to the completion of the Business Combination,  in accordance with WSII’s ABL revolver, as amended, and the Algeco Group’s Senior Secured Notes. WSII’s Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what WSII considers transactions or events not related to its core business operations:

• Currency losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.

• Change in fair value of contingent consideration related to non-cash changes in fair value of an acquisition related earnout agreement.

• Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.

• Restructuring costs associated with restructuring plans designed to streamline operations and reduce costs.

• Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, and non-cash charges for WSII’s share-based compensation plans.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider such measures either in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WSII’s results as reported under GAAP. Some of these limitations are:

• EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for WSII’s working capital needs;

• EBITDA and Adjusted EBITDA do not reflect WSII’s interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

• EBITDA and Adjusted EBITDA do not reflect WSII’s tax expense or the cash requirements to pay WSII’s taxes;

• EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

• EBITDA and Adjusted EBITDA do not reflect the impact on earnings or changes resulting from matters that WSII considers not to be indicative of WSII’s future operations;

• although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

• other companies in WSII’s industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to WSII to reinvest in the growth of its business or as measures of cash that will be available to meet its obligations. The following table provides an unaudited reconciliation of Net loss to EBITDA and Adjusted EBITDA on a historical and a pro forma basis:

	Year Ended December 31,			Nine Months Ended September 30,
	2014	2015	2016	2016	2017
	(in thousands)
Net loss	$(88,607)	$(71,587)	$(30,936)	$(5,653)	$(24,432)
Income tax benefit	(13,177)	(41,604)	(10,958)	(5,506)	(9,630)
Interest expense, net	82,917	83,039	86,789	64,262	76,996
Depreciation & amortization	122,418	136,892	119,329	91,203	80,897
EBITDA	103,551	106,740	164,224	144,306	123,831
Currency losses (gains), net	17,557	12,122	13,098	5,803	(12,875)
Change in fair value of contingent considerations	48,515	(50,500)	(4,581)	(4,581)	—
Goodwill and other impairment charges	2,849	118,840	5,532	—	—
Restructuring costs	681	9,185	2,810	2,019	3,697
Loss on extinguishment of debt	2,324	—	—	—	—
Other Expense (a)	$5,944	$7,904	$9,869	$8,440	$7,430
Adjusted EBITDA	$181,421	$204,291	$190,952	$155,987	$122,083

(a)                                 Represents primarily acquisition-related costs such as advisory, legal, valuation and other professional fees in connection with actual or potential business combinations, which are expensed as incurred, but do not reflect ongoing costs of the business.

WSII defines Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit is not a measurement of WSII’s financial performance under GAAP and should not be considered as an alternative to gross profit or other performance measure derived in accordance with GAAP. In addition, WSII’s measurement of Adjusted Gross Profit may not be comparable to similarly titled measures of other companies. WSII’s management believed that the presentation of Adjusted Gross Profit provides useful information to investors regarding WSII’s results of operations because it assists in analyzing the performance of WSII’s business. The following table provides an unaudited reconciliation of gross profit to Adjusted Gross Profit on a historical and a pro forma basis:

	Year Ended December 31,			Nine Months Ended September 30,
	2014	2015	2016	2016	2017
	(in thousands)
Gross profit	$248,848	$241,975	$230,215	$181,323	$155,205
Depreciation on rental equipment	89,597	108,024	105,281	80,586	71,398
Adjusted Gross Profit	$338,445	$349,999	$335,496	$261,909	$226,603

WSII defines Net Capital Expenditures for Rental Equipment as capital expenditures for purchases of rental equipment, reduced by proceeds from the sale of rental equipment. WSII’s management believed that the presentation of Net Capital Expenditures for Rental Equipment in this Current Report on Form 8-K provides useful information to investors regarding the net capital invested into WSII’s rental fleet each year to assist in analyzing the performance of WSII’s business. The following table provides an unaudited reconciliation of Gross Capital Expenditures for Purchases of Rental Equipment to Net Capital Expenditures for Rental Equipment:

	Year Ended December 31,			Nine Months Ended September 30,
	2014	2015	2016	2016	2017
	(in thousands)
Purchase of rental equipment	$(108,245)	$(176,972)	$(69,070)	$(47,526)	$(82,276)
Proceeds from sale of rental equipment	24,825	15,661	26,636	21,286	18,750
Net Capital Expenditures for Rental Equipment	$(83,420)	$(161,311)	$(42,434)	$(26,240)	$(63,526)

Properties

The information set forth in the subsection “Business—Properties” under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Security Ownership of Certain Beneficial Ownership and Management

The following table sets forth information regarding the beneficial ownership of our shares of Class A common stock (the “Class A Shares”) and Class B common stock (the “Class B Shares” and together with our Class A Shares, our “Common Shares”)) as of December 5, 2017 by:

•                  each person who is the beneficial owner of more than 5% of our Common Shares;

•                  each person who became an executive officer or director of the Company at closing; and

•                  all executive officers and directors of the Company as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Shares is based on 84,644,774 Class A Shares and 8,024,419 Class B Shares issued and outstanding as of November 30, 2017.

The beneficial ownership percentages set forth in the table below do not take into account (i) the issuance of any Class A

Shares (or options to acquire Class A Shares) under the Incentive Plan and (ii) the issuance of any Class A Shares upon the exercise of outstanding warrants to purchase up to a total of approximately 34,750,000 Class A Shares.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all Common Shares beneficially owned by them. To the Company’s knowledge, no Common Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Class A Shares		Class B Shares
Name and Address of Beneficial Owner	Number of Shares	%	Number of Shares	%

Current Directors and Executive Officers(1)
Bradley L. Soultz	—	*	—	*
Timothy D. Boswell	—	*	—	*
Bradley L. Bacon	—	*	—	*
Sally J. Shanks	—	*	—	*
Gerard Holthaus(2)	300,000	*	—	*
Gary Lindsay	—	*	—	*
Stephen Robertson(3)	—	*	—	*
Mark Bartlett	—	*	—	*
Jeff Sagansky(4)	—	*	—	*
Fredric D. Rosen(5)	25,000	*	—	*
Five Percent Holders
Wellington Management Group LLP(6)	7,284,150	8.6%	—	*
TDR Investor(3)	43,268,901	51.1%	—	*
Algeco Global(7)	8,024,419	8.7%	8,024,419	100%

* Less than one percent

(1)         Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below and subject to applicable community property and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.  Unless otherwise noted, the business address of each of the shareholders listed is 901 S. Bond Street, #600, Baltimore, Maryland 21231.

(2)         Represents 300,000 shares of our Class A common stock transferred to Mr. Holthaus by the TDR Investor pursuant to an agreement between Mr. Holthaus and the TDR Investor.

(3)         TDR Capital is manager of the investment fund which is the ultimate beneficial owner of the TDR Investor (the “Fund”). TDR Capital controls all of the Fund’s voting rights in respect of its investments and no one else has equivalent control over the investments. The investors in the Fund are passive investors (as they are limited partners) and no investor directly or indirectly beneficially owns 20% or more of the shares or voting rights through their investment in the Fund. TDR Capital is run by its board and investment committee which consists of the partners of the firm. Mr. Robertson may be deemed to beneficially own the securities held by the TDR Investor through his ability to either vote or direct the vote of the securities or dispose or direct the disposition of the securities, either through his role at the Fund, contract, understanding or otherwise. Mr. Robertson disclaims beneficial ownership of such securities, if any, except to the extent of his pecuniary interests therein, as applicable. This amount reflects the transfer of 300,000 shares of Class A common stock to Mr. Holthaus immediately following the closing of the Business Combination and excludes shares and warrants held in escrow as of the closing that may be released to the TDR Investor in accordance with the Earnout Agreement and the Escrow Agreement and any shares held by Algeco Global. See footnote 7.

(4)         Excludes 6,337,500 founder shares held by Double Eagle Acquisition LLC over which Mr. Sagansky has voting and investment power and 6,087,500 founder shares held by Harry E. Sloan, which were deposited in escrow at the closing of the Business Combination and will be released to the Founders and/or to the TDR Investor in accordance with the terms of the Earnout Agreement and the Escrow Agreement. While such shares are held in escrow the Founders will not have the ability to transfer or vote such shares.

(5)         Reflects shares held by Mr. Rosen prior to the closing of the Business Combination that were automatically converted from Class B ordinary shares in Double Eagle to Class A shares of our common stock in connection with Double Eagle’s redomestication immediately prior to the closing of the Business Combination.

(6)         According to a Schedule 13G/A filed October 10, 2017 on behalf of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively “WMG”), WMG has beneficial ownership over the shares reported. The business address of this shareholder is 280 Congress Street, Boston, MA 02210.

(7)         Reflects all outstanding Class B Shares, giving effect to the transfer on November 29, 2017 by Algeco Holdings of all of its Class B Shares received in the Business Combination to Algeco Global and the number of Class A Shares Algeco Global may receive by exercising its rights under the Exchange Agreement. Algeco Global is controlled by TDR Capital.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the Business Combination is set forth in the section entitled “Management of WSC Following the Business Combination” beginning on page 213 of the Proxy, and is incorporated herein by reference.

Executive Compensation

The compensation of WSII’s named executive officers before and after the Business Combination is set forth in the section entitled “Business of Williams Scotsman—WSII Executive Compensation” beginning on page 177 of the Proxy, and is incorporated herein by reference.

Certain Relationships and Related Party Transactions

The description of certain relationships and related transactions is included in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 226 of the Proxy, which is incorporated herein by reference.

The information set forth in the sections entitled “Subscription Agreement,” “Earnout Agreement,” “Transition Services Agreement,” “Registration Rights Agreement,” “Holdco Acquiror Shareholders Agreement” and “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Director Independence

The listing standards of Nasdaq require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Mark S. Bartlett, Gerard E. Holthaus, Frederic D. Rosen and Jeff Sagansky, being a majority of the directors on our Board, have been declared independent by the Board pursuant to the rules of Nasdaq.

Legal Proceedings

A description of our legal proceedings is included in the subsection “Business—Legal Proceedings and Insurance” under Item 2.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Information about the market price, number of stockholders and dividends for Double Eagle’s and WSII’s securities is set forth in the Proxy in the section entitled “Market Price and Dividend Information” beginning on page 42 of the Proxy, which is incorporated herein by reference. The table below includes the high and low sales prices of Double Eagle’s units and our common stock and warrants since the date reflected in the Proxy. As of the closing date of the Business Combination there were seven holders of record of the Company’s Class A common stock.

	Units		Ordinary shares		Warrants
	High	Low	High	Low	High	Low
November 2017	12.25	9.56	11.05	9.45	1.11	0.58
December 2017 (through December 4, 2017)	n/a	n/a	12.13	10.58	1.05	0.91

In connection with the closing of the Business Combination, our Class A shares of common stock and warrants began trading on Nasdaq under the symbols “WSC” and “WSCWW,” respectively. Double Eagle’s public units automatically separated into their component securities upon consummation of the Business Combination and, as a result, no longer trade as  a separate security and were delisted from Nasdaq.

Description of the Company’s Securities

A description of the Company’s securities is included in the section entitled “Description of Securities” beginning on page 235 of the Proxy, and is incorporated herein by reference.

The Company has authorized 400,000,000 shares of Class A common stock with a par value of $0.0001 per share and 100,000,000 shares of Class B common stock with a par value of $0.0001 per share. The Company’s outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable. As of the Closing Date, there were 84,644,774 Class A Shares and 8,024,419 Class B Shares outstanding, held of record by seven and two holders, respectively and 69,500,000 warrants outstanding held of record by nine holders. Such numbers do not include DTC participants or beneficial owners holding shares or warrants through nominee names.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in the section entitled “Management of WSC Following the Business Combination—Limitation on Liability and Indemnification Matters” on page 217 of the Proxy, which is incorporated herein by reference.

The information set forth in the section entitled “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K under “ABL Facility” and “Indenture” is incorporated herein by reference.

Item 3.02              Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K under “Subscription Agreement” is incorporated herein by reference.

Item 3.03.             Material Modification to Rights of Security Holders.

On November 29, 2017, in connection with the consummation of the Business Combination, the Company was redomesticated from the Cayman Islands to the State of Delaware. The material terms of the Company’s Certificate of Incorporation and Bylaws and the general effect upon the rights of holders of the Company’s common stock are included in the section entitled “Comparison of Corporate Governance and Shareholder Rights” beginning of page 149 of the Proxy, which is incorporated herein by reference.

Copies of the Certificate of Incorporation and Bylaws of the Company are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 4.01.             Change in the Registrant’s Certifying Accountant.

(a)         Dismissal of independent registered public accounting firm

On November 29, 2017, the Board approved the dismissal of WithumSmith+Brown, PC (“Withum”) as our independent registered public accounting firm. We communicated to Withum the Board’s decision on November 29, 2017. The reports of Withum on our financial statements as of and for the two most recent fiscal years (ended December 31, 2016 and December 31, 2015) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles except as follows: such audit report contained an explanatory paragraph in which Withum expressed substantial doubt as to Double Eagle’s ability to continue as a going concern if Double Eagle does not complete a business combination by September 16, 2017.

During our two most recent fiscal years (ended December 31, 2016 and December 31, 2015) and the subsequent interim period through November 29, 2017, there were no disagreements between us and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on our financial statements for such years.

During our two most recent fiscal years (ended December 31, 2016 and December 31, 2015) and the subsequent interim period through November 29, 2017, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

We have provided Withum with a copy of the foregoing disclosures and have requested that Withum furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us set forth above. A copy of Withum’s letter, dated December 5, 2017, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b)         Engagement of new independent registered public accounting firm

On November 29, 2017, the Board approved the engagement of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017, effective November 29, 2017 upon the completion of E&Y’s independence review. During our two most recent fiscal years (ended December 31, 2016 and December 31, 2015) and the subsequent interim period through November 29, 2017, neither we, nor anyone on our behalf consulted with E&Y, on behalf of us, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the instructions thereto, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

Item 5.01.             Changes in Control of the Registrant.

The disclosure set forth under “Introductory Note,” “Item 1.01. Entry into a Material Definitive Agreement — Holdco Acquiror Exchange Agreement” and “Item 2.01. Completion of Acquisition or Disposition of Assets” above is incorporated in this Item 5.01 by reference.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

Information with respect to the Company’s directors and executive officers immediately before and after the consummation of the Business Combination is set forth in the Proxy in the section entitled “Management of WSC Following the Business Combination” beginning on page 213, which is incorporated herein by reference. Each of the directors and executive officers of Double Eagle resigned, effective November 29, 2017 concurrent with the closing of the Business Combination, with the exception of Messrs. Sagansky and Rosen in respect of their positions on our Board.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Directors and

Executive Officers,” “—Executive Compensation” and “—Director Compensation” and under “Item 1.01. Entry into a Material Definitive Agreement—2017 Incentive Award Plan,” “—Employment Agreement with Bradley L. Soultz” and   “—Employment Agreement with Timothy D.  Boswell” of this Current Report on Form 8-K is incorporated herein by reference.

In addition, on November 23, 2017, the boards of managers of A/S Holdings and Algeco Global approved bonus payments to certain key employees of the Algeco Group, including our Chief Executive Officer, Bradley Soultz, in connection with the closing of the business combination. Mr. Soultz received $225,000.

Item 5.03.                                        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated in this Item 5.03 by reference.

Item 5.05                                           Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On November 29, 2017, in connection with the closing of the Business Combination, the Board approved and adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”). The Code of Ethics applies to the Company’s chief executive officer, principal financial officer, principal accounting officer, and controller (each, a “Covered Officer”). In addition to other policies and procedures adopted by the Company, the Covered Officers are subject to the Company’s Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all officers, directors and employees of the Company and its subsidiaries.  The Code of Ethics and the Code of Conduct replaced the Code of Ethics of Double Eagle (the “Double Eagle Code of Ethics”), which was previously adopted by Double Eagle in connection with its initial public offering in August 2015.

The Code of Ethics reflects (among other matters) amendments, clarifications, revisions and updates in relation to (i) the general principles and standards of ethical conduct of the Covered Officers designed to deter wrongdoing, (ii) the responsibility of the Covered Officers regarding public disclosure of the Company’s public communications, including, but not limited to, the full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC, (iii) the Covered Officers’ internal control over financial reporting and record keeping, (iv) internal procedures for the reporting of violations of the Code of Ethics, and (v) requests for waivers and amendments of the Code of Ethics. The amendments, clarifications, revisions and updates reflected in the Code of Ethics did not relate to or result in any waiver, explicit or implicit, of any provision of the Double Eagle Code of Ethics.

A copy of the Code of Ethics is available in the Investor Relations section of the Company’s website (https://investors.willscot.com/) under the heading “Our Company / Corporate Governance.” The information contained on or accessible through the Company’s website shall not be deemed to be a part of this Current Report on Form 8-K and is not incorporated herein by reference.

The foregoing description of the updates to our Code of Ethics does not purport to be complete and is qualified in its entirety by reference to the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, attached hereto as Exhibit 14.1 and incorporated herein by reference.

Item 5.06.                                        Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an “initial business combination” as required by Double Eagle’s organizational documents, the Company ceased to be a shell company upon the closing of the Business Combination. The material terms of the Business Combination are described in the section entitled “The Business Combination Proposal” beginning on page 74 of the Proxy, and is incorporated herein by reference.

Item 8.01.             Other Events.

On November 29, 2017, the Company issued a press release announcing the consummation of the Business Combination, which is included in this Current Report on Form 8-K as Exhibit 99.4.

Item 9.01.             Financial Statements and Exhibits.

(a) Financial statements of the business acquired

The consolidated financial statements of WSII and it subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 are attached hereto as Exhibit 99.1 and incorporated herein by reference.

The financial statements of WSII and its subsidiaries for the nine months ended September 30, 2017 are attached hereto as Exhibit 99.2 and incorporated herein by reference.

(b) Pro Forma Financial Information

Certain pro forma financial information of the Company is attached hereto as Exhibit 99.3 and incorporated herein by reference.

(c)  Exhibits

Exhibit No.	Exhibit Description
3.1	Certificate of Incorporation of WillScot Corporation
3.2	Bylaws of WillScot Corporation
10.1	ABL Credit Agreement dated November 29, 2017, by and among WSII, Willscot Equipment II, LLC, Williams Scotsman of Canada, Inc., the Holdco Acquiror, and the lenders named therein
10.2	Indenture dated November 29, 2017, by and among WSII, the Note Guarantors and the Trustee and Collateral Agent
10.3	Form of Global Note evidencing WSII’s 7.875% Senior Secured Notes due 2022
10.4	Subscription Agreement dated November 29, 2017 by and between the Company and the TDR Investor
10.5	Earnout Agreement dated November 29, 2017 by and among the TDR Investor and the Founders
10.6	Escrow Agreement dated November 29, 2017 by and among the Company, the Founders, the TDR Investor and the escrow agent named therein
10.7	Transition Services Agreement dated November 29,2017 by and among WSII, the Holdco Acquiror and Algeco Global
10.8	Amended and Restated Registration Rights Agreement dated November 29, 2017 by and among the Company, the TDR Investor, A/S Holdings and the other parties named therein
10.9	IP Agreement dated November 29, 2017 by and among WSII, A/S Holdings, and the Holdco Acquiror
10.10	Holdco Acquiror Shareholders Agreement dated November 29, 2017 by and among the Company, A/S Holdings, and the Holdco Acquiror
10.11	Holdco Acquiror Exchange Agreement dated November 29, 2017 by and among the Company, A/S Holdings, and the Holdco Acquiror
10.12	Form of Indemnification Agreement
10.13	WillScot 2017 Incentive Award Plan
10.14	Employment Agreement with Bradley L. Soultz
10.15	Employment Agreement with Timothy D. Boswell
10.16	Employment Letter with Bradley L. Bacon
14.1	Code of Ethics for the Chief Executive Officer and Senior Financial Officers, effective November 29, 2017
16.1	Letter from WithumSmith+Brown, PC to the SEC, dated December 5, 2017
21.1	Subsidiaries of the registrant
99.1	Financial statements of WSII as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014
99.2	Financial statements of WSII for the nine months ended September 30, 2017 and 2016
99.3	Unaudited Pro Forma Condensed Financial Information of WSC at September 30, 2017 and December 31, 2016 and for the nine months ended September 30, 2017
99.4	Press release, dated November 29, 2017

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Certificate of Incorporation of WillScot Corporation
3.2	Bylaws of WillScot Corporation
10.1	ABL Credit Agreement dated November 29, 2017, by and among WSII, Willscot Equipment II, LLC, Williams Scotsman of Canada, Inc., the Holdco Acquiror, and the lenders named therein
10.2	Indenture dated November 29, 2017, by and among WSII, the Note Guarantors and the Trustee and Collateral Agent
10.3	Form of Global Note evidencing WSII’s 7.875% Senior Secured Notes due 2022
10.4	Subscription Agreement dated November 29, 2017 by and between the Company and the TDR Investor
10.5	Earnout Agreement dated November 29, 2017 by and among the TDR Investor and the Founders
10.6	Escrow Agreement dated November 29, 2017 by and among the Company, the Founders, the TDR Investor and the escrow agent named therein
10.7	Transition Services Agreement dated November 29,2017 by and among WSII, the Holdco Acquiror and Algeco Global
10.8	Amended and Restated Registration Rights Agreement dated November 29, 2017 by and among the Company, the TDR Investor, A/S Holdings and the other parties named therein
10.9	IP Agreement dated November 29, 2017 by and among WSII, A/S Holdings, and the Holdco Acquiror
10.10	Holdco Acquiror Shareholders Agreement dated November 29, 2017 by and among the Company, A/S Holdings, and the Holdco Acquiror
10.11	Holdco Acquiror Exchange Agreement dated November 29, 2017 by and among the Company, A/S Holdings, and the Holdco Acquiror
10.12	Form of Indemnification Agreement
10.13	WillScot 2017 Incentive Award Plan
10.14	Employment Agreement with Bradley L. Soultz
10.15	Employment Agreement with Timothy D. Boswell
10.16	Employment Letter with Bradley L. Bacon
14.1	Code of Ethics for the Chief Executive Officer and Senior Financial Officers, effective November 29, 2017
16.1	Letter from WithumSmith+Brown, PC to the SEC, dated December 5, 2017
21.1	Subsidiaries of the registrant
99.1	Financial statements of WSII as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014
99.2	Financial statements of WSII for the nine months ended September 30, 2017 and 2016
99.3	Unaudited Pro Forma Condensed Financial Information of WSC at September 30, 2017 and December 31, 2016 and for the nine months ended September 30, 2017
99.4	Press release, dated November 29, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WillScot Corporation

	By:	/s/ Bradley Bacon
Dated: December 5, 2017		Name: Bradley Bacon
Title: Vice President, General Counsel & Corporate Secretary